Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

DUKE ACQUISITION HOLDINGS, LLC,

DUKE ACQUISITION, INC.,

MACDERMID AMERICAS ACQUISITIONS INC.,

and

OM GROUP, INC.

dated as of May 31, 2015

- i -

(continued)

- ii -

(continued)

- iii -

(continued)

		Page
Section 11.1	Cross References	95
Section 11.2	Certain Terms Defined	98
Section 11.3	Other Definitional and Interpretative Provisions	111

- iv -

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 31, 2015, by and among Duke Acquisition Holdings, LLC, a Delaware limited liability company (“Parent”), Duke Acquisition, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), MacDermid Americas Acquisitions Inc., a Delaware corporation (“Carve-out Buyer”), and OM Group, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company Board has unanimously (i) determined that this Agreement and the consummation of the Merger are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement, the other Transaction Documents to which it is a party and the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Merger and the transactions related thereto, including the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Company Common Stock (such Company Common Stock issued and outstanding immediately prior to the Effective Time, collectively, the “Shares”), other than any Dissenting Shares or Shares owned by Parent or any direct or indirect wholly owned Subsidiaries of Parent and any shares of Company Common Stock held in the treasury of the Company, will be converted into the right to receive the Merger Consideration, (iii) recommended to the Company’s stockholders that they adopt this Agreement in accordance with the Restated Certificate of Incorporation and the By-Laws (each as defined below) and the DGCL, and (iv) directed that such matter be submitted to the Company’s stockholders at the Special Meeting for adoption.

WHEREAS, the Board of Managers of Parent and the Board of Directors of Merger Sub have unanimously approved this Agreement, the other Transaction Documents to which Parent or Merger Sub is a party, as the case may be, and the consummation of the Merger and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement, the other Transaction Documents to which Parent or Merger Sub is a party, as the case may be, and to consummate the Merger, Parent’s Financing and the other Transactions (and, promptly following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, will adopt this Agreement).

WHEREAS, as consideration for the Company’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, (i) Guarantor A and Platform Specialty Products Corporation (“Guarantor P”) have executed and delivered to the Company a limited guaranty, pursuant to which Guarantor A and Guarantor P have agreed to guarantee certain of the obligations of Parent and Merger Sub hereunder (on the terms and conditions set forth therein the “Limited Guaranty”).

WHEREAS, Carve-out Buyer, Parent and the Company (as the Surviving Corporation) desire to consummate a series of transactions following the Closing contemplated by this Agreement, whereby Parent shall sell, or shall cause the sale, to the Carve-out Buyer, and the Carve-out Buyer shall acquire from the Surviving Corporation and its Subsidiaries, the assets and entities comprising the SC Business (the “Carve-out Transaction”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, upon the terms and subject to the conditions of this Agreement, the parties to this Agreement hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation and a wholly owned subsidiary of Parent. The Company as the surviving corporation in the Merger is referred to in this Agreement as the “Surviving Corporation.”

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Jones Day, North Point, 901 Lakeside Avenue, Cleveland, Ohio, as soon as practicable, but in no event later than 10:00 a.m. on the second Business Day after the satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction or waiver of any such condition) set forth in Article VIII; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VIII (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction or waiver of any such condition), the Closing shall occur on the earlier of (a) a date during the Marketing Period specified by Parent and Carve-out Buyer on no less than three Business Days’ joint notice to the Company and (b) the second Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions set forth in Article VIII for the Closing as of the date that would have been the Closing Date if not for this proviso; provided, further, that in no event will the extension of the Closing Date pursuant to this proviso be deemed to create any condition to Closing in addition to those set forth in Article VIII), or on such other date as is agreed in writing by the parties to this Agreement. The date on which the Closing shall occur is referred to herein as the “Closing Date”.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall cause the Merger to be consummated by executing, acknowledging and filing a certificate of merger (in form and substance reasonably satisfactory to Parent and Carve-out Buyer, the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger will become effective at the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as is specified in the Certificate of Merger in accordance with the DGCL and as is agreed to by Parent and the Company in writing (the “Effective Time”).

Section 1.4 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and the relevant provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Restated Certificate of Incorporation and By-Laws of the Surviving Corporation. (a) At the Effective Time, the restated certificate of incorporation of the Company as in effect immediately prior to the Effective Time (the “Restated Certificate of Incorporation”) shall be amended and restated so as to be in substantially the form set forth on Exhibit A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law, subject to the obligations set forth in Section 7.10.

(b) At the Effective Time, the amended and restated by-laws of the Company as in effect immediately prior to the Effective Time (the “By-Laws”) shall be amended and restated so as to be in substantially the form set forth on Exhibit B attached hereto and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law, subject to the obligations set forth in Section 7.10.

Section 1.6 Directors and Officers of the Surviving Corporation. (a) Parent, the Company and Merger Sub shall take all requisite action, if any, to cause the directors of Merger Sub immediately before the Effective Time to be, from and after the Effective Time, the initial directors of the Surviving Corporation and (b) the officers of the Company immediately before the Effective Time shall be, from and after the Effective Time, the initial officers of the Surviving Corporation, in each of (a) and (b), until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation and applicable Law.

Section 1.7 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Shares or securities of Parent or Merger Sub:

(a) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b) and Dissenting Shares) shall automatically be converted into and shall thereafter represent the right to receive $34.00 in cash, without interest (the “Merger Consideration”), payable to the holder of each Share upon surrender of either certificates formerly representing such Shares (“Certificates”) or any book-entry Shares (“Book-Entry Shares”) in the manner provided in Section 2.2. All such Shares, when so converted, will no longer be outstanding and will be automatically cancelled, retired and cease to exist. Each holder of Certificates or Book-Entry Shares will cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration to be paid in consideration for such Shares upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2, without interest. Any Merger Consideration paid in full upon the surrender of any Certificate or Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and the respective Shares formerly represented thereby.

(b) Cancelled Shares. Each (i) Share held in the treasury of the Company, and (ii) Share owned by Parent or any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time, will automatically be cancelled and cease to exist, and no payment or other consideration will be made with respect to such Shares.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.2 Payment; Surrender of Shares; Stock Transfer Books.

(a) Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement with a paying agent selected by Parent and approved by the Company (which approval shall not be unreasonably withheld, conditioned or delayed) (the “Paying Agent”) to receive the funds necessary to make the payments contemplated by Section 2.1(a). At or immediately prior to the Effective Time, Parent shall deposit, or cause to be deposited, in trust with the Paying Agent in a separate account for the benefit of holders of Shares that will be converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) (the

“Payment Fund”) the aggregate Merger Consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.1(a) upon due surrender of the Certificates (or effective affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or Book-Entry Shares in compliance with the procedures set forth in this Section 2.2. The Paying Agent agreement pursuant to which Parent shall appoint the Paying Agent shall be in a form and substance reasonably acceptable to the Company, Parent and Carve-out Buyer.

(b) Payment Procedure. (i) As soon as reasonably practicable after the Effective Time, and in any event within three Business Days thereafter, Parent shall instruct, and use reasonable best efforts to cause, the Paying Agent to mail to each holder of record of Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a), (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and such letter of transmittal will be in customary form) and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or, in the case of Book-Entry Shares, the surrender of such Book-Entry Shares in exchange for the Merger Consideration. Each holder of Certificates or Book-Entry Shares may thereafter surrender such Certificates or Book-Entry Shares to the Paying Agent under cover of the letter of transmittal, as agent for such holder. Upon delivery of a valid letter of transmittal and the surrender of Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or Book-Entry Shares on or before the first anniversary of the Effective Time, Parent shall cause the Paying Agent to pay the holder of such Certificates or Book-Entry Shares, in exchange for the Certificates or Book-Entry Shares, cash in an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or Book-Entry Shares. Until so surrendered, Certificates (other than Certificates representing Dissenting Shares, Shares held by Parent or any direct or indirect wholly owned Subsidiary of Parent or shares held in the treasury of the Company) or Book-Entry Shares (other than Book-Entry Shares in respect of Dissenting Shares, Shares held by Parent or any direct or indirect wholly-owned Subsidiary of Parent or shares held in the treasury of the Company) will represent solely the right to receive the aggregate Merger Consideration relating to the Shares represented by such Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or Book-Entry Shares.

(ii) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates or Book-Entry Shares are registered, it will be a condition to such payment that the Certificates, if any, so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificates or Book-Entry Shares surrendered or shall have established to the satisfaction of the Paying Agent and Parent that such Tax is not applicable. The Merger Consideration paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such

Certificates or Book-Entry Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions, in each case with a record date (A) prior to the Effective Time that may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or (B) prior to the date of this Agreement, and in each case which remain unpaid at the Effective Time.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of the Company’s capital stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares will cease to have any rights with respect to any Shares, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates (other than Certificates representing Shares held by Parent or any direct or indirect wholly owned Subsidiary of Parent and shares held in the treasury of the Company) or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer they will be cancelled and exchanged for Merger Consideration as provided in this Article II. No interest will accrue or be paid on any cash payable upon the surrender of Certificates or Book-Entry Shares which immediately before the Effective Time represented the Shares.

(d) Termination of Payment Fund. Promptly following the date that is one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund which has not been disbursed to holders of Shares upon the due surrender of Certificates or Book-Entry Shares pursuant to this Section 2.2, including any interest or other income received with respect to the Payment Fund, and any Certificates or other documents, in its possession relating to the Transactions, which had been made available to the Paying Agent. Thereafter any holder of Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent will be liable to any holder of Certificates or Book-Entry Shares for Merger Consideration delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law.

(e) Withholding. Notwithstanding any provision in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, and from amounts payable pursuant to Section 2.3, such amounts as are required to be withheld or deducted under any Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or other securities in respect of which such deduction and withholding were made.

(f) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, Parent or the Surviving Corporation, as the case may be, the entry by such Person into an indemnity agreement or, at the election of Parent or the Paying Agent, the posting of a bond in such customary amount as indemnity against any claim that may be made against it with respect to such Certificate alleged to have been lost, stolen or destroyed, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration with respect to the number of Shares formerly represented by such lost, stolen or destroyed Certificate.

(g) Investment of Payment Fund. The Paying Agent will invest all cash included in the Payment Fund if and as directed by Parent; provided, however, that any investment of such cash will be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, and, in any such case, no such instrument will have a maturity exceeding three months, and that no such investment or loss thereon will affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments will be paid to the Surviving Corporation pursuant to Section 2.2(d). To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent will promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

Section 2.3 Treatment of Company Stock Plans.

(a) Each option to purchase shares of Company Common Stock granted under the Company Stock Plans (an “Option”) that is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be cancelled as of the Effective Time and, in exchange therefor, the former holder thereof shall receive from the Surviving Corporation or one of its Subsidiaries, as applicable, an amount in cash equal to the product of (i) the total number of shares of Company Common Stock previously subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock set forth in such Option, less any required withholding Taxes (the “Option Cash Payment”). As of the Effective Time each holder of an Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment, without interest. For the avoidance of doubt, no Option Cash Payment shall be made in respect of any Option which has an exercise price per share of Company Common Stock that is equal to or more than the Merger Consideration and holders of such Options shall not be entitled to receive any payments or consideration whatsoever with respect to such Options as a result of the Transactions or the cancellation of such Options. The Option Cash Payment shall be made at the time required under the applicable Company Stock Plan and related award or other applicable document, but in any event, subject to Section 2.3(e), promptly (and no later than 15 Business Days) following the Effective Time.

(b) Each award of restricted Company Common Stock granted under the Company Stock Plans (“Restricted Stock”) that is outstanding and unvested immediately prior to the Effective Time shall become vested at the Effective Time, and no longer subject to restrictions, (i) in the case of Restricted Stock subject to performance-based vesting conditions, with respect to the number of shares of Restricted Stock determined as if the applicable performance goals had been achieved at the target level of performance at the end of the applicable performance period and (ii) in the case of Restricted Stock not subject to performance-based vesting conditions, with respect to the total number of shares of such Restricted Stock, and in either case such vested and unrestricted shares of Company Common Stock shall be treated as described in Section 2.1(a) of this Agreement. Promptly (and no later than 15 Business Days) following the Effective Time, any cash dividends previously paid by the Company with respect to Restricted Stock and held as of the Effective Time by the Company or its designated agent shall be distributed by the Company to the holder of such Restricted Stock, less any required withholding Taxes, to the extent such Restricted Stock has become vested at the Effective Time in accordance with the preceding sentence.Restricted Stock that remains unvested and subject to restrictions at the Effective Time (after giving effect to this Section 2.3(b)), and any cash dividends previously paid by the Company with respect to such Restricted Stock, shall be forfeited and the holders of such Restricted Stock shall cease to have any rights with respect thereto.

(c) Each award of a right under any Company Stock Plan (other than awards of Options or Restricted Stock, the treatment of which is specified in Sections 2.3(a) and 2.3(b), respectively) entitling the holder thereof to shares of Company Common Stock or cash equal to or based on the value of Shares (a “Share Unit”) that is outstanding or payable as of the Effective Time shall be cancelled as of the Effective Time and, in exchange therefor, the former holder thereof shall receive from the Surviving Corporation or one of its Subsidiaries, as applicable, an amount in cash equal to the product of (i) (A) in the case of Share Units subject to performance-based vesting conditions, the number of shares of Company Common Stock determined as if the applicable performance goals had been achieved at the target level of performance at the end of the applicable performance period and (B) in the case of Share Units not subject to performance-based vesting conditions, the total number of shares of Company Common Stock underlying such Share Units, and (ii) the Merger Consideration, less any required withholding Taxes (the “Share Unit Payment”). As of the Effective Time each holder of a Share Unit shall cease to have any rights with respect thereto, except the right to receive the Share Unit Payment, without interest. The Share Unit Payment shall be made at the time required under the applicable Company Stock Plan and related award or other applicable document, but in any event, subject to Section 2.3(e), promptly (and no later than 15 Business Days) following the Effective Time; provided, however, in the event that such payment would cause any additional Taxes to be payable pursuant to Section 409A of the Code with respect to a Share Unit, the payment shall instead be made at the time specified in the applicable Company Stock Plan and related award or other applicable document.

(d) All account balances (whether or not vested) under the OM Group, Inc. Deferred Compensation Plan, effective as of July 1, 2008, that are notionally invested in a number of shares of Company Common Stock, the “Deferred Compensation Plan”, shall be adjusted and converted into a right of the holder to have allocated to the holder’s account under the Deferred Compensation Plan an amount denominated in cash equal to the product of (i) the number of shares of Company Common Stock deemed invested under or otherwise referenced by such account immediately prior to the Effective Time and (ii) the Merger Consideration (the

“Deferred Payment”), and shall cease to represent a right to receive a number of shares of Company Common Stock or cash equal to or based on the value of a number of Shares. The Deferred Payment shall be made at the time specified in the Deferred Compensation Plan and related plan documents, less any required withholding Taxes.

(e) Prior to the Effective Time, the Company shall take all such lawful actions as may be necessary (which include satisfying the requirements of Rule 16b-3(E) promulgated under the Exchange Act) to provide for and give effect to the transactions contemplated by this Section 2.3. All Company Stock Plans shall be terminated prior to or as of the Closing. Notwithstanding anything to the contrary in this Agreement, in no event shall any amount be paid to any holder of Options or Share Units under this Agreement until such holder delivers to the Company, with copies to Parent and Carve-out Buyer, a properly completed and duly executed surrender form in respect of all Options and Share Units, as applicable, held by such Person in substantially the form set forth in Section 2.3(e) of the Company Disclosure Letter. The execution, delivery and performance of this Agreement and the consummation of the Transactions shall not provide any holder of an award or right under any Company Stock Plan with the right to acquire any capital stock or other equity interest (including any “phantom” stock or stock appreciation rights) in the Surviving Corporation, Parent, Carve-out Buyer or their respective Affiliates.

Section 2.4 Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, Shares held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and has properly demanded appraisal of such Shares pursuant to, and who has complied in all respects with, Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration at the Effective Time and, instead, the holder thereof shall be entitled to receive the “fair value” of such Dissenting Shares in accordance with Section 262 of the DGCL, unless and until the holder of such shares (a “Dissenting Stockholder”) fails to perfect, withdraws or otherwise loses his, her or its right to appraisal. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist and any Certificates or Book-Entry Shares in respect thereof shall represent only the rights provided by Section 262 of the DGCL and all Dissenting Stockholders shall be entitled only to those rights provided by Section 262 of the DGCL. If, after the Effective Time a Dissenting Stockholder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal under Section 262 of the DGCL, then such Dissenting Shares shall thereupon be treated as if they have been converted into the right to receive the Merger Consideration, as of the Effective Time, without interest thereon. The Company shall give Parent prompt notice (and in any event within forty-eight hours) of any demands for appraisal, withdrawals or attempted withdrawals of such demands and any other instruments received by the Company relating to stockholders’ rights of appraisal, and Parent shall have the right to direct and control all negotiations and proceedings with respect to any such demands except as required by applicable Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, offer to settle or compromise, settle or compromise any such demands, approve any withdrawal of any such demands, waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL or agree to do any of the foregoing.

Section 2.5 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock, or securities convertible or exchangeable into or exercisable for shares of capital stock, of the Company shall occur as a result of any merger, business combination, reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, then any number or amount contained herein that is based upon the number of Shares will be appropriately adjusted to provide to the holders of Company Common Stock and awards under any Company Stock Plan the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the letter from the Company, dated the date hereof, addressed to Parent, Merger Sub and Carve-out Buyer (the “Company Disclosure Letter”) or (ii) in the Company SEC Documents filed not less than five Business Days prior to the date of this Agreement (excluding any disclosures set forth in the Company SEC Documents (x) under the captions “Risk Factors” or “Forward-Looking Statements” and (y) in any other section relating to forward-looking statements and any other similar disclosures included therein to the extent they are cautionary, protective, predictive or forward-looking in nature), it being understood that any matter disclosed in such filings shall not be deemed disclosed for purposes of Section 3.1, Section 3.2, Section 3.3, Section 3.4 or Section 3.21 of this Agreement, in each of (i) and (ii), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation or warranty is reasonably apparent on the face of such disclosure, the Company represents and warrants to Parent, Merger Sub and Carve-out Buyer as follows:

Section 3.1 Organization.

(a) The Company and each of its Subsidiaries is a corporation, partnership or other entity duly incorporated or formed, as applicable and duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of the Subsidiaries of the Company, where any failure to be duly incorporated or formed, as applicable, or duly organized, validly existing and in good standing would not be, individually or in the aggregate, material to the business and operations of (i) the SC Business taken as a whole or (ii) the OMB Business taken as a whole.

(b) The Company and each of its Subsidiaries is qualified or duly licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have, individually or in the aggregate, a Material Adverse Effect.

(c) VAC Netherlands has, and at all times during its existence has had, no Liabilities (other than those immaterial liabilities incidental to its formation), assets (other than all of the outstanding membership interests of its Subsidiaries), employees or operations.

Section 3.2 Authorization; Validity of Agreement; Company Action.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation by it of the Merger and the other transactions contemplated by this Agreement (which, for the avoidance of doubt, shall not include the Carve-out Transaction, the Financing and the transactions related thereto), have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”), and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation by it of the Merger and the other transactions contemplated by this Agreement (which, for the avoidance of doubt, shall not include the Carve-out Transaction, the Financing and the transactions related thereto), except that the consummation of the Merger requires the Stockholder Approval and the consummation of the Merger requires the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement and the other Transaction Documents to which the Company is a party have been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement and such Transaction Documents by Parent, Merger Sub and Carve-out Buyer, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the General Enforceability Exceptions. Assuming the accuracy of the representations and warranties of the Parent, Merger Sub and Carve-out Buyer set forth in this Agreement, the Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or similar Law applicable to the Company or its Subsidiaries (including the restrictions on “business combinations” with an “interested stockholder” (each as defined in Section 203 of the DGCL) under Section 203 of the DGCL) (“Takeover Laws”) or similar provisions under the organizational documents of the Company and its Subsidiaries do not, and will not, apply to the Merger.

(b) The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock to adopt this Agreement (the “Stockholder Approval”) is the only vote, approval or consent of the holders of any class or series of capital stock of the Company that is necessary in connection with the consummation of the Merger.

(c) At a meeting duly called and held, the Company Board unanimously (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the other Transaction Documents to which it is a party, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Merger, (iii) resolved to recommend to the Company’s stockholders that they adopt this Agreement in accordance with the Restated Certificate of Incorporation and the By-Laws and the DGCL (such recommendation, the “Company Recommendation”) and (iv) directed that such matters be submitted to the Company’s stockholders at the Special Meeting for adoption.

Section 3.3 Consents and Approvals; No Violations.

(a) The execution, delivery and performance of this Agreement by the Company and the other Transaction Documents to which it is a party and the consummation of the Merger and the other transactions contemplated by this Agreement (which, for the avoidance of doubt, shall not include the Carve-out Transaction, the Financing and the transactions related thereto) by the Company do not and will not (i) contravene, conflict with or violate the Restated Certificate of Incorporation or By-Laws or other governing documents of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) of this Section have been obtained, and all filings described in such clauses have been made, contravene, conflict with or violate any provision of any Law or Order applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company or any of its Subsidiaries except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, termination, cancellation, amendment or acceleration or other occurrence which (A) would not prevent, impair or materially delay, or reasonably be expected to prevent, impair or materially delay, the Company from performing its obligations under this Agreement and consummating the Merger and the other transactions contemplated by this Agreement (which, for the avoidance of doubt, shall not include the Carve-out Transaction, the Financing and the transactions related thereto) in any material respect, or (B) would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the other Transaction Documents to which it is a party and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization, filing, declaration or permit of, action by, filing with or notification to, any federal, state, local, domestic, foreign or multinational governmental, regulatory (including stock exchange) or administrative authority, agency, court, commission, body, entity or other governmental instrumentality (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (including the filing of the pre-merger notification report), and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the New York Stock Exchange (the “NYSE”), (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and any related filings with the Secretary of State of the State of Delaware, (iv) the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”), (v) any appropriate filings by the EPT Business as required by the Defense Security Service division of the U.S. Department of Defense and (vi) any such consent, approval, authorization, declaration, permit, action, filing or notification the failure of which to make or obtain (A) would not prevent or materially delay the Company from performing its obligations under this Agreement in any material respect, or (B) would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.4 Capitalization.

(a) The authorized capital stock of the Company consists of 2,000,000 shares of Preferred Stock, par value $0.01 per share (the “Company Preferred Stock”), and 90,000,000 shares of Common Stock, par value $0.01 per share (the “Company Common Stock”). As of May 26, 2015 (the “Capitalization Date”), (i) no shares of Company Preferred Stock were issued and outstanding, (ii) 30,738,083 shares of Company Common Stock were issued and outstanding (including 389,698 restricted shares), (iii) 2,151,866 shares of Company Common Stock were held in the treasury of the Company, (iv) 4,731,684 shares of Company Common Stock were reserved for issuance under the Company Stock Plans in respect of outstanding and future awards, (v) 1,736,679 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Options, (vi) 91,225 shares of Company Common Stock were reserved for issuance under restricted stock units under the Company Stock Plans, (vii) 160,967 shares of Company Common Stock were reserved for issuance under performance units or performance shares under the Company Stock Plans, and (viii) 624 shares of Company Common Stock were reserved for issuance under the Deferred Compensation Plans. At the close of business on the Capitalization Date, there were no other shares of the Company’s capital stock or any securities valued by reference to or convertible into or exchangeable or exercisable for any shares of its capital stock outstanding. All outstanding Shares are, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Options, with respect to Share Units or pursuant to the Deferred Compensation Plans will be, when issued in accordance with the terms of the Options, the Share Units or the Deferred Compensation Plans, duly authorized, validly issued, fully paid and non-assessable, and are not and will not be subject to and were not and will not be issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. All shares of the capital stock of the Company that are subject to issuance, upon issuance prior to the Effective Time in accordance with the terms and subject to the conditions specified in the instruments under which they are issuable (x) are, or upon issuance will be, duly authorized and validly issued and fully paid, non-assessable and free of preemptive rights, and (y) are, to the extent owned directly or indirectly by the Company, owned free and clear of any liens and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act, and other applicable securities Laws. Section 3.4(a) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a list of all holders of Options, Restricted Stock and Share Units (collectively, “Company Equity Awards”), and, with respect to each, the type of award, the number of Shares subject to vested Company Equity Awards (including such awards as are expected to become vested in accordance with Section 2.3) any accrued but unpaid dividends or dividend equivalents with respect to such vested awards and, with respect to all vested Options, the price per share at which such Option may be exercised. Except as set forth in this Section 3.4(a), Section 3.4(a) of the Company Disclosure Letter and except for any Company Equity Awards that are expected to be forfeited in accordance with Section 2.3, there are no (A) shares of capital stock or other equity interests or voting securities of the Company authorized, issued or outstanding, (B) existing options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interests or voting security in the Company or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such shares of capital stock or other equity interests or voting securities, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, (C) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock or other equity interests or voting securities of the Company or of any of its Subsidiaries or (D) issued or outstanding phantom equity, profit participation rights, performance awards, units, rights to receive shares of Company Common Stock on a deferred basis, or rights to purchase or receive Company Common Stock or other equity interests or voting securities issued or granted by the Company to any current or former director, officer, employee or consultant of the Company (the items referred to in clauses (A) through (D) of or with respect to any Person, collectively, “Rights”). No Subsidiary of the Company owns any Shares.

(b) Section 3.4(b) of the Company Disclosure Letter sets forth as of the date of this Agreement (i) a true, correct and complete list of each Subsidiary of the Company, indicating its jurisdiction of incorporation or formation, and (ii) a true, correct and complete list of each other corporation, partnership, limited liability company or other Person that is not a Subsidiary but in which the Company, directly or indirectly, holds an equity interest (each such Person in this clause (ii), a “JV Entity”, and each such interest, a “JV Interest”). All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Subsidiary of the Company have been validly issued and are owned, directly or indirectly, by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all Encumbrances other than Permitted Encumbrances. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or Contracts of any character calling for the purchase or issuance of shares of capital stock or other equity interests of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Prior to the date hereof, the Company has made available to Parent and Carve-out Buyer true, correct and complete copies of the certificate of incorporation and bylaws of the Company, and equivalent organizational or governing documents of all of the Company’s material Subsidiaries and, to the Knowledge of the Company, each of the other Company Subsidiaries and JV Entities. Neither the Company nor any of its Subsidiaries is in violation of any provision of the foregoing documents, in each case, in any material respect. The Company has made available to Parent and Carve-out Buyer true, correct and complete copies of the minutes of all meetings of the Company Board (and each committee thereof) and of the stockholders of the Company, in each case since January 1, 2012 and prior to the Capitalization Date and in the form approved by the Stockholders, the Company Board or a committee thereof, as applicable; provided, that the Company shall not be obligated to make available to, and has not made available to, Parent, Carve-out Buyer or their respective designees any portions of the minutes that discuss the Transactions or contains privileged or competitively sensitive information (provided, that the Company will reasonably cooperate with Parent and/or Carve-out Buyer to provide access to such privileged or competitively sensitive information, including by entering into a joint defense agreement or “clean team” or similar agreement, with Parent or Carve-out Buyer if requested with respect to any such information).

(c) The Company has made available to Parent and Carve-out Buyer true, correct and complete copies of all material powers of attorney, custodial agreements or other commitments or agreements (a) that grant the Company a voting proxy with respect to its non-wholly owned Subsidiaries or (b) grant a third party discretionary authority with respect to Taxes of the Company or any of its Subsidiaries other than with respect to statutory financial and Tax filings made in the ordinary course of business. There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. Except for awards to acquire Shares under any equity incentive plan of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) All dividends and distributions (including dividend equivalents) on shares of the capital stock of the Company or other securities of the Company or any of its Subsidiaries (other than dividends or distributions between wholly owned Subsidiaries of the Company) that have been declared or authorized prior to the date hereof have been paid in full.

(e) As of the date of this Agreement, there are no voting trusts, “poison pills” or other similar “stockholder rights plans” or other agreements, understandings or Contracts to which the Company or any of its Subsidiaries is a party with respect to the voting or disposition of the capital stock and other Rights of the Company or any of its Subsidiaries.

(f) Except as set forth on Section 3.4(b) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or has any direct or indirect equity participation or similar interest in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity, nor is the Company or any Subsidiary of the Company under any current obligation to provide funds, make any loan or capital contribution, or provide any guarantee or credit enhancement or other investment in, or assume any liability or obligation of, any non-wholly owned Subsidiary of the Company (other than routine intercompany cash management practices among wholly owned Subsidiaries of the Company).

Section 3.5 SEC Reports and Financial Statements.

(a) The Company has filed with or furnished to the SEC on a timely basis all forms, reports, schedules, statements and other documents required to be filed or furnished on or prior to the date hereof by it with the SEC since January 1, 2012, under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (collectively, and in each case including all exhibits and schedules thereto, the “Company SEC Documents”). As of its effective date (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents) or, if amended, as of the date of the last such amendment, each Company SEC Document (i) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and were prepared in all material respects in accordance with applicable Law, including the requirements of the Exchange Act, the Securities Act, and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the applicable rules and regulations of the SEC thereunder. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC or its staff. There has been no material correspondence between the SEC and the Company since January 1, 2012 that is not set forth in the Company SEC Documents or that has not otherwise been disclosed to Parent and Carve-out Buyer prior to the date hereof. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.

(b) Each of the consolidated financial statements (including all related notes and schedules, if any) included in the Company SEC Documents (the “Company Financial Statements”) (i) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (ii) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect to such requirements, (iii) has been prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied on a consistent basis during the periods involved (except as may be indicated in the notes to the Company Financial Statements and subject, in the case of unaudited statements, to normal year-end audit adjustments as permitted by GAAP, which are not material individually or in the aggregate, and the absence of footnote disclosure), and (iv) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates and for the periods referred to in the Company Financial Statements and the consolidated results of their operations and changes in shareholders’ equity and cash flows of such companies as of the dates and for the respective periods shown. Since January 1, 2012, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto.

(c) Except as set forth in Section 3.5(c) of the Company Disclosure Letter, neither the Company nor any of the Company’s Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(d) The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by

Rule 13a-15 under the Exchange Act. The Company is, and has for the last three years, been in compliance in all material respects with the applicable provisions of SOX and the applicable listing and corporate governance rules and regulations of the NYSE. Since January 1, 2014 through the date hereof, the Company has not identified (i) any material weakness or significant deficiency in the design or operation or internal control over financial reporting which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, or (ii) any fraud or allegation of fraud, whether material or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are accurate in all material respects as of the date of this Agreement. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(f) From January 1, 2012 to the date hereof, neither the Company nor, to the Knowledge of the Company, any Representative of the Company has received any material complaint, allegation, assertion or claim, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls.

Section 3.6 Absence of Certain Changes. (a) Since January 1, 2015, through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, in all material respects, (b) since January 1, 2015, there has not been any fact, circumstance, development, event, change, effect or occurrence (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (c) since January 1, 2015, through the date of this Agreement, none of the Company or any of its Subsidiaries has taken or agreed to take any action that, if taken during the period from the date of this Agreement to the Effective Time, would require Parent’s or Carve-out Buyer’s consent under Section 6.1(b)(iv), Section 6.1(b)(vi), Section 6.1(b)(vii), Section 6.1(b)(ix), Section 6.1(b)(x), Section 6.1(b)(xii), Section 6.1(b)(xvi), Section 6.1(b)(xix), Section 6.1(b)(xx) or Section 6.1(b)(xxiii).

Section 3.7 No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined, contingent or otherwise that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries or the notes thereto, except for (i) liabilities or obligations specifically disclosed and adequately provided for in the consolidated balance sheet included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since January 1, 2015, and (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8 Compliance with Laws, Orders and Company Permits. The Company and each of its Subsidiaries are, and since January 1, 2012, have been, in compliance with any applicable Laws and Orders in all material respects. The Company and its Subsidiaries hold, and have timely applied for renewal of, all material grants, licenses, authorizations, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity, and all rights under any Contract with any Governmental Entity, necessary for the Company and each of its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”). All Company Permits are in full force and effect, and the Company and each of its Subsidiaries are, and since January 1, 2012, have been, in material compliance with the terms of the Company Permits and none of the Company or any of its Subsidiaries is in material default or violation of any such Company Permit. As of the date of this Agreement, no material suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. Subject to obtaining the Specified Approvals, the consummation of the Transactions shall not result in the termination, or any material default or violation of any Company Permits.

Section 3.9 Material Contracts.

(a) As of the date of this Agreement, except for any item that is a Company Plan or set forth on Section 3.9(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or is bound by, or has any property or asset bound by any:

(i) Contract (other than this Agreement) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K of the Securities Act or disclosed by the Company on a Current Report on Form 8-K that has not been filed or incorporated by references in the Company SEC Documents (other than this Agreement);

(ii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage, Contract or series of related Contracts or other evidence of Indebtedness or any agreement providing for or securing Indebtedness (including intercompany indebtedness) in excess of $250,000;

(iii) settlement or similar agreement or Contract with a Governmental Entity (x) involving future performance by the Company or any of its Subsidiaries to pay consideration of more than $500,000 in the aggregate after the date of this Agreement or (y) which materially restricts or imposes material obligations upon the Company and its Subsidiaries, taken as a whole;

(iv) Contract containing covenants that materially limits the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would reasonably be expected to materially limit the ability of the Surviving Corporation) to engage in any material business, or with any Person, to solicit or hire any employee or consultant or operate in any geographic area;

(v) Contracts relating to the formation, creation, operation, management or control of any joint venture, partnership, limited liability company or other similar agreements or arrangements;

(vi) Contract pursuant to which (x) the Company or any of its Subsidiaries has granted to a third party any material license or material right (including any covenant not to sue) in or to any Intellectual Property Rights owned by the Company or any of its Subsidiaries, other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice, or (y) a third party has granted to the Company or any of its Subsidiaries any license or right (including any covenant not to sue) in or to any Intellectual Property Rights, other than licenses of software that is generally available on commercially standard terms or non-exclusive licenses granted to the Company as a customer in the ordinary course of business;

(vii) Contract that alone, or together with a series of related Contracts, requires the Company or any of its Subsidiaries, directly or indirectly, to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries) in any such case which is in excess of $500,000;

(viii) Contract that alone, or together with a series of related Contracts, relates to capital lease obligations of at least $500,000 individually, or $1,000,000 in the aggregate;

(ix) Contract that (x) contains “most favored nation” pricing provisions with any third party, or (y) grants exclusive rights, rights of first refusal, rights of first negotiation or offer or similar rights to any Person;

(x) Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions or related Contracts) under such Contract of at least $500,000 individually, or $1,000,000 in the aggregate (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(xi) any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earnout” or other contingent payment obligations under or by virtue of, in each case that would reasonably be expected to result in payments, individually or in the aggregate, in excess of $1,000,000;

(xii) any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any Subsidiary of the Company or prohibits the issuance of guaranties by any Subsidiary of the Company;

(xiii) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control”, in each case, that would be triggered by the Transactions;

(xiv) any Contract with a customer, supplier or distributor that (A) with respect to the VAC Business, (x) by its terms calls for aggregate payments or receipts by the Company and its Subsidiaries under such Contract of more than $10,000,000 over the remaining term of such Contract or of more than $5,000,000 in any calendar year, or (y) pursuant to which, the Company and its Subsidiaries had aggregate payments or receipts of more than $5,000,000 in 2014 or is reasonably be expected to have aggregate payments or receipts of more than $5,000,000 in 2015, (B) with respect to the EPT Business, (x) by its terms calls for aggregate payments or receipts by the Company and its Subsidiaries under such Contract of more than $2,000,000 over the remaining term of such Contract or of more than $1,000,000 in any calendar year, or (y) pursuant to which, the Company and its Subsidiaries had aggregate payments or receipts of more than $1,000,000 in 2014 or is reasonably be expected to have aggregate payments or receipts of more than $1,000,000 in 2015, (C) with respect to the AO Business, (x) by its terms calls for aggregate payments or receipts by the Company and its Subsidiaries under such Contract of more than $2,000,000 over the remaining term of such Contract or of more than $1,000,000 in any calendar year, or (y) pursuant to which, the Company and its Subsidiaries had aggregate payments or receipts of more than $1,000,000 in 2014 or is reasonably be expected to have aggregate payments or receipts of more than $1,000,000 in 2015 or (D) with respect to the SC Business, (I) by its terms calls for aggregate payments or receipts by the Company and its Subsidiaries under such Contract of more than $2,000,000 over the remaining term of such Contract or of more than $1,000,000 in any calendar year, or (II) pursuant to which, the Company and its Subsidiaries had aggregate payments or receipts of more than $1,000,000 in 2014 or is reasonably be expected to have aggregate payments or receipts of more than $1,000,000 in 2015; and

(xv) Collective Bargaining Agreement relating to any current or former employee of the Company or any of its Subsidiaries or their predecessors.

Each such Contract described in clauses (i)-(xv) is referred to herein as a “Material Contract.”

(b) Except as would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is (and, to the Knowledge of the Company, no other party is) in default under any Material Contract, (ii) no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would, to the Knowledge of the Company, constitute, a default on the part of any other party thereto, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition and (iii) each Material Contract is in full force and effect, and is the valid, binding and enforceable obligation of the Company and its Subsidiaries, and to the Knowledge of the Company, of the other parties thereto, subject to the General Enforceability Exceptions and neither the Company nor any of its Subsidiaries has received any notice of termination with respect to, and, to the Knowledge of the Company, no party has threatened to terminate, any Material Contract. The Company has made available to Parent and Carve-out Buyer true, correct and complete copies of all Material Contracts.

Section 3.10 Government Contracts.

(a) Since January 1, 2012, with respect to each Government Contract and Government Bid of the Company or any of its Subsidiaries, except as would not have, individually or in the aggregate, a Material Adverse Effect:

(i) the Company and each of its Subsidiaries has complied with all terms and conditions of such Government Contract and Government Bid, including regulatory provisions included or incorporated by reference into each such Government Contract and Government Bid, and Laws applicable to each such Government Contract or Government Bid; and all representations and certifications made by the Company or any of its Subsidiaries with respect to any Government Contract or Government Bid were accurate as of their effective date;

(ii) no Governmental Entity or other Person has notified the Company or any of its Subsidiaries in writing that the Company or any of its Subsidiaries, or any officer or employee of the Company of any of its Subsidiaries, has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to such Government Contract or Government Bid, and there are no pending audits or investigations relating to any such alleged breaches or violations; and

(iii) neither the Company nor any of its Subsidiaries has made any voluntary or mandatory disclosure in writing to any Governmental Entity with respect to any violation of Law arising under or relating to any Government Contract or Government Bid.

(b) Since January 1, 2012, with respect to each Government Contract of the Company or any of its Subsidiaries, except as would not have, individually or in the aggregate, a material effect on the Company and its Subsidiaries, taken as a whole, no termination for convenience, termination for default, cure notice or show cause notice has been issued to the Company or any of its Subsidiaries and remains unresolved pertaining to any Government Contract.

(c) Except as would not have, individually or in the aggregate, a Material Adverse Effect, there are no outstanding disputes between the Company or any of its Subsidiaries and any Governmental Entity or any other Person arising under or relating to any Government Contract or Government Bid.

(d) Since January 1, 2012, neither the Company nor any of its Subsidiaries nor any Principal (as that term is defined in FAR 52.203-13) of the Company or any of the Company’s Subsidiaries are or have been debarred, noticed for debarment or suspended from participation in the award of contracts with the U.S. Government or any other Governmental Entity (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements), and no suspension or debarment actions with respect to Government Contracts have been commenced or, to the Knowledge of the Company, threatened against the Company, any Subsidiary of the Company or any Principal (as that term is defined in FAR 52.203-13) of the Company or any of the Company’s Subsidiaries.

(e) The Company and its Subsidiaries maintain and possess facility clearances granted pursuant to the National Industrial Security Program Operating Manual (NISPOM) by either the United States Department of Defense or other United States Governmental Authorities to perform classified Government Contracts and as otherwise reasonably necessary for the conduct by the Company and its Subsidiaries of their United States government business. The Company and its Subsidiaries have complied in all material respects with all requirements necessary to maintain the facility clearances whether imposed by the NISPOM, Defense Security Service or any Government Contract.

(f) There are no Government Contracts outside the EPT Business.

Section 3.11 Information in Proxy Statement. The proxy statement relating to the Special Meeting to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement (such proxy statement (which shall include disclosure of the Transactions in reasonable detail that is reasonably satisfactory to Parent and Carve-out Buyer), including the letter to stockholders, notice of meeting and form of proxy as amended or supplemented from time to time, the “Proxy Statement”) will not, at the time it is filed with the SEC, or on the date of filing with the SEC, at the date it is first mailed to the Company’s stockholders or at the time of the Special Meeting, in each case, subject to the representations and warranties of Parent in Section 4.5 and Carve-Out Buyer in Section 5.5, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Merger Sub or Carve-out Buyer specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 3.12 Investigations; Litigation. Except as set forth on Section 3.12 of the Company Disclosure Letter, (a) there is no, and since January 1, 2012, there has not been, any material inquiry, investigation or review pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries, and (b) there is no pending (or, to the Knowledge of the Company, threatened), Action against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective properties at Law or in equity, (i) with a potential liability of more than $750,000, (ii) that is reasonably expected to result in injunctive relief against the Company or any of its Subsidiaries or (iii) that is reasonably expected to result in criminal or civil sanctions against the Company or any of its Subsidiaries before any Governmental Entity. Except as set forth on Section 3.12 of the Company Disclosure Letter, within the past three years of the date of this Agreement, there have been no material judgments, orders or settlements to which the Company or any of the Company’s Subsidiaries is a party or by which any of their assets or properties are bound. As of the date of this Agreement, to the Knowledge of the Company, no director or officer of the Company or any of its Subsidiaries is a defendant in any Action to which the Company or any of its Subsidiaries is not also a defendant, including as a nominal defendant, in connection with his or her status as a director or officer of the Company or any of its Subsidiaries or any other JV Entities.

Section 3.13 Employee Compensation and Benefit Plans; ERISA.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a correct and complete list of all material Company Plans and Multiemployer Plans.

(b) The Company has heretofore made available to Parent and Carve-out Buyer, with respect to each material Company Plan, (i) current and complete copies of any such written Company Plan or, where oral, written summaries of the terms thereof (and if applicable, related trust documents, funding documents or insurance policies), including all amendments thereto, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any, (iii) the most recent determination letter or opinion letter from the Internal Revenue Service (if applicable) for such Company Plan, (iv) the most recent actuarial valuation report, if any, (v) the most recent summary plan descriptions and summaries of material modifications relating to such Company Plan and (vi) all material written communications to employees relating to such Company Plan made within the last year.

(c) (i) Each Company Plan has been established, registered, amended, funded, invested, maintained and administered in all material respects in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, (ii) each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code, and the trusts (if any) forming a part thereof, are so tax qualified and have received a favorable determination or opinion letter to that effect from the IRS and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and to the Knowledge of the Company, no event has occurred since the date of such determination or opinion that would reasonably be expected to adversely affect such determination, (iii) each Company Plan that is maintained for employees located in a country other than the United States and which is intended to qualify for tax-preferred or tax-exempt treatment in such country has been duly registered in accordance with applicable Laws and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the tax status of any such plan, (iv) all material contributions, premiums or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Plan and Multiemployer Plan in respect of current or prior plan years have been timely paid in accordance with applicable Law, (v) there are no pending, threatened or, to the Knowledge of the Company, anticipated Actions, claims (other than routine claims for benefits in accordance with the terms of the Company Plans), audits or inquiries by, on behalf of or against any of the Company Plans or any trusts related thereto that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries, either directly or by reason of the Company’s or any of its Subsidiaries’ affiliation with any of its ERISA Affiliates and (vi) each Company Plan subject to Section 409A of the Code is in material compliance in form and operation with Section 409A of the Code and the applicable guidance and regulations thereunder. No Option has a per share exercise price that is less than the fair market value of the stock underlying such Option on the date of grant, as determined in accordance with Section 409A of the Code.

(d) Except as set forth in Section 3.13(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries or ERISA Affiliates maintains, sponsors, contributes to or has any liability (including any contingent liabilities), or has in the past six years maintained, sponsored, contributed to or had any liability (including any contingent liabilities), with respect to any (i) Company Plan that is subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA or otherwise is a “defined benefit” type pension plan under applicable Law (ii) Company Plan that provides medical or other welfare benefits with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable Law. With respect to each Company Plan that is subject to Title IV of ERISA, (i) no “reportable event,” within the meaning of Section 4043 of ERISA (other than an event for which the 30-day notice period has been waived), and no event described in Section 4062 or 4063 of ERISA, has occurred in the last twelve months that has resulted in or could reasonably be expected to result in material liability to the Company or its Subsidiaries; (ii) no such Company Plan is in “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA; (iii) there has been no cessation of operations at a facility within the last six years that has resulted in or could reasonably be expected to result in material liability to the Company or its Subsidiaries under Section 4062(e) of ERISA, (iv) no lien on the assets of the Company or its Subsidiaries has arisen or could reasonably be expected to arise under ERISA or the Code as a result of actions or inactions by the Company or its Subsidiaries, and (v) neither the Company nor its Subsidiaries has (A) engaged in a transaction described in Section 4069 or 4212(c) of ERISA that could result in a material liability to the Company or its Subsidiaries after the Closing Date or (B) incurred, or reasonably expects to incur prior to the Closing Date, any liability under Title IV of ERISA (x) arising in connection with any termination thereof, or a complete or partial withdrawal therefrom, and (y) that could become a material liability of the Company or its Subsidiaries after the Closing Date. Neither the Company nor any of its Subsidiaries has any actual or contingent ERISA Affiliate Liability other than with respect to any benefit plans maintained, sponsored or contributed to by the Company or its Subsidiaries.

(e) Except as set forth in Section 3.13(e) of the Company Disclosure Letter or as provided in this Agreement, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant, director or officer of the Company or any of its Subsidiaries to any material severance pay, material unemployment compensation or any other material payment or material benefit from the Company or any of its Subsidiaries, (ii) accelerate the time of payment, funding or vesting, or materially increase the amount of compensation, equity awards or other benefits due to any such employee, consultant, director or officer, (iii) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Plan or (iv) result in the receipt or acceleration of compensation, equity awards or other benefits (whether in cash or property or the vesting of property) by any current or former employee, consultant, officer, or director of the Company or any of its Subsidiaries under any Company Plan or otherwise that would not be deductible by reason of Section 280G of the Code or that would be subject to an excise tax under Section 4999 of the Code (or any corresponding provisions of state, local or foreign Tax Law) or that would not be deductible by reason of Sections 162(m) of the Code.

(f) Neither the Company nor any of its Subsidiaries has any formal plan or has made any enforceable promise or commitment to create any additional Company Plan which would be considered to be a material Company Plan once created or to materially improve or change the benefits provided under any Company Plan.

(g) Except as set forth in Section 3.13(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up, indemnity or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any similar provisions of foreign, state or local Law relating to Tax). Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund maintained by any local, state or national government or to any other Governmental Authority, with respect to unemployment compensation benefits, pensions, social security or other benefits or obligations for employees, agents, distributors or independent contractors (other than routine payments to be made in the ordinary course of business consistent with past practice or as required by applicable Law).

(h) Except as set forth in Section 3.13(h) of the Company Disclosure Letter, neither the Company nor its Subsidiaries or ERISA Affiliates have within the past six years been obligated to contribute to or had any Liability (including current or potential withdrawal Liability) with respect to any Multiemployer Plan or any “multiple employer plan” within the meaning of the Code or ERISA and none of the Company Plans are Multiemployer Plans or multiple employer plans. None of the Company or its Subsidiaries, any Company Plan or, to the Knowledge of the Company, any “disqualified person” (as defined in Section 4975 of the Code) or “party in interest” (as defined in Section 3(18) of ERISA), has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which has resulted or would reasonably be expected to result in any material Liability to the Company or its Subsidiaries. No Company Plan is or is intended to be a “registered pension plan” as such term is defined in the ITA.

Section 3.14 Employee Matters

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, Contract with a labor union, works council, bargaining agent or other labor organization (each, a “Collective Bargaining Agreement”). Except as set forth in Section 3.14(a) of the Company Disclosure Letter, within the last three years, there has not been any (A) strike, picketing or lockout with respect to any employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company, none is threatened, (B) to the Knowledge of the Company, union organizing or labor efforts, petitions, demands for recognition, or corporate campaigns pending or threatened involving employees of the Company or any of its Subsidiaries and (C) slowdown or work stoppage with respect to employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company, none is threatened. Except as would not reasonably be expected to result in a material liability to the Company: (i) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (ii) the Company and its Subsidiaries are in material compliance with all applicable Laws in respect of labor and employment, including those relating to (A) employment and employment practices, (B) terms and conditions of employment, wages and hours, immigration, occupational safety and health, employee privacy, and affirmative action and (C) unfair labor practices. No agreement with any union, works council or other labor organization nor any applicable Law requires Parent, Carve-out Buyer or any of their respective Affiliates to consult with any union, works council or other labor organization or take any action with respect to any agreement in connection with the execution of the Transaction Documents or the Transactions. There has not been and, to the Knowledge of the Company, there is not reasonably expected to be communication, collaboration or cooperation between unions which have member employees at facilities of the Company or its Subsidiaries in the United States and unions, works councils or other labor organizations which have member employees at facilities of the Company or its Subsidiaries outside of the United States in respect of any labor, employment or benefits matters specific to the Company or its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries has, during the limitations period provided under applicable Law, effectuated a “plant closing” or a “mass lay-off” (as such terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, or any similar state or local law (the “WARN Act”)), in either case affecting any site of employment or facility of the Company or its Subsidiaries, except in compliance with the WARN Act.

(c) Each individual who performs or has performed services for the Company or any of its Subsidiaries has been properly classified as an employee or an independent contractor under applicable Law, and no such individual has been improperly included or excluded from any Company Plan, except for non-compliance, misclassifications, inclusions, or exclusions which would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation or audit with respect to its treatment of workers as independent contractors rather than employees.

Section 3.15 Properties.

(a) Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has good and marketable (to the extent applicable) fee simple (or the equivalent) title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear of all Encumbrances, except Permitted Encumbrances. Section 3.15(a) of the Company Disclosure Letter lists the street address of each parcel of Owned Real Property. The Company or one of its Subsidiaries has exclusive possession of each Owned Real Property and Leased Real Property, other than any use and occupancy rights granted to tenants or licensees pursuant to leases and occupancy agreements listed in Section 3.15(b)(iv) of the Company Disclosure Letter. Except as shown on Section 3.15(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy all or any material portion of the Owned Real Property, and neither the Company nor any of its Subsidiaries has granted any outstanding options, rights of first refusal, rights of first offer or other third party rights to purchase such Owned Real Property or any portion thereof.

(b) Section 3.15(b) of the Company Disclosure Letter lists the street address of each parcel of Leased Real Property and the Leases related thereto. Except as has not had, individually or in the aggregate, a Material Adverse Effect (i) each lease for Leased Real Property is in full force and effect and is the valid, binding and enforceable obligation of the Company and its Subsidiaries, and to the Knowledge of the Company, of the other parties thereto, subject to the General Enforceability Exceptions, (ii) each of the Company’s and its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under each Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to any Lease, (iii) there is no breach or default under any lease for the Leased Real Property either by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred or circumstance exists that, with the lapse of time or the giving of notice or both, would constitute such breach or default by the Company or its Subsidiaries thereunder or permit the termination, modification or acceleration of rent under any Lease, (iv) except as set forth in Section 3.15(b)(iv) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof, and (v) neither the Company nor any of its Subsidiaries has received any notice of termination from any lessor under any Lease. The Company has made available to Parent and Carve-out Buyer true, correct and complete copies of all material Leases, and to the extent reasonably available, true, correct and complete copies of all other Leases.

(c) There are no pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any material Owned Real Property or material Leased Real Property.

Section 3.16 Intellectual Property.

(a) (i) The Company or one of its Subsidiaries owns all right, title, and interest in, or has the right to use, pursuant to a valid license, in each case, free and clear of all Encumbrances except Permitted Encumbrances, all Intellectual Property Rights used in, held for use in, or necessary to the operation of the Company’s and its Subsidiaries’ businesses (the “Company Intellectual Property”), (ii) (x) as of the date hereof, there are no pending in the last three years, and in the last three years the Company has not received any written notice of any actual or threatened, Actions (including cease and desist letters or letters offering a license received by the Company or any Subsidiary), and (y) no Actions have been brought in the past three years, in each case, alleging a violation, misappropriation or infringement of the Intellectual Property Rights of any other Person by Company or its Subsidiaries or challenging the validity, enforceability, ownership or use of any material Intellectual Property owned by the Company or any of its Subsidiaries, (iii) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the operation of the Company’s and its Subsidiaries’ businesses does not violate, misappropriate or infringe, and has not violated, misappropriated or infringed, the Intellectual Property Rights of any other Person, and (iv) to the Knowledge of the Company, no other Person has violated, misappropriated or infringed any Intellectual Property Rights owned by the Company or any of its Subsidiaries.

(b) Section 3.16(b) of the Company Disclosure Letter contains a complete list, as of the date of this Agreement, of (i) all material registered United States, state and foreign trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing, (ii) all material United States and foreign patents and patent applications, (iii) all material registered United States and foreign copyrights and pending applications to register the same and (iv) all material registered domain names, to the extent reasonably available, in each case owned by the Company and its Subsidiaries, and, including for each such item listed, as applicable, its (v) territory, (w) application or serial number and date, (x) issue or registration number and date, (y) title or mark, and (z) owner. All material registered Intellectual Property Rights of the Company and its Subsidiaries are valid, subsisting and enforceable and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made.

(c) The Company and its Subsidiaries (i) take commercially reasonable efforts to protect and maintain their material trade secrets and other confidential information (including Personal Data) and the security of their information technology systems, (ii) are in material compliance with their privacy policies regarding the collection, use, processing and disclosure of Personal Data and (iii) comply in all material respects with their notices and policies regarding the collection, use, processing and disclosure of Personal Data. To the Knowledge of the Company, in the past three years, there has been no material security breach of, or unauthorized access to, the information technology systems of the Company and its Subsidiaries or any Personal Data in their possession or under their control.

(d) To the Knowledge of the Company, the IT Systems (i) are adequate for the operations of the Company and its Subsidiaries, (ii) perform in material conformance with their documentation, (iii) are free from any material bug or defect, and (iv) do not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any IT Systems, or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software.

Section 3.17 Environmental Laws.

(a) (i) The Company and each of its Subsidiaries is and, since January 1, 2012, has been, in material compliance with all applicable Environmental Laws, and possess, and has timely applied for renewal of, and is and, since January 1, 2012, has been, in material compliance with all applicable Environmental Permits required to own, lease or operate the properties, assets and businesses of the Company and its Subsidiaries as currently operated; (ii) there are no, and there have not been any, Materials of Environmental Concern at any property currently owned or operated by the Company or its Subsidiaries, or, to the Knowledge of the Company, formerly owned or operated by the Company or its Subsidiaries, taken as a whole, or, to the Knowledge of the Company, any other location, in each case under circumstances that have resulted in, or would reasonably be expected to result in, material liability of the Company or any of its Subsidiaries under any applicable Environmental Laws; and (iii) neither the Company nor any of its Subsidiaries has received any written notification, including requests for information, from any Person alleging that it is liable, in respect of a release or threatened release of, or exposure to, any Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release or exposure, to the extent such matter has been fully resolved with such Person or would not be material to the Company and its Subsidiaries, taken as a whole.

(b) There are no Actions arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, affecting any of their current or former respective assets, properties or operations that would be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is a party or subject to, or in default under, any Order issued under or relating to Environmental Laws or Materials of Environmental Concern.

(c) None of the Company or any of its Subsidiaries has any material financial assurance obligations under any Environmental Laws.

(d) The Company has provided to Parent and Carve-out Buyer all environmental audits, site assessments, and soil or groundwater sampling results since January 1, 2012 relating to the Company or any of its Subsidiaries or any of their current or former respective assets, properties or operations, that are in the possession or control of the Company or any of its Subsidiaries and are reasonably obtainable.

(e) To the extent that Conflict Minerals have not been eliminated from the businesses of the Company and its Subsidiaries, the Company and its Subsidiaries have undertaken diligence and chain of custody measures for Conflict Minerals sourced from the Democratic Republic of the Congo consistent with requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, rules and regulations of the SEC thereunder and comparable international law and policy requirements. As used herein, “Conflict Minerals” refers to columbite-tantalite (coltan), cassiterite, gold, wolframite, and their derivatives (including tantalum, tin and tungsten).

Section 3.18 Taxes.

(a) The Company and each of its Subsidiaries have timely filed all material Tax Returns that it was required to file and has timely paid all Taxes shown thereon as due and owing and all other Taxes required to be paid by it. All such Tax Returns are correct and complete in all material respects.

(b) The Company and each of its Subsidiaries are in possession of all material Tax records (including but not limited to transfer pricing documentation) required to be maintained by the Company or any of its Subsidiaries by Section 6001 of the Code and the rules and regulations thereunder and comparable Laws and the rules and regulations of any state, local or foreign Governmental Entity.

(c) No audit or other proceeding with respect to any material Taxes due from the Company or any of its Subsidiaries, or any material Tax Return of the Company or any of its Subsidiaries, is pending or threatened in writing by any Governmental Entity. Each assessed deficiency resulting from any audit or examination relating to Taxes by any Governmental Entity has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its Subsidiaries. No claim in writing has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(d) No material transactions or arrangements involving the Company or its Subsidiaries have taken place or are in existence which are not on arm’s length terms.

(e) Neither the Company nor any of its Subsidiaries have entered into any material transaction or material series of transactions, scheme or arrangement of which are in material violation of any Tax avoidance rules or regulations.

(f) Neither the Company nor any of its Subsidiaries is liable for any Tax as the agent of another person, business or enterprise or constitutes a permanent establishment of any other person, business or enterprise for any Tax purposes.

(g) Neither the Company nor any of its Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any material income Tax Return, or agreed to any extension of time with respect to a material income Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, in each case, other than in the ordinary course of business consistent with past practice, and no request for any such extension or waiver is currently pending.

(h) Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation, Tax sharing agreement or Tax indemnification agreements (in each case, other than any such agreement (i) between or among the Company or any of its Subsidiaries or (ii) not primarily related to Taxes and in either case entered into in the ordinary course of business).

(i) The Company and each of its Subsidiaries has withheld and remitted all material Taxes required to have been withheld and remitted under applicable Law in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other party. The Company and each of its Subsidiaries have complied in all material respects with all Tax information reporting provisions of all applicable Tax Laws.

(j) There are no material Encumbrances for unpaid Taxes on the assets of the Company or any of its Subsidiaries, except Encumbrances for current Taxes not yet due and payable.

(k) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company) or (ii) has any material liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract.

(l) All German Tax groups or Tax consolidation schemes set up for periods prior and up to the Closing Date have been and are respected for Tax purposes and all Taxes due and payable by any member of such Tax group or Tax consolidation scheme have been paid when due.

(m) There are no material deviations between Tax balance sheet and the commercial balance sheet of any German Subsidiary with respect to any balance sheet item, in particular no deviations that could trigger a material amount of Taxes under Section 14 para. 3 of the German Corporate Income Tax Act.

(n) Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code or Section 108(i) of the Code or comparable provisions of state, local or foreign Tax Law.

(o) No German Tax related holding or watching periods, including the period mentioned in Section 22 of the German Restructuring Tax Act, having commenced at or prior to the Closing Date are still relevant after the Closing Date.

(p) Any of the Company and its Subsidiaries required to be registered for the purpose of VAT is so registered, and, since January 1, 2012, has been so registered and complied with and observed in all material respects the terms of applicable VAT legislation.

(q) Since January 1, 2012, neither the Company nor its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law, and neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Entity or is subject to any gain recognition or similar agreement entered into with any Governmental Entity.

(r) Except as would not have, individually or in the aggregate, a Material Adverse Effect, there are no circumstances existing which is reasonably expected to result in the application of section 17, section 78, section 79, sections 80 to 80.04, or section 90 of the ITA, or any equivalent provision under applicable provincial law, to the Canadian Subsidiaries.

Section 3.19 Opinions of Financial Advisors. The Company Board has received the opinion of Deutsche Bank Securities Inc., to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates). The Company Board has received an opinion of BNP Paribas Securities Corp. (together with Deutsche Bank Securities Inc., the “Financial Advisors”) to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock entitled to receive such Merger Consideration. Complete and executed copies of such opinions will be delivered to Parent and Carve-out Buyer for informational purposes promptly, and in any event within two Business Days, following the Company Board’s receipt thereof.

Section 3.20 Brokers or Finders. Except for the Financial Advisors, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Transactions. The Company has made available to Parent and Carve-out Buyer a true, correct and complete copy of all agreements pursuant to which any Person identified in this Section 3.20 is entitled to any fees and expenses in connection with the Transactions.

Section 3.21 Suppliers and Distributors. Section 3.21 of the Company Disclosure Letter sets forth a true, correct and complete list of the ten largest suppliers, vendors, distributors or purchasing agents (“Suppliers”) of each of (A) the SC Business and (B) the OMB Business (based on the dollar value of purchases from the fiscal year ended December 31, 2014). As of the date of this Agreement, none of the foregoing Suppliers has materially reduced or otherwise discontinued, or, to Knowledge of the Company, threatened to materially reduce or discontinue, supplying such goods, materials or services to the Company or any of its Subsidiaries on terms and conditions substantially similar (including with respect to pricing) as those in effect on the date hereof.

Section 3.22 Customers. Section 3.22 of the Company Disclosure Letter sets forth a true, correct and complete list of the ten largest customers (“Customers”) of each of (A) the SC Business and (B) the OMB Business (based on the dollar value of purchases from the fiscal year ended December 31, 2014). As of the date of this Agreement, none of the foregoing Customers has materially reduced or otherwise discontinued, or, to Knowledge of the Company, threatened to materially reduce or discontinue, purchasing such goods, materials or services from the Company or any of its Subsidiaries on terms and conditions substantially similar (including with respect to pricing) as those in effect on the date hereof.

Section 3.23 State Takeover Statutes. Assuming the representations and warranties in Section 4.4 are true and correct, the adoption and approval by the Company Board of this Agreement, the other Transaction Documents to which it is a party and the consummation of the Merger, represent all the actions necessary to render inapplicable to this Agreement, the other Transaction Documents and the Merger, the provisions of Takeover Laws to the extent, if any, such Takeover Laws would otherwise be applicable to this Agreement, the Merger and the transactions related thereto.

Section 3.24 Insurance. The Company and each of its Subsidiaries and their respective properties is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries and self-insurance amounts, which together are customary in all material respects in terms, risks covered and coverage amounts for companies or properties of similar size in the industry and locales in which the Company and its Subsidiaries operate. Except as set forth in Section 3.24 of the Company Disclosure Letter, as of the date hereof, there is no material claim by the Company or any Subsidiary of the Company pending under any insurance policies which has been denied or disputed by the insurer. Neither the Company nor any Subsidiary of the Company has received any written notice of cancellation or termination with respect to any material insurance policy existing as of the date hereof that is held by, or for the benefit of, any of the Company or any of its Subsidiaries. The Company and its Subsidiaries and their respective assets and properties, have at all times since January 1, 2012, been and are insured, to the extent required by Law or any Contract to which the Company or any of its Subsidiaries are party. As of the date hereof, no policy limits applicable to any insurance policies of the Company or any of its Subsidiaries have been exhausted or materially reduced.

Section 3.25 Affiliate Transactions. No Related Party is, and to the Knowledge of the Company, no former senior employee, director or officer of the Company or its Subsidiaries is, a party to any Contract with or binding upon the Company or its Subsidiaries (other than employment agreements) or any of their respective properties or assets or has any material interest in any property used by the Company or its Subsidiaries or has engaged in any material transaction with any of the foregoing since January 1, 2012, in either case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (a “Company Affiliate Transaction”) that has not been so disclosed.

Section 3.26 JV Entities.

(a) All JV Interests are owned, directly or indirectly, by the Company, free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) With respect to each JV Entity, Section 3.26 of the Company Disclosure Letter sets forth (i) the authorized share capital of the JV Entity, and (ii) the issued and outstanding equity interests of such JV Entity as of the Capitalization Date. To the Knowledge of the Company, at the close of business on the Capitalization Date, there were no other shares of any JV Entity’s capital stock or any securities valued by reference to or convertible into or exchangeable or exercisable for any shares of its capital stock outstanding.

(c) To the Knowledge of the Company, there is no pending or threatened Action against any JV Entity or any of its Subsidiaries that would be disclosable under Section 3.12 (substituting the “Company” for the “JV Entity”).

Section 3.27 Certain Business Practices.

(a) The Company and its Subsidiaries, and their officers, directors, employees, and, to the Knowledge of the Company and its Subsidiaries, the distributors and agents of the Company or its Subsidiaries are, and since January 1, 2012, have been, in compliance in all material respects with applicable Laws governing the importation of goods, Anti-Corruption Laws, Economic Sanctions Laws and with section 7 of the German Foreign Trade Ordinance (§ 7 Außenwirtschaftsverordnung) or a similar applicable anti-boycott statute.

(b) The Company and its Subsidiaries do not, and have not since January 1, 2012, carried on any business, directly or indirectly, involving Cuba, Iran, Syria, Sudan, North Korea or Crimea.

(c) Neither the Company nor any of its Subsidiaries (nor any of their respective officers, directors or employees), since January 1, 2012, has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee (including any employee of a state-owned or state-controlled enterprise), political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was not in compliance in all material respects with the Laws of any applicable federal, state, local or foreign jurisdiction.

(d) Neither the Company nor any of its Subsidiaries has, since January 1, 2012, received any written allegation, demand notice, or order, in each case, from a Governmental Entity with respect to, or launched any internal investigation or made any voluntary disclosure concerning, a material breach of or material liability under applicable Laws governing the importation of goods, Anti-Corruption Laws, Economic Sanctions Laws or Section 7 of the German Foreign Trade Ordinance or any similar anti-boycott Law.

(e) The Company and its Subsidiaries implement and maintain internal controls, policies and procedures intended to detect, prevent and deter violations of applicable Laws governing the importation of goods, Anti-Corruption Laws, Economic Sanctions Laws and section 7 of the German Foreign Trade Ordinance or a similar applicable anti-boycott statute.

Section 3.28 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, none of the Company, any of its Subsidiaries or any other Person makes any representations or warranties on behalf of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries will have or be subject to any liability or indemnification obligation, except in the case of fraud, to Parent, Merger Sub or Carve-out Buyer or any other Person resulting from the distribution to Parent, Merger Sub or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement. Each of Parent, Merger Sub and Carve-out Buyer acknowledges and agrees that it has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in this Article III and that all other representations and warranties are specifically disclaimed. For the avoidance of doubt, neither the Company nor any of its Affiliates makes any express or implied representation or warranty with respect to “Information” as defined in the Confidentiality Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization.

(a) Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, not being in receivership, judicial management, liquidation or dissolution or subject to any analogous proceedings, and has all requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except as has not had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Each of Parent and Merger Sub is qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever. On or prior to the date required herein, Parent has provided to the Company the name of the “ultimate parent entity” for purposes of obtaining the approvals of the Governmental Entities contemplated by this Agreement. Neither Parent nor Merger Sub is in violation of its organizational or governing documents in any material respect. Each of Parent and Merger Sub is qualified or duly licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary and has complied with all conditions applicable to such qualifications or licenses, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has all necessary limited liability company or corporate (as applicable) power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder or thereunder. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is a party, and the consummation by it of the Transactions and Parent’s Financing, have been duly and validly authorized by the board of managers of Parent and the board of directors of Merger Sub, and, except for Parent’s adoption of this Agreement as sole stockholder of Merger Sub, no other corporate or other entity action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Merger, Parent’s Financing and the Carve-out Transaction. This Agreement and the other Transaction Documents have been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery of this Agreement and such Transaction Documents by the Company or other parties to such Transaction Documents, as applicable, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, subject to the General Enforceability Exceptions. No vote or approval of the members of Parent is required in connection with the execution, delivery or performance by Parent and Merger Sub of their obligations hereunder under the other Transaction Documents to which they are a party or for the consummation of the Transactions or Parent’s Financing (including pursuant to the requirements of any applicable stock exchange).

Section 4.3 Consents and Approvals; No Violations; Transaction Documents.

(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the other Transaction Documents and Parent’s Financing to which it is a party and the consummation by Parent and Merger Sub of the Transactions do not and will not (i) contravene, conflict with or violate the respective organizational or governing documents of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) of this Section have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law or Order applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default or requires a consent (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties or assets are bound or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Parent or Merger Sub, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, termination, cancellation, amendment or acceleration or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the other Transaction Documents and Parent’s Financing to which it is a party and the consummation by Parent and Merger Sub of the Transactions, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for the Specified Approvals and any such consent, approval, authorization, declaration, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) There are no Contracts between Parent, Merger Sub or their respective Affiliates, on the one hand, and Carve-out Buyer and its respective Affiliates, on the other hand, that affect the obligations of any party to consummate any of the Transactions or the Financing, other than such Contracts of which a true, correct and complete copy has been provided to the Company prior to the date of this Agreement.

Section 4.4 Ownership of Company Common Stock. As of the date of this Agreement, none of Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any shares of Company Common Stock and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire or vote any shares of Company Common Stock except pursuant to this Agreement. None of Parent, Merger Sub or any of their “affiliates” or “associates” is or has been, within three years of the date hereof, an “interested stockholder” of the Company, as those terms are defined in Section 203 of the DGCL, or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement or the Transactions. There are no Contracts between Parent, Merger Sub or Guarantor A, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Transactions.

Section 4.5 Information in Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub regarding Parent, Merger Sub or their respective Affiliates, specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Financing.

(a) As of the date of this Agreement, Parent (or a Subsidiary thereof) has received (i) an executed equity commitment letter dated the date hereof (the “Equity Commitment Letter”) from Guarantor A to provide equity financing to Parent in an aggregate amount of $210,000,000, subject to the terms and conditions set forth therein (the “Equity Financing”), and (ii) an executed debt commitment letter dated the date hereof (as may be amended or replaced, in each case subject to the terms of Section 7.13(a), the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) from Credit Suisse AG and Credit Suisse Securities (USA) LLC, who have committed, subject to the terms and conditions set forth therein, to provide the amount of financing set forth in the Debt Commitment Letter for the Financing Purposes (as defined below). A true and complete copy of each fully executed Commitment Letter as in effect on the date hereof has been provided to the Company. A true and complete copy of each fee letter related to the Debt Commitment Letter as in effect on the date hereof has been provided to the Company, except that the numerical fees and pricing “flex terms” may have been redacted.

(b) Each of Merger Sub and Parent has fully paid any and all commitment fees or other fees required by such Commitment Letters to be paid on or before the date hereof. As of the date hereof, each Commitment Letter is a legal, valid and binding obligation of Merger Sub and Parent, as applicable, and, to the Knowledge of Parent and Merger Sub, each other party thereto, and in full force and effect except that such enforcement may be subject to General Enforceability Exceptions. As of the date hereof, (i) none of the Commitment Letters has been amended or modified in any respect or has been withdrawn, terminated or rescinded in any respect, and does not contain any material misrepresentation by Parent or Merger Sub and (ii) no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of Parent or Merger Sub. As of the date hereof, no amendment or modification to, or withdrawal, termination or rescission of, any Commitment Letter is contemplated.

(c) Assuming the Parent’s Financing is funded in accordance with the Commitment Letters, the aggregate proceeds contemplated by the Commitment Letters, together with available cash of the Company and its Subsidiaries and the cash provided by Carve-out Buyer, will be sufficient for Parent and Merger Sub and, after the Closing, the Company to complete the Transactions, and to satisfy all of the obligations of Parent and Merger Sub under this Agreement, including paying the aggregate Merger Consideration at Closing, any required refinancings or repayments of existing Indebtedness of the Company or any of its Subsidiaries and paying all related fees and expenses payable by Parent, Merger Sub or the Surviving Corporation (collectively, the “Financing Purposes”).

(d) Except for the fee letter referred to in the Debt Commitment Letter (copies of which have been provided to the Company in accordance with the foregoing) and customary fee credit letters, as of the date hereof, (i) there are no side letters or other Contracts relating to the funding or investing, as applicable, of the financing contemplated by the Commitment Letters other than as expressly set forth in the applicable Commitment Letter, other than the customary letters among the tenders related thereto and (ii) there are no conditions precedent or other contingencies (x) related to the funding of the full amount of the Parent’s Financing or any provisions that could reduce the aggregate amount of the Financing set forth in any Commitment Letter or the aggregate proceeds contemplated by any Debt Commitment Letter or (y) that could otherwise adversely affect the conditionality, enforceability or availability of the Debt Commitment Letter with respect to all or any portion of Parent’s Debt Financing, in each case, other than as expressly set forth in the applicable Commitment Letter. As of the date hereof, neither Merger Sub or Parent has any Knowledge of any facts or circumstances that would be reasonably likely to result in any of the conditions to the Parent’s Financing not being satisfied on a timely basis or that would cause the Parent’s and Merger Sub’s Financing to not be available to Parent and Merger Sub on the date on which the Closing should occur pursuant to Section 1.2.

(e) Concurrently with the execution of this Agreement, Guarantor A has delivered to the Company the duly executed Limited Guaranty. The Limited Guaranty is in full force and effect, has not been amended or modified, and is a legal, valid, binding and enforceable obligation of Guarantor A except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor A under the Limited Guaranty.

Section 4.7 No Prior Activities. Merger Sub has been formed solely for the purpose of engaging in the Transactions and the Financing and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein (except for de-minimus obligations incidental to its formation). As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent.

Section 4.8 Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Parent, threatened by any Governmental Entity, against Parent or Merger Sub which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor Merger Sub is a party or subject to or in default under any Order which would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.9 No Vote of Parent Stockholders. Except for the adoption of the Agreement by Parent as the sole stockholder of Merger Sub, no vote of the members of Parent or the holders of any securities of Parent (equity or otherwise), is required by any applicable Law, the certificate of formation or limited liability company agreement of Parent (or similar organizational documents) or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Merger.

Section 4.10 Solvency. Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger have been satisfied or waived, (b) any estimates, projections or forecasts of the Company or any of its Subsidiaries have been prepared in good faith based upon assumptions that were, at the time made, and continue to be, at the Effective Time, reasonable, (c) the most recent Company Financial Statements fairly present the consolidated financial condition of the Company and its Subsidiaries as of the end of the periods covered thereby and the consolidated results of operation of the Company and its Subsidiaries for the periods covered thereby, and (d) accuracy and completeness of the representations and warranties in Article III, then immediately following the Effective Time and after giving effect to the consummation of the Transactions and the Financing, the payment of the aggregate consideration to which the stockholders and other equityholders of the Company are entitled under Article II, funding of any obligations of the Surviving Corporation or its Subsidiaries which become due or payable by the Surviving Corporation and its Subsidiaries in connection with, or as a result of, the Merger, any required refinancings or repayments of existing Indebtedness of the Company or any of its Subsidiaries and payment of and related fees, expenses and other amounts required to be paid in connection with this Agreement and the Financing, the Surviving Corporation and its Subsidiaries, taken as a whole, will not: (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (iii) have incurred debts, or intend to incur debts, including contingent and other liabilities, beyond its ability to pay such debts as they become due.

Section 4.11 Disclaimer of Warranties. Parent and Merger Sub acknowledge that neither the Company, its Subsidiaries nor any other Person has made any express or implied representation or warranty on behalf of the Company or any of its Affiliates as to the accuracy or completeness of any information regarding the Company provided to Parent and Merger Sub, except as expressly set forth in Article III (which are qualified by the Company Disclosure Letter and the Company SEC Documents, as applicable). In connection with any investigation by Parent and Merger Sub of the Company and its Subsidiaries, Parent and Merger Sub have received or may receive from the Company and/or its Affiliates and/or other Persons on behalf of the Company certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Merger Sub are familiar with such uncertainties, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Parent and Merger Sub shall have no claim against the Company or any other Person with respect thereto, except in the case of fraud. Accordingly, Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company makes any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans). Except for the representations and warranties in this Article IV, neither Parent nor Merger Sub nor any other Person makes any express or implied representation or warranty on behalf of Parent of its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CARVE-OUT BUYER

Carve-out Buyer represents and warrants to the Company as follows:

Section 5.1 Organization.

(a) Carve-out Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, not being in receivership, judicial management, liquidation or dissolution or subject to any analogous proceedings, and has all requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except as has not had, or would reasonably be expected to have, individually or in the aggregate, a Carve-Out Buyer Material Adverse Effect.

(b) Carve-out Buyer is qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Carve-out Buyer Material Adverse Effect. Guarantor P is the “ultimate parent entity” for purposes of obtaining the approvals of the Governmental Entities contemplated by this Agreement. Carve-out Buyer is not in violation of its organizational or governing documents in any material respect. Carve-out Buyer is qualified or duly licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary and has complied with all conditions applicable to such qualifications or licenses, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Carve-out Buyer Material Adverse Effect.

Section 5.2 Authorization; Validity of Agreement; Necessary Action. Carve-out Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder or thereunder. The execution, delivery and performance by Carve-out Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation by it of the Transactions and the Carve-out Buyer’s Debt Financing, have been duly and validly authorized by the board of directors of Carve-out Buyer, no other corporate action on the part of Carve-out Buyer is necessary to authorize the execution, delivery and performance by Carve-out Buyer of this

Agreement and the other Transaction Documents to which it is a party and the consummation of the Merger, the Carve-out Buyer’s Debt Financing and the Carve-out Transaction. This Agreement and the other Transaction Documents have been duly executed and delivered by Carve-out Buyer and, assuming due and valid authorization, execution and delivery of this Agreement and such Transaction Documents by the Company or other parties to such Transaction Documents, as applicable, is a valid and binding obligation of Carve-out Buyer enforceable against it in accordance with its terms, subject to the General Enforceability Exceptions. No vote or approval of the stockholders of Carve-out Buyer is required in connection with the execution, delivery or performance by Carve-out Buyer of its obligations hereunder under the other Transaction Documents to which it is a party or for the consummation of the Transactions or the Financing (including pursuant to the requirements of any applicable stock exchange).

Section 5.3 Consents and Approvals; No Violations; Transaction Documents.

(a) The execution, delivery and performance of this Agreement by Carve-out Buyer and the other Transaction Documents and the Carve-out Buyer’s Debt Financing to which it is a party and the consummation by Carve-out Buyer of the Transactions do not and will not (i) contravene, conflict with or violate the respective organizational or governing documents of Carve-out Buyer, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) of this Section have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law or Order applicable to Carve-out Buyer or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default or requires a consent (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Carve-out Buyer is a party or by which Carve-out Buyer or its or any of their respective properties or assets are bound or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of Carve-out Buyer, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, termination, cancellation, amendment or acceleration or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Carve-out Buyer Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Carve-out Buyer and the other Transaction Documents and the Carve-out Buyer’s Debt Financing to which it is a party and the consummation by Carve-out Buyer of the Transactions, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for the Specified Approvals and any such consent, approval, authorization, declaration, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Carve-out Buyer Material Adverse Effect.

(c) There are no Contracts between Parent, Merger Sub or their respective Affiliates, on the one hand, and Carve-out Buyer and its respective Affiliates, on the other hand, that affect the obligations of any party to consummate any of the Transactions or the Financing, other than such Contracts of which a true, correct and complete copy has been provided to the Company prior to the date of this Agreement.

Section 5.4 Ownership of Company Common Stock. As of the date of this Agreement, none of Carve-out Buyer or its Affiliates owns (directly or indirectly, beneficially or of record) any shares of Company Common Stock and none of Carve-out Buyer or its Affiliates holds any rights to acquire or vote any shares of Company Common Stock except pursuant to this Agreement. None of Carve-out Buyer or any of its “affiliates” or “associates” is or has been, within three years of the date hereof, an “interested stockholder” of the Company, as those terms are defined in Section 203 of the DGCL, or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement or the Transactions. There are no Contracts between Carve-out Buyer or Guarantor P, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Transactions.

Section 5.5 Information in Proxy Statement. None of the information supplied or to be supplied by Carve-out Buyer regarding Carve-out Buyer or its Affiliates specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.6 Financing.

(a) As of the date of this Agreement, Carve-out Buyer has received an executed debt commitment letter dated the date hereof (as may be amended or replaced, in each case, in accordance with the terms of Section 7.13(b), the “Carve-out Buyer Debt Commitment Letter”) from Barclays Bank PLC, Credit Suisse AG and Credit Suisse Securities (USA), LLC, who have committed, subject to the terms and conditions set forth therein, to provide to Carve-out Buyer the amount of financing set forth in the Carve-out Buyer Debt Commitment Letter for the Carve-out Transaction Financing Purposes (as defined below). A true and complete copy of the fully executed Carve-out Buyer Debt Commitment Letter as in effect on the date hereof has been provided to the Company. A true and complete copy of each fee letter and engagement letter related to the Carve-out Buyer Debt Commitment Letter as in effect on the date hereof has been provided to the Company, except that the numerical fees and pricing “flex terms” may have been redacted.

(b) Carve-out Buyer has fully paid any and all commitment fees or other fees required by such Carve-out Buyer Debt Commitment Letter to be paid on or before the date hereof. As of the date hereof, the Carve-out Buyer Debt Commitment Letter is a legal, valid and binding obligation of Carve-out Buyer and, to the knowledge of Carve-out Buyer, each other party thereto, and in full force and effect except that such enforcement may be subject to General Enforceability Exceptions. As of the date hereof, (i) the Carve-out Buyer Debt Commitment

Letter has not been amended or modified in any respect or has been withdrawn, terminated or rescinded in any respect, and does not contain any material misrepresentation by Carve-out Buyer and (ii) no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of Carve-out Buyer. As of the date hereof, no amendment or modification to, or withdrawal, termination or rescission of, the Carve-out Buyer Debt Commitment Letter is contemplated.

(c) Assuming the Carve-out Buyer’s Financing is funded in accordance with the Carve-out Buyer Debt Commitment Letter, the aggregate proceeds contemplated by the Carve-out Buyer Debt Commitment Letter, together with available cash of the SC Business, will be sufficient for Carve-out Buyer to complete the Carve-out Transaction, and to satisfy all of the obligations of Carve-out Buyer in connection with this Agreement and the Carve-out Purchase Agreement, including paying the aggregate consideration for the Carve-out Transaction and paying all related fees and expenses payable by Carve-out Buyer (collectively, the “Carve-out Transaction Financing Purposes”).

(d) Except for the fee letter and engagement letter referred to in the Carve-out Buyer Debt Commitment Letter (copies of which have been provided to the Company in accordance with the foregoing) and customary fee credit letters, as of the date hereof, (i) there are no side letters or other Contracts relating to the funding or investing, as applicable, of the financing contemplated by the Carve-out Buyer’s Commitment Letter other than as expressly set forth in the applicable Commitment Letter, other than the customary letters among the tenders related thereto and (ii) there are no conditions precedent or other contingencies (x) related to the funding of the full amount of Carve-out Buyer’s Financing or any provisions that could reduce the aggregate amount of the Financing set forth in the Carve-out Buyer Debt Commitment Letter or the aggregate proceeds contemplated by the Carve-out Buyer Debt Commitment Letter or (y) that could otherwise adversely affect the conditionality, enforceability or availability of the Carve-out Buyer Debt Commitment Letter with respect to all or any portion of Carve-out Buyer’s Debt Financing, in each case, other than as expressly set forth in the Carve-out Buyer Debt Commitment Letter. As of the date hereof, Carve-out Buyer has no knowledge of any facts or circumstances that would be reasonably likely to result in any of the conditions to the Carve-out Buyer’s Financing not being satisfied on a timely basis or that would cause the Carve-out Buyer’s Financing to not be available to Carve-out Buyer on the date on which the closing of the Carve-out Transaction should occur.

(e) Concurrently with the execution of this Agreement, Guarantor P has delivered to the Company the duly executed Limited Guaranty. The Limited Guaranty is in full force and effect, has not been amended or modified, and is a legal, valid, binding and enforceable obligation of Guarantor P except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor P under the Limited Guaranty.

Section 5.7 No Prior Activities. Carve-out Buyer has been formed solely for the purpose of engaging in the Transactions and the Carve-out Buyer’s Debt Financing and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein (except for de-minimus obligations incidental to its formation). As of the date of this Agreement, the authorized capital stock of Carve-out Buyer consists of 1,000 shares of common stock, par value $.01 per share, 100 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Carve-out Buyer is, and immediately prior to the Effective Time will be, indirectly owned by Guarantor P.

Section 5.8 Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Carve-out Buyer, threatened by any Governmental Entity, against Carve-out Buyer which would reasonably be expected to have, individually or in the aggregate, a Carve-out Buyer Material Adverse Effect. Carve-out Buyer is not a party or subject to or in default under any Order which would have, individually or in the aggregate, a Carve-out Buyer Material Adverse Effect.

Section 5.9 No Vote of Carve-out Buyer Stockholders. No vote of the stockholders of Carve-out Buyer or the holders of any other securities of Carve-out Buyer (equity or otherwise), is required by any applicable Law, the certificate of incorporation or by-laws of Carve-out Buyer (or similar organizational documents) or the applicable rules of any exchange on which securities of Carve-out Buyer are traded, in order for Carve-out Buyer to consummate the Merger.

Section 5.10 Solvency. Assuming that (a) the conditions to the obligation of Carve-out Buyer to consummate the Carve-out Transaction have been satisfied or waived, (b) any estimates, projections or forecasts of the Company or any of its Subsidiaries have been prepared in good faith based upon assumptions that were, at the time made, and continue to be, at the Effective Time, reasonable, (c) the most recent Company Financial Statements fairly present the consolidated financial condition of the Company and its Subsidiaries as of the end of the periods covered thereby and the consolidated results of operation of the Company and its Subsidiaries for the periods covered thereby, and (d) accuracy and completeness of the representations and warranties in Article III, then immediately following the consummation of the Carve-out Transaction and after giving effect to Carve-out Buyer’s Debt Financing, Carve-out Buyer and its Subsidiaries, taken as a whole, will not: (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (iii) have incurred debts, or intend to incur debts, including contingent and other liabilities, beyond its ability to pay such debts as they become due.

Section 5.11 Disclaimer of Warranties. Carve-out Buyer acknowledges that neither the Company, its Subsidiaries nor any other Person has made any express or implied representation or warranty on behalf of the Company or any of its Affiliates as to the accuracy or completeness of any information regarding the Company provided to Carve-out Buyer, except as expressly set forth in Article III (which are qualified by the Company Disclosure Letter and the Company SEC Documents, as applicable). In connection with any investigation by Carve-out Buyer of the Company and its Subsidiaries, Carve-out Buyer has received or may receive from the Company and/or its Affiliates and/or other Persons on behalf of the Company certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications. Carve-out Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Carve-out Buyer is familiar with such uncertainties, that Carve-out Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Carve-out Buyer shall have no claim against the Company or any other Person with respect thereto, except in the case of fraud. Accordingly, Carve-out Buyer acknowledges that neither the Company nor any other Person on behalf of the Company makes any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans). Except for the representations and warranties in this Article V, neither Carve-out Buyer nor any other Person makes any express or implied representation or warranty on behalf of Carve-out Buyer of its Affiliates.

ARTICLE VI

COVENANTS

Section 6.1 Interim Operations of the Company.

(a) From the date of this Agreement and until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except (i) as contemplated by this Agreement, (ii) as set forth in Section 6.1 of the Company Disclosure Letter, (iii) as required by applicable Law, (iv) solely with respect to the OMB Business, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), (v) solely with respect to the SC Business, as consented to in writing by Carve-out Buyer (such consent not to be unreasonably withheld, conditioned or delayed) or (vi) with respect to the Business, as consented to by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company covenants and agrees with Parent and Carve-out Buyer that each of the Company and each Subsidiary of the Company shall, (x) conduct its business in all material respects in the ordinary course of business consistent with past practice, and (y) use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to preserve the relationships with those Persons having business or regulatory relationships with the Company or any of its Subsidiaries.

(b) From the date of this Agreement and until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except (1) as contemplated by this Agreement, (2) as set forth in Section 6.1 of the Company Disclosure Letter, (3) as required by applicable Law, (4) solely with respect to the OMB Business, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed; provided that with respect to the Sole Discretion Provisions, Parent’s consent shall be given or withheld in its sole discretion), (5) solely with respect to the SC Business, as consented to in writing by Carve-out Buyer (such consent not to be unreasonably withheld, conditioned or delayed; provided that with respect to the Sole Discretion Provisions, Parent’s consent shall be given or withheld in its sole discretion), or (6) with respect to the Business, as consented to by Parent and Carve-out Buyer (such consent not to be unreasonably withheld, conditioned or delayed; provided that with respect to the Sole Discretion Provisions, Parent’s consent shall be given or withheld in its sole discretion), the Company agrees that it shall not, and it shall cause its Subsidiaries not to:

(i) amend its Restated Certificate of Incorporation or By-Laws or amend or authorize or permit the Subsidiaries of the Company to amend the certificate of incorporation, by-laws or other comparable charter or organizational documents of the Subsidiaries of the Company, whether by merger, consolidation, conversion or otherwise;

(ii) declare, set aside for payment, establish a record date for, authorize or pay any dividends on or make any distribution with respect to its or its Subsidiaries’ outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid by wholly owned Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries;

(iii) (A) split, combine, divide, subdivide, reverse split, consolidate, reclassify, recapitalize or effect any other similar transaction with respect to any of its or its Subsidiaries’ capital stock or (B) issue, sell, grant, dispose or authorize or propose the issuance, sale, grant, disposition or authorization of any shares of capital stock or any other securities in respect of, in lieu of or in substitution for shares of its or any of its Subsidiaries’ capital stock, or sell or propose the sale of any JV Entity’s capital stock that is directly or indirectly held by the Company or its Subsidiaries, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction and except in respect of any shares of the Company’s capital stock reserved for issuance on the date of this Agreement for awards under the Company Stock Plans outstanding on the date of this Agreement or in respect of account balances under the Deferred Compensation Plans as of the date of this Agreement;

(iv) make any acquisition (including by merger, consolidation, acquisition of assets, or otherwise) of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets (in each case, except in the ordinary course of business consistent with past practice or as otherwise permitted by this Agreement) of any other Person for consideration in an amount greater than $1,000,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $2,000,000 in the aggregate; provided, however, that this Section 6.1(b)(iv) shall not permit the Company or any of its Subsidiaries to acquire the capital stock or other equity interests of any other Person;

(v) except as required by applicable Law, under the terms of any Company Plan as in effect on the date of this Agreement, with respect to clauses (A) and (B), in the ordinary course of business consistent with past practice, or as disclosed on Section 6.1(b)(v) of the Company Disclosure Letter, (A) increase the compensation or other benefits payable or provided to the Company’s or any of its Subsidiaries’ non-senior employees or independent contractors, (B) (I) enter into any employment, change of control, severance or retention agreement, arrangement or plan with, or otherwise grant any severance or termination pay to, any non-senior employee or independent contractor of the Company or any of its Subsidiaries or (II) add any individual who was not covered by the Severance Plans as of the date of this Agreement as a covered employee in any such plan, (C) increase the compensation or other benefits payable or provided to the Company’s directors, officers or senior employees, (D) enter into any employment, change of control, severance or retention agreement, arrangement or plan with, or otherwise grant any severance or termination pay to, any current or former director, officer or senior employee of the Company, (E) hire any employee or service provider whose base salary exceeds $350,000, (F) terminate the employment of any officer of the Company or any of its Subsidiaries unless for Cause, (G) amend or terminate any, or enter into or adopt any new, Company Plan or other plan, trust, fund, policy, agreement or arrangement for the benefit of any current or former directors, officers, employees or independent contractors of the Company or any of its Subsidiaries, (H) take any action to fund the payment of compensation or benefits under any Company Plan or (I) adopt, enter into, amend or terminate any collective bargaining agreement or other similar arrangement relating to unions, works councils or other organized employees;

(vi) enter into or make any loans to any of its executive officers, directors, employees, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as disclosed on Section 6.1 of the Company Disclosure Letter, other than expense advancements and retainers in the ordinary course of business consistent with past practice;

(vii) enter into (A) any intercompany loan or (B) any intercompany debt arrangement, or, in either case, modify or otherwise increase or decrease the balances thereof except in the ordinary course of business consistent with past practice;

(viii) grant any material refunds, credits, rebates or other allowances to any supplier, vendor, distributor or franchisee, other than in the ordinary course of business consistent with past practice;

(ix) enter into any Contract with respect to the voting or registration of the shares of the Company’s or its Subsidiaries’ capital stock or other securities or equity interests;

(x) incur, assume, guarantee, prepay, issue, modify, syndicate, refinance or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than for Indebtedness pursuant to the Company’s existing credit facility;

(xi) except for transactions in connection with the Company’s previously announced stock repurchase program, directly or indirectly, purchase, redeem or otherwise acquire any shares of its or its Subsidiaries capital stock or any rights, warrants or options to acquire any such shares;

(xii) make any loans, advances or capital contributions to, or investment in, any other Person;

(xiii) sell, lease, license, transfer, exchange or swap, abandon or otherwise dispose, or mortgage, pledge, hypothecate, grant an easement with respect to, or otherwise encumber or restrict, or subject to any lien (in each case, other than Permitted Encumbrances), in a single transaction or a series of transactions, any portion of its properties or assets, including the capital stock or other equity interests of the Company’s Subsidiaries or the JV Interests by the Company or any of its Subsidiaries, other than (A) sales, leases, licenses, transfers, exchanges, swaps, abandonments and other dispositions or mortgages, pledges, hypothecations, grants, encumbrances, restrictions or liens in the ordinary course of business consistent with past practice (including inventory and obsolete equipment) or (B) pursuant to existing agreements in effect prior to the execution of this Agreement; provided, however, that this Section 6.1(b)(xiii) shall not permit the Company or any of its Subsidiaries to sell, lease, license, transfer, exchange or swap, abandon or otherwise dispose, or mortgage, pledge, hypothecate, grant an easement with respect to, or otherwise encumber or restrict, or subject to any lien (in each case, other than Permitted Encumbrances) (x) the capital stock of any of the Company’s Subsidiaries or any JV Interest or (y) any material assets or properties;

(xiv) other than any Contract entered into with any customer, supplier or distributor in the ordinary course of business consistent with past practice (A) enter into any Material Contract or (B) modify, amend, terminate, renew or waive any material rights or obligations under any Material Contract; provided, that any amendment, modification, termination or waiver of rights under any Material Contract with payments in excess of (A) $4,000,000, in the case of the VAC Business, (B) $4,000,000, in the case of the EPT Business and (C) $2,000,000, in the case of all other businesses of the Company and its Subsidiaries, in each case, annually as averaged over the term thereof shall not be deemed to be in the ordinary course of business consistent with past practice;

(xv) enter into, amend, modify, extend, renew or terminate any Lease other than in the ordinary course of business consistent with past practice; provided, that any entrance into any amendment, modification, extension, renewal or termination of a Lease with rental and other payments in excess of $1,000,000 annually as averaged over the term thereof shall not be deemed to be in the ordinary course of business consistent with past practice;

(xvi) enter any new line of business outside of its existing business as of the date hereof;

(xvii) fail to use commercially reasonable efforts to maintain in full force and effect existing insurance coverage in all material respects; provided, that in the event of a termination, cancellation or lapse of any material insurance policies, it shall use commercially reasonable efforts to promptly obtain replacement policies providing insurance coverage with respect to the material assets, operations and activities of the Company and its Subsidiaries as currently in effect as of the date hereof;

(xviii) waive, release, assign, settle or compromise any Action, Transaction Claim, or other claim, liability or obligation, whether absolute, accrued, asserted or unasserted, contingent or otherwise against the Company or any of its Subsidiaries or any of their respective directors or officers with respect to their positions as such with the Company or its Subsidiaries or the operation of the business thereof, other than (i) in the ordinary course of business consistent with past practice (except with respect to any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the Transactions (each, a “Transaction Claim”)), and (ii) either (A) for an amount not greater than $1,000,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $2,000,000 in the aggregate (determined, in each case, net of insurance proceeds) or (B) if the loss resulting from such waiver, release, assignment, settlement or compromise is reimbursed to the Company or any of its Subsidiaries by an insurance policy, in each of clauses (i) or (ii) only without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or any of its officers or directors;

(xix) change any material financial accounting policies, procedures, principles or practices or any methods of reporting income, deductions or other material items for financial accounting purposes, unless required by a change in GAAP or applicable Law;

(xx) make or rescind any material Tax election, settle or compromise any material Tax liability, fail to file any material Tax Return when due (taking extensions into account), enter into any material closing agreement, file any amended Tax Return that differs materially from prior Tax Returns or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, change any material Tax practice or procedure, or make any material change to any accounting principles, methods or practices (except as required or permitted by GAAP) to the extent such action would adversely affect Parent or the Company or any of its Subsidiaries with respect to a taxable period (or portion thereof) beginning after the Closing Date, or take or fail to take any other action with respect to Tax matters that is in any material respect outside the ordinary course of business or inconsistent with past practice;

(xxi) sell, lease, assign, transfer, grant, encumber, license, pledge or otherwise dispose of any material Company Intellectual Property, other than in the ordinary course of business consistent with past practice;

(xxii) take any act or omit to do any act whereby any material Company Intellectual Property will become invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain, other than in the ordinary course of business consistent with past practice;

(xxiii) adopt a plan of agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganizational document;

(xxiv) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Company Affiliate Transaction;

(xxv) take any actions, or omit to take any actions, that would reasonably be expected to cause or result in any of the conditions set forth in Article VIII not to be satisfied in accordance with the terms and subject to the conditions set forth therein;

(xxvi) enter into or adopt any “poison pill” or similar stockholder rights plan applicable to Guarantor A, Guarantor P, Parent, Merger Sub, Carve-out Buyer or any of their respective Affiliates;

(xxvii) make or authorize capital expenditures in excess of the Company’s current twelve month cash flow forecast as set forth on Section 6.1(xxvii)of the Company Disclosure Letter; and

(xxviii) commit, agree or resolve, in writing or otherwise, to take any of the actions described in the foregoing clauses (i)-(xxvi).

Without limiting in any way any party’s rights or obligations under this Agreement (including this Section 6.1), nothing contained in this Agreement shall give Parent, Merger Sub or Carve-out Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its operations.

(c) The Company agrees that it will, and will cause its Subsidiaries to, comply in all respects with the terms and conditions set forth in Section 6.1(c) of the Company Disclosure Letter.

Section 6.2 Acquisition Proposals.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on July 5, 2015, the Company, its Subsidiaries and their Representatives shall have the right to, directly or indirectly: (i) solicit, initiate, facilitate or encourage, whether publicly or otherwise, the submission of any Company Takeover Proposal (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to a Company Takeover Proposal), including by way of providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements; provided, that the Company shall substantially concurrently with providing written non-public information or non-written material non-public information to such person, provide to Parent and Carve-out Buyer any such non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent and Carve-out Buyer or their respective Representatives; and (ii) enter into, engage in, and maintain discussions or negotiations with respect to Company Takeover Proposals (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to a Company Takeover Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, including through the limited waiver by the Company of any pre-existing standstill or similar provision with any Person solely to the extent necessary to permit such Person to make or amend a Company Takeover Proposal (such limited waiver to include an express acknowledgment by the parties thereto that under no circumstances will such restricted person(s) be permitted to acquire, directly or indirectly, any securities of the Company prior to the valid termination of this Agreement). The Company shall, and shall cause its Subsidiaries and their respective Representatives to, orally and in writing, keep Parent and Carve-out Buyer informed on a reasonably current basis (and in any event within forty-eight hours) of the status and terms and conditions of any Company Takeover Proposal, including the price and form of consideration and all material terms and conditions (other than the identity of the party thereto) of such Company Takeover Proposal and any material developments, discussions or negotiations in connection therewith, or any material modifications to the financial or other terms and conditions of any such Company Takeover Proposal.

(b) Except as permitted by Section 6.2(c), the Company shall, and shall cause its controlled Affiliates and direct its and their respective Representatives (which for all purposes of this Section 6.2 shall include the investment bankers acting on behalf of the Company and its controlled Affiliates in connection with the Transactions) to: (i) from 12:00 a.m. (New York City time) on July 5, 2015 (the “No-Shop Period Start Date”) cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Company Takeover Proposal, (ii) promptly inform its Affiliates and its and their respective Representatives of the obligations undertaken in this Section 6.2, (iii) on or prior to the No-Shop Period Start Date promptly request that all confidential information previously furnished to any such third parties and their respective Representatives be returned or destroyed promptly and shut down any “data room” or analogous access to information, (iv) from the No-Shop Period Start Date until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article IX, not directly or indirectly (A) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any Company Takeover Proposal or any inquiries regarding, or the making, disclosure or submission of, any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in, knowingly facilitate, knowingly encourage or otherwise participate in any discussions or negotiations regarding any Company Takeover Proposal or any proposal, inquiry or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, or furnish to any other Person any non-public information or otherwise afford access to the Company’s books and records in connection therewith (except, in each case, to notify such Person that the Company is not permitted to engage in such discussions), (C) enter into any Company Acquisition Agreement, (D) terminate, amend, release, modify or fail to enforce any provision (including any standstill or other provision) of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement, or (E) resolve, agree or propose to do any of the foregoing. Notwithstanding the commencement of the obligations of the Company under this Section 6.2(b) on the No-Shop Period Start Date, the parties hereto agree that the Company may continue to engage in the activities described in clause (i) and/or (ii) of Section 6.2(a), and is not required to take the actions described in clause (iii) of this Section 6.2(b), with respect to each Excluded Party on and after the No-Shop Period Start Date until the earlier of the time that (1) the Stockholder Approval is obtained and (2) such Excluded Party ceases to be an Excluded Party, including with respect to any amended or revised Company Takeover Proposal submitted by such Excluded Party on or after the No-Shop Period Start Date. On the No-Shop Period Start Date, the Company will provide to Parent and Carve-out Buyer the identities of any Excluded Party that remains an Excluded Party at such time.

(c) Notwithstanding anything to the contrary contained in Section 6.2(b), if at any time on or after the No-Shop Period Start Date of this Agreement and prior to obtaining the Stockholder Approval the Company or any of its Representatives receives a written Company Takeover Proposal from any Person or group of Persons, which Company Takeover Proposal did not result from any breach of this Section 6.2, (i) the Company’s Representatives may contact such Person or group of Persons for the sole purpose of clarifying the terms and conditions thereof, and (ii) the Company Board reasonably determines in good faith, after consultation with its outside legal counsel and financial advisor, that (I) such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, and (II) with respect to such written Company Takeover Proposal, that the failure to take the actions set forth in the following clauses (A) or (B) of this Section 6.2 would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then the Company and its Representatives may, following the execution of an Acceptable Confidentiality Agreement, (A) furnish, pursuant to such Acceptable Confidentiality Agreement, non-public information with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Company Takeover Proposal; provided, that the Company shall, substantially concurrently with providing written non-public information to such Person, provide to Parent and Carve-out Buyer any such written non-public information which was not previously provided to Parent, Carve-out Buyer or their respective Representatives and (B) engage in or otherwise participate in discussions or negotiations with such Person with respect to such written Company Takeover Proposal.

(d) The Company shall advise Parent and Carve-out Buyer orally and in writing promptly (and in any event within forty-eight hours of receipt thereof) of the receipt by the Company or any of its Subsidiaries or any of their respective Representatives of any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Company Takeover Proposal, or any inquiry, proposal or offer by any Person with respect to or relating to, constituting or which is intended to or is reasonably expected to lead to, a Company Takeover Proposal, including providing to Parent and Carve-out Buyer the material terms and conditions thereof. The Company shall, and shall cause its Subsidiaries and their respective Representatives to, keep Parent and Carve-out Buyer informed, orally and in writing, on a reasonably current basis (and in any event within forty-eight hours) of the status and terms and conditions of any Company Takeover Proposal, or any inquiry, proposal or offer by any Person with respect to or relating to, constituting or which is intended to or is reasonably likely to lead to, a Company Takeover Proposal, including the price and form of consideration and all material terms and conditions (including the identity of the party thereto) of such Company Takeover Proposal or inquiry, proposal or offer with respect to or relating to, constituting or which is intended to or is reasonably expected to lead to a Company Takeover Proposal, and any material developments, discussions or negotiations in connection therewith, or any material modifications to the financial or other terms and conditions of any such Company Takeover Proposal or inquiry, proposal or offer with respect to or relating to, constituting or which is intended to or is reasonably likely to lead to a Company Takeover Proposal. The Company represents and warrants that the Company and its Subsidiaries have not entered into, and agrees that the Company and its Subsidiaries will not enter into, any confidentiality or other agreement with any Person that prohibits the Company from providing any information to Parent and Carve-out Buyer in accordance with this Section 6.2 or from complying with the terms of this Agreement.

(e) Except as expressly permitted by this Section 6.2(e), Section 6.2(f) or Section 6.2(g), the Company Board (or any committee thereof) shall not (i) (A) fail to include the Company Recommendation in the Proxy Statement, (B) change, amend, qualify, withhold, withdraw or modify, or publicly propose to change, amend, qualify, withhold, withdraw or modify, in a manner adverse to Parent or Carve-out Buyer, the Company Recommendation, (C) authorize the Company or any of its Subsidiaries to enter into a Company Acquisition Agreement or enter into an agreement, arrangement or understanding with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement), or require the Company to abandon, terminate or fail to consummate the Transactions, (D) within five Business Days following a written request by Parent and Carve-out Buyer (jointly) to the Company following the date any Company Takeover Proposal or any material modification thereto is first published or sent, given or communicated to the stockholders of the Company, fail to issue a press release that reaffirms the Company Recommendation; provided, that Parent and Carve-Out Buyer may not make any such request on more than one occasion (two, if the Special Meeting Date is scheduled to occur within fifteen calendar days) in respect to each material modification of a Company Takeover Proposal, (E) subject to Section 6.2(e), fail to recommend against any Company Takeover Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten Business Days after the commencement of such Company Takeover Proposal; provided that a customary “stop, look and listen” communication during such ten-Business Day period will not constitute a failure to recommend against a Company Takeover Proposal provided that the Company Board expressly publicly reaffirms the Company Recommendation in such disclosure, (F) authorize, adopt, approve, endorse, declare advisable or recommend, or publicly propose to authorize, adopt, approve, endorse, declare advisable or recommend to stockholders of the Company a Company Takeover Proposal, or (G) resolve or agree to do any of the foregoing (the actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) take any action pursuant to Section 9.1(c).

(f) Notwithstanding anything to the contrary set forth in Section 6.2(e), prior to the time the Stockholder Approval is obtained, the Company Board may, in response to a written Company Takeover Proposal, (x) make a Company Adverse Recommendation Change in accordance with this Section 6.2(f), or (y) terminate this Agreement to concurrently enter into a Company Acquisition Agreement pursuant to Section 9.1(c) in connection with such Company Takeover Proposal, but only if, prior to taking any such action:

(i) the Company Board or any duly constituted or authorized committee thereof shall have reasonably determined in good faith, after consultation with its outside legal counsel and financial advisor, that (x) such written Company Takeover Proposal constitutes a Company Superior Proposal, and (y) that the failure to make such Company Adverse Recommendation Change or terminate this Agreement to concurrently enter into a Company Acquisition Agreement pursuant to Section 9.1(c) in connection with such Company Superior Proposal would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law;

(ii) the Company shall have first provided written notice to Parent and Carve-out Buyer in advance of taking such action that it is prepared to make (x) an Company Adverse Recommendation Change in accordance with this Section 6.2(f), or (y) terminate this Agreement to concurrently enter into a Company Acquisition Agreement with respect to a Company Superior Proposal, which notice shall include the material terms and conditions of the transaction that constitutes the Company Superior Proposal that is the basis for the proposed action of the Company Board, the identity of the Person making such Company Superior Proposal and a copy of all of the material transaction documents in respect of such Company Superior Proposal (including the then current form of definitive agreement for such Company Superior Proposal, if any);

(iii) the Company shall, and shall cause its Representatives to, during the Notice Period, negotiate with Parent, Carve-out Buyer and their respective Representatives, to the extent Parent, Carve-out Buyer and their respective Representatives wish to negotiate, in good faith to make such adjustments to the terms and conditions of this Agreement so that such Company Takeover Proposal no longer constitutes a Company Superior Proposal; and

(iv) Parent and Carve-out Buyer have not, within three Business Days after the receipt of such notice (it being understood that any material revision, amendment, update or supplement to the terms and conditions of such Company Superior Proposal shall require a new notice and an additional two Business Day period) (any such notice period, the “Notice Period”), made a proposal that the Company Board reasonably determines in good faith, after consultation with its legal counsel and financial advisor, causes the Company Takeover Proposal that was previously determined to constitute a Company Superior Proposal to no longer constitute a Company Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 6.2(f), and any such purported termination shall, to the fullest extent permitted by Law, be void and of no force or effect, unless (A) at or concurrently with such termination the Company pays the Termination Fee in full and otherwise complies with the provisions of Section 9.1(c), and (B) the Company, its Subsidiaries and their respective Representatives have not breached this Section 6.2 in any material respect.

(g) Notwithstanding Section 6.2(e), prior to the time the Stockholder Approval is obtained, the Company Board may change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent or the Carve-out Buyer, the Company Recommendation (“Change of Recommendation”) if the Company Board has reasonably determined in good faith, after consultation with its outside legal counsel and financial advisor, that failure to make such Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law as a result of an event, fact, circumstance, development or occurrence that materially affects the business, assets or operations of the Company and its Subsidiaries that is unknown and is not reasonably foreseeable to the Company Board as of the date of this Agreement and becomes known to the Company Board prior to obtaining the Stockholder Approval (an “Intervening Event”); provided, however, that such action shall not be in response to a Company Takeover Proposal or a Company Superior Proposal (which is governed by Section 6.2(f)) or relate to Parent, Carve-out Buyer or their respective Affiliates and prior to taking such action, (i) the Company Board has given Parent and Carve-out Buyer at least four Business Days’ prior written notice of its intention to take such action and a description of the reasons for the Change of Recommendation (it being understood that any material changes in respect of such Intervening Event shall require a new notice and an additional one Business Day notice period), (ii) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent, Carve-out Buyer and their respective Representatives during such notice period after giving any such notice, to the extent Parent and Carve-out Buyer wish to negotiate, to make such adjustments to the terms and conditions of this Agreement so that the need for making such Change of Recommendation would be obviated and (iii) at the end of such notice period, the Company Board or any duly constituted and authorized committee thereof shall have considered in good faith such adjustments, and shall have determined in good faith, after consultation with its financial advisor and legal counsel, that failure to effect a Change of Recommendation would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law as a result of such Intervening Event.

(h) The Company agrees that any violation of this Section 6.2 by any wholly owned Subsidiary of the Company or any of the Company’s or its Subsidiaries’ respective Representatives shall be deemed a breach of this Section 6.2 by the Company and any material breach of this Section 6.2 by the Company or any of the foregoing shall be deemed a deliberate and material breach of this Agreement by the Company.

(i) Nothing contained in this Section 6.2 or in Section 7.9 shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to the Company’s stockholders if, in the Company Board’s reasonable determination in good faith after consultation with outside legal counsel, the failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that any such disclosure shall be deemed a Company Adverse Recommendation Change (in which case Section 6.2(f) shall apply) unless the Company Board expressly publicly reaffirms the Company Recommendation in such disclosure.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Preparation of Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement (and in any event within twenty Business Days of the date hereof subject to the first three sentences of Section 7.1(b)), the Company shall prepare (with the assistance of Parent and Carve-out Buyer) and file with the SEC the Proxy Statement, which shall, subject to Section 6.2, include the Company Recommendation, and shall use reasonable best efforts to respond (with the assistance of Parent and Carve-out Buyer) as promptly as practicable to any comments by the SEC staff in respect of the Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the date of this Agreement.

(b) The Company will provide Parent and Carve-out Buyer with a reasonable opportunity to review and comment on the Proxy Statement prior to filing. Parent, Merger Sub and Carve-out Buyer shall furnish to the Company in writing all information that is required by the Exchange Act to be set forth in the Proxy Statement, concerning themselves and their Affiliates. The Company agrees that the Proxy Statement will describe the Carve-out Transaction in reasonable detail, which shall be subject to the reasonable satisfaction of Parent and Carve-out Buyer. The Company shall promptly notify Parent and Carve-out Buyer upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent and Carve-out Buyer with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to holders of Company Common Stock as of the record date established for the Special Meeting at the earliest practicable time (which shall not be later than five Business Days after the date on which the SEC confirms that it has no further comments on the Proxy Statement if the SEC determines to review the Proxy Statement). If at any time prior to the Special Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly after becoming aware thereof inform Parent and Carve-out Buyer in writing of such fact or event and prepare (with the assistance of Parent and Carve-out Buyer) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. Subject to applicable Law, and anything in this Agreement to the contrary notwithstanding, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto), or responding to any comments to the SEC with respect thereto, the Company shall provide Parent, Carve-out Buyer and their respective counsel with a reasonable opportunity to review and comment on the Proxy Statement or to respond, and shall consider in good faith and include in such document or response comments reasonably proposed by Parent, Carve-out Buyer and their respective Representatives.

(c) Each of the Company, Parent, Merger Sub and Carve-out Buyer agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the holders of the Shares, in each case as and to the extent required by applicable Law.

Section 7.2 Stockholders Meeting. Subject to Section 6.2(a), the Company shall, as promptly as practicable following the SEC’s clearance of the Proxy Statement (or lapse of any applicable waiting period for which the SEC is allowed to comment on the Proxy Statement) (a) take all actions in accordance with applicable Law, the Restated Certificate of Incorporation and the By-laws and the rules of the NYSE (i) to promptly and duly call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Special Meeting”) for the purpose of obtaining the Stockholder Approval, and (b) subject to a Company Adverse Recommendation Change or a Change of Recommendation in accordance with Section 6.2, to use reasonable best efforts to solicit from its stockholders proxies and votes in favor of the adoption of this Agreement, and take all other actions necessary or advisable to secure the Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may postpone or adjourn the Special Meeting solely (i) with the written consent of Parent and Carve-out Buyer, (ii) in the absence of a quorum, (iii) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement required pursuant to Section 7.1(c) is provided to the Shareholders of the Company within the minimum amount of time reasonably practicable in advance of the Special Meeting or (iv) for a single period not to exceed ten Business Days, to solicit additional proxies for the adoption of this Agreement if necessary to obtain Stockholder Approval.

Section 7.3 Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law to cause the conditions to Closing to be satisfied, including (i) the obtaining of all necessary actions or nonactions, notices, petitions, statements, registrations, submissions of information, waivers, consents, clearances, approvals and expirations or terminations of waiting periods, including the Specified Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary or advisable to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, if any, and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the Transactions under any Contract.

(b) The Company, Parent, Merger Sub and Carve-out Buyer shall (i) promptly, but in no event later than ten Business Days after the date hereof, file any and all required Notification and Report Forms under the HSR Act with respect to the Merger and the other Transactions and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act (including any extensions thereof), (ii) promptly, but in no event later than 20 Business Days after the date hereof, prepare and file the submissions (or draft submissions where the submission of a draft is customary) required to obtain the Specified Approvals and use reasonable best efforts to obtain approval of, or cause the expiration or termination of any applicable waiting periods under any applicable Law, and (iii) prepare and file submissions the parties may otherwise agree are required in connection with the Merger and the other Transactions, and supply to any Governmental Entity, or other party hereto with respect to any filing or submission contemplated by this Section 7.3, as promptly as practicable any additional information or documents that may be reasonably requested pursuant to any Law, by or at the request of any Governmental Entity, or to obtain the Specified Approvals; provided that none of the of Parent, Carve-out Buyer or their respective Subsidiaries shall be required to, (x) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent, Carve-out Buyer or their respective Subsidiaries or of the Company or its Subsidiaries or (y) otherwise take or commit to take any actions that after the Closing Date that could limit the freedom of Parent, Carve-out Buyer or their respective Subsidiaries’ (including the Surviving Corporation’s) freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets.

(c) The Company, Parent, Merger Sub and Carve-out Buyer shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions, and any other material actions pursuant to this Section 7.3, and subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent, Merger Sub and Carve-out Buyer, on the other hand, shall keep each other apprised in all material respects of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by the Company, Parent or Carve-out Buyer, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to the Transactions. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent, Merger Sub and Carve-out Buyer, on the other hand, shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity except for “Item 4(c)” and “Item 4(d)” documents; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (y) as necessary to comply with contractual agreements and (z) as necessary to address reasonable privilege concerns. Each of the Company, on the one hand, and Parent, Merger Sub and Carve-out Buyer, on the other hand, agrees not to participate in any substantive meeting or discussion, either in Person or by telephone, with any Governmental Entity in connection with the Transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 7.3, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, none of the Company, Parent, Merger Sub and Carve-out Buyer shall be required to contest or resist any such action or proceeding or to take any action to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restrains, delays or restricts consummation of the Merger and the other Transactions. The foregoing notwithstanding or any other provision of this Agreement, nothing in this Section 7.3 shall limit a party’s right to terminate this Agreement pursuant to Section 9.1(b)(i) or Section 9.1(b)(ii) so long as such party has, prior to such termination, complied in all respects with its obligations under this Section 7.3.

Section 7.4 Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and Carve-out Buyer and shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law (including the rules and policies of the NYSE) to cause the delisting of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock at the Effective Time.

Section 7.5 Resignations. The Company shall cause each director of the Company or any of its Subsidiaries to tender written notice of his or her resignation effective as of the Effective Time (in form and substance reasonably satisfactory to Parent).

Section 7.6 Takeover Statute. The Company shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Law to become applicable to this Agreement, any of the Transaction Documents, the Merger, the Carve-out Transaction or any of the other Transactions. If any Takeover Law shall become applicable to the Transactions, the Company and the Company Board shall grant such approvals and shall use reasonable best efforts to take such actions so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 7.7 Notification of Certain Matters; Stockholder Litigation.

(a) Subject to applicable Law, the Company shall give prompt notice to Parent and Carve-out Buyer, and Parent and Carve-out Buyer shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause any condition to the Transactions to be unsatisfied at the Effective Time, (ii) any Transaction Claim (other than any Transaction Claim relating solely to a demand for appraisal under Section 262 of the DGCL, notice of which shall be governed by Section 2.4) or (iii) any material failure of the Company or Parent, Merger Sub and Carve-out Buyer, as the case may be, or any officer, director, employee or Representative of the Company or Parent, Merger Sub and Carve-out Buyer, as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

(b) The Company shall promptly provide copies to Parent of all proceedings and correspondence relating to any Transaction Claim. The Company shall give Parent the opportunity to participate with the Company regarding the defense or settlement of any Transaction Claim, and shall give due consideration to Parent’s advice with respect to such Transaction Claim. Subject to Section 6.1(b)(xviii) and Section 2.4, the Company shall not settle any Transaction Claim unless the settlement contains a full and unconditional and irrevocable release of the Company, its Subsidiaries, Parent, Merger Sub, Carve-out Buyer and their respective Affiliates, including Guarantor A and Guarantor P (and their respective Affiliates), and the Representatives of each of the foregoing.

Section 7.8 Access; Confidentiality. Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, the Company agrees to and shall cause its Subsidiaries to provide Parent, Carve-out Buyer and their respective Representatives (including the Financing Sources), from time to time prior to the earlier of the Effective Time or the termination of this Agreement, reasonable access (which, in the case of unaffiliated third party Representatives, shall require the use of reasonable best efforts to provide such access) during normal business hours to (i) the Company’s and its Subsidiaries’ senior executives, independent auditors, officers, employees, Representatives, properties, commitments, Contracts, books and records, (ii) such other information as Parent or Carve-out Buyer shall reasonably request, in each case, to the extent reasonably required to consummate the Transactions (provided, that Parent, Carve-out Buyer and their respective Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company, and no access shall be granted to conduct any environmental or intrusive sampling or testing without the Company’s prior written consent in its sole discretion), and (iii) such other information as Parent may reasonably request relating to the repositioning process with the works council in Germany. The foregoing notwithstanding, the Company shall not be required to afford such access if the Company determines, in its reasonable best judgment (after consultation with outside counsel), it would cause a violation of an obligation of confidentiality pursuant to an agreement to which the Company or any of its Subsidiaries is a party so long as the Company shall have used reasonable best efforts to obtain the consent of such third party to such access, would cause a risk of a loss of attorney-client privilege to the Company or any of its Subsidiaries, or that is competitively sensitive information (provided that the Company will reasonably cooperate with Parent and/or Carve-out Buyer to provide such access, including by entering into a joint defense agreement or “clean team” or similar agreement, with Parent or Carve-out Buyer if requested with respect to any such information), would cause a risk of a loss of trade secret protection to the Company or its Subsidiaries or would constitute a violation of any applicable Law. Each of Parent, Carve-out Buyer and the Company hereby agrees that until the Effective Time, all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the Transactions shall be deemed to be Confidential Information, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.

Section 7.9 Publicity. Parent, Carve-out Buyer and the Company agree to issue a joint press release announcing this Agreement. Following such initial press release, the Company, Parent, Merger Sub and Carve-out Buyer will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the Transactions and shall not issue any such press release or other public statement or comment without the prior written consent of the other parties (not to be unreasonably withheld, delayed or conditioned) except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity, in each case, as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the parties); provided, that the restrictions in this Section 7.9 shall not apply to a Company communication regarding the beginning of the No-Shop Period Start Date (including customary disclosures with respect to any solicitations prior thereto), a Company Adverse Recommendation Change or a Change of Recommendation.

Section 7.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent and Carve-out Buyer shall cause the Surviving Corporation, or, in the case of Carve-out Buyer, any subsidiary transferred to Carve-out Buyer, to, assume all obligations of the Company and its Subsidiaries in respect of exculpation, indemnification and advancement of expenses for each individual who at the Effective Time is, or at any time prior to the Effective Time was, an Indemnified Party for acts or omissions occurring at or prior to the Effective Time as provided in the Company’s Restated Certificate of Incorporation and By-laws (or similar organizational documents of any Subsidiary) as in effect on the date hereof. For a period of six years from the Effective Time, the Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, provisions of the Surviving Corporation’s certificate of incorporation and bylaws with respect to limitation of liabilities of directors and indemnification and advancement of expenses of officers and directors of the Company that are the same as those set forth in the Company’s Restated Certificate of Incorporation and By-laws as in effect on the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party, unless otherwise required by Law. Anything to the contrary in this Section 7.10(a), the Restated Certificate of Incorporation or By-laws notwithstanding, any Person to whom advancement of expenses is provided shall be required to provide, as a condition to such advancement, an undertaking to repay such advances if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to indemnification.

(b) For a period of six years from the Effective Time, the Surviving Corporation will maintain, and Parent will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries as disclosed on Section 7.10 of the Company Disclosure Letter with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, the Surviving Corporation shall not be required to pay in the aggregate for such coverage more than 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. The Company may purchase, prior to the Effective Time, a six-year prepaid “tail” policy at a cost no greater than the aggregate amount that the Surviving Corporation would be required to spend during the six-year period provided for in this Section 7.10(b) on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions. If such prepaid “tail policy” has been obtained by the Company in accordance with this Section 7.10(b), it will be deemed to satisfy all obligations to obtain insurance pursuant to this Section 7.10(b) and the Surviving Corporation will use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(c) Parent or the Surviving Corporation will have the right, but not the obligation, to assume and control the defense of any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 7.10 (each, a “Claim”), provided that none of Parent or the Surviving Corporation will settle, compromise or consent to the entry of any judgment in any such Claim for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of, and no admission of wrongdoing in respect of, such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any Claim and will provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(d) The provisions of this Section 7.10 will survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each Indemnified Party, and his or her heirs and his or her representatives, and are in addition to, and not in substitution of, any other rights to indemnification or advancement that any such individual may have under the Restricted Certificate of Incorporation or the By-laws (or similar organizational document of any subsidiary), by Contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 7.10 may not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party to whom this Section 7.10 applies unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties to whom this Section 7.10 applies will be third party beneficiaries of this Section 7.10).

(e) Except with respect to the Carve-out Transaction, in the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person then, and in either such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 7.10.

Section 7.11 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of its obligations under or related to this Agreement. Parent shall adopt this Agreement as sole stockholder of Merger Sub as soon as possible after the date of this Agreement.

Section 7.12 Employee Matters.

(a) For the period beginning on the Effective Time and ending on the one-year anniversary of the Effective Time, the Carve-out Buyer shall provide, or shall cause to be provided, to current employees of the SC Business whose terms and conditions of employment were not, and do not become, subject to a collective bargaining agreement (the “SC Non-Union Employees”) (i) base compensation and annual cash bonus opportunities that, in each case, are no less favorable in the aggregate than were provided to SC Non-Union Employees immediately before the Effective Time and (ii) employee benefits (other than any equity based compensation or equity based benefits) that are substantially comparable in the aggregate to such benefits as were provided to SC Non-Union Employees immediately before the Effective Time. As to current employees of the SC Business whose terms and conditions of employment were subject to a collective bargaining agreement (the “SC Union Employees”), Carve-out Buyer shall comply with the terms and conditions of each such applicable collective bargaining agreement, in a manner consistent with applicable Law.

(b) For the period beginning on the Effective Time and ending on the one-year anniversary of the Effective Time, Parent shall provide, or shall cause to be provided, to current employees of the Company and its Subsidiaries who are not SC Non-Union Employees and whose terms and conditions of employment were not, and do not become, subject to a collective bargaining agreement (the “OMB Non-Union Employees”) (i) base compensation and annual cash bonus opportunities that, in each case, are no less favorable in the aggregate than were provided to OMB Non-Union Employees immediately before the Effective Time and (ii) employee benefits (other than any equity based compensation or equity based benefits) that are substantially comparable in the aggregate to such benefits as were provided to OMB Non-Union Employees immediately before the Effective Time. As to current employees of the Company or its Subsidiaries whose terms and conditions of employment were subject to a collective bargaining agreement and who are not SC Union Employees (the “OMB Union Employees”), Parent shall cause the Surviving Corporation to, comply with the terms and conditions of each such applicable collective bargaining agreement, in a manner consistent with applicable Law.

(c) For purposes of vesting, eligibility to participate and, determining level of benefits, under the employee benefit plans of the Carve-out Buyer and its Subsidiaries providing benefits to any SC Non-Union Employees after the Effective Time (other than (1) any equity based compensation or equity based benefit plans or (2) defined benefit pension plans) (the “SC New Plans”), each SC Non-Union Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such SC Non-Union Employee was entitled, before the

Effective Time, to credit for such service under any similar employee benefit plan of the Company or its Subsidiaries in which such SC Non-Union Employee participated or was eligible to participate immediately prior to the Effective Time (and to the extent there is not a similar employee benefit plan of the Company or its Subsidiaries, service as recognized for purposes of the 401(k) plan sponsored by the Company); provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, the Carve-out Buyer shall or shall cause any of its applicable Subsidiaries to use commercially reasonable efforts to provide that: (i) each SC Non-Union Employee shall be immediately eligible to participate, without any waiting time, in any and all SC New Plans to the extent coverage under such SC New Plan is comparable to a Company Plan in which such SC Non-Union Employee participated immediately before the Effective Time (such plans, collectively, the “SC Old Plans”); and (ii) for purposes of each SC New Plan providing medical, dental, pharmaceutical and/or vision benefits to any SC Non-Union Employee, the Carve-out Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such SC New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and (iii) during the plan year in which the Effective Time occurs, the Carve-out Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the SC Old Plans ending on the date such employee’s participation in the corresponding SC New Plan begins to be taken into account under such SC New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such SC New Plan.

(d) For purposes of vesting, eligibility to participate and, determining level of benefits, under the employee benefit plans of Parent and its Subsidiaries providing benefits to any OMB Non-Union Employees after the Effective Time (other than (1) any equity based compensation or benefit plans or (2) defined benefit pension plans) (the “OMB New Plans”), each OMB Non-Union Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such OMB Non-Union Employee was entitled, before the Effective Time, to credit for such service under any similar employee benefit plan of the Company or its Subsidiaries in which such OMB Non-Union Employee participated or was eligible to participate immediately prior to the Effective Time (and to the extent there is not a similar employee benefit plan of the Company or its Subsidiaries, service as recognized for purposes of the 401(k) plan sponsored by the Company); provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, Parent shall or shall cause any of its applicable Subsidiaries to use commercially reasonable efforts to provide that: (i) each OMB Non-Union Employee shall be immediately eligible to participate, without any waiting time, in any and all OMB New Plans to the extent coverage under such OMB New Plan is comparable to a Company Plan in which such OMB Non-Union Employee participated immediately before the Effective Time (such plans, collectively, the “OMB Old Plans”); and (ii) for purposes of each OMB New Plan providing medical, dental, pharmaceutical and/or vision benefits to any OMB Non-Union Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such OMB New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and (iii) during the plan year in which the Effective Time occurs, Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the OMB Old Plan ending on the date such employee’s participation in the corresponding OMB New Plan begins to be taken into account under such OMB New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such OMB New Plan.

(e) Parent and the Carve-out Buyer, as applicable, shall cause all bonus amounts under annual bonus, sales and other cash incentive plans of the Company and its Subsidiaries in respect of fiscal year 2015 (“Bonus Amounts”) that remain unpaid as of the Closing Date, to be calculated and paid in accordance with Section 7.12(e) of the Company Disclosure Letter. For each employee referenced on Section 7.12(e) of the Company Disclosure Letter, if Closing occurs (i) prior to December 31, 2015, then Parent or Carve-out Buyer, as applicable, shall pay such Bonus Amounts on a pro-rated basis at 100% of target (i.e., based on achievement of performance goals at 100% of targets) by January 10, 2016, unless such employee is terminated (other than for Cause (as defined in the Change in Control Agreement between such employee and the Company, or, if no such agreement exists, the OM Group, Inc. Salaried Severance Plan)) prior to January 10, 2016, in which case such payment will be made to such employee within 10 days of termination of employment, and (ii) after December 31, 2015, then Parent or Carve-out Buyer, as applicable, shall pay such target Bonus Amount in the ordinary course of business consistent with past practice but in no event later than February 1, 2016, or within 10 days of the Closing Date, unless such employee is terminated (other than for Cause (as defined in the Change in Control Agreement between such employee and the Company, or, if no such agreement exists, the OM Group, Inc. Salaried Severance Plan)) prior to when such Bonus Amount has been paid, then Parent or Carve-out Buyer, as applicable, will pay the target amount of such annual bonus (i.e., based on achievement of performance goals at 100% of targets), to such employee within 10 days of such termination of employment. With respect to any Bonus Amounts for any employee not referenced on Section 7.12(e) of the Company Disclosure Letter, all such Bonus Amounts to be calculated and paid in the ordinary course of business to the eligible employees of the Company and its Subsidiaries. Notwithstanding any provision of this Section 7.12(e), no payments pursuant to this Section 7.12(e) shall result in duplication of payment of any Bonus Amounts (including in respect of any payment of Bonus Amounts under any change in control agreement or severance plan or arrangement).

(f) Nothing in this Section 7.12 shall (i) be treated as an amendment of, or undertaking to amend, or be deemed or construed to establish, any benefit plan, (ii) prohibit or limit Parent, Carve-out Buyer or any of their respective Affiliates, including the Surviving Corporation and other Subsidiaries of the Company, from amending or terminating any Company Plan (in accordance with the terms of such Company Plan) or any other benefit or employment plan, program, agreement or arrangement or (iii) require any SC New Plans or OMB New Plans to replicate any particular benefit provided under an SC Old Plan or OMB Old Plan. The provisions of this Section 7.12 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 7.12, express or implied, shall confer upon any SC

Non-Union Employee, SC Union Employee, OMB Company Non-Union Employee or OMB Union Employee or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.

Section 7.13 Financing

(a) Parent’s Financing.

(i) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain Parent’s Financing on the terms and conditions described in the Commitment Letters, including maintaining in effect the Commitment Letters and using reasonable best efforts to, as promptly as possible, (x) satisfy, or cause to be satisfied (or, if deemed advisable by Parent, seek the waiver of), on a timely basis all conditions to Parent obtaining Parent’s Financing (including by consummating the Equity Financing pursuant to the terms of the Equity Commitment Letter) that are required to be satisfied by Parent and its Subsidiaries (including, after (i) satisfaction of the conditions set forth in Section 8.1 and Section 8.2 (other than any condition that by its nature cannot be satisfied until the Closing) and (ii) commencement of the Marketing Period, commencing the “marketing period” described in the Debt Commitment Letter), (y) negotiate and enter into definitive agreements with respect to the Parent’s Financing on the terms and conditions contemplated by the Debt Commitment Letter (including any related flex provisions) or on other terms that are acceptable to Parent’s Financing Sources (such definitive agreements related to Parent’s Debt Financing, collectively, with the Debt Commitment Letter, the “Debt Documents”), and (z) assuming that all conditions contained in any Commitment Letter have been satisfied, consummate Parent’s Financing at or prior to the Closing.

(ii) Parent shall give the Company and Carve-out Buyer prompt notice (v) of any material breach or material default by any party to any Commitment Letter or other Debt Document of which Parent becomes aware, (w) if and when Parent becomes aware that any portion of the Financing contemplated by any Commitment Letter that is necessary to consummate the Closing will not be available for the Financing Purposes, (x) of the receipt of any written notice or other written communication from any Person with respect to any material breach, material default, termination or repudiation by any party to any Commitment Letter or other Debt Document, (y) if for any reason Parent or any of its Affiliates believes in good faith that it will not be able to obtain any portion of Parent’s Financing (i) subject to the conditions contemplated in the Commitment Letter, (ii) in an amount that is sufficient for the Financing Purposes, (iii) within the timing contemplated by the Commitment Letter, or (iv) from the sources contemplated by any Commitment Letter and (z) of any expiration or termination of any Commitment Letter or other Debt Document.

(iii) If any portion of Parent’s Financing that is necessary to consummate the Closing becomes, or would reasonably be expected to become, unavailable on the terms and conditions contemplated in the applicable Commitment

Letter (after taking into account flex terms), Parent shall use its reasonable best efforts to arrange to obtain alternative equity or debt financing, including from alternative sources, in an amount sufficient to replace any unavailable portion of its Financing (“Parent Alternative Financing”) as promptly as practicable following the occurrence of such event, and the provisions of this Section 7.13(a), Section 10.6 and Section 10.10 shall be applicable to the Parent Alternative Financing, and, for the purposes of this Agreement, all references to Parent’s Financing and Parent’s Debt Financing shall be deemed to include such Parent Alternative Financing, all references to Debt Documents shall include the applicable documents for the Parent Alternative Financing and all references to the Financing Sources shall include the Persons providing or arranging the Parent Alternative Financing.

(iv) Parent shall (x) comply in all material respects with the Equity Commitment Letter and each of the Debt Documents, (y) enforce in all material respects its rights under the Equity Commitment Letter and each of the Debt Documents, and (z) not permit, without the prior written consent of the Company, (1) any amendment or modification to be made to, or any termination, rescission or withdrawal of, or any waiver of any provision or remedy under, the Equity Commitment Letter or (2) any material amendment or modification to be made to, or any material waiver of, any provision or remedy under, any Debt Document, or any termination, rescission or withdrawal of any Debt Document if, in the case of clause (2), such amendment, modification or waiver (individually or in the aggregate with any other amendments, modifications or waivers) or such termination, rescission or withdrawal, would (A) reduce the aggregate amount of Parent’s Financing under any Debt Document to an amount that is insufficient for the Financing Purposes (except to the extent there is a corresponding increase to the Equity Financing) or (B) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of Parent’s Financing in a manner that would reasonably be expected to (I) materially delay or prevent the Closing, (II) make the funding of any portion of Parent’s Financing (or satisfaction of any condition to obtaining any portion of Parent’s Financing) materially less likely to occur or (III) materially and adversely impact the ability of Parent to enforce its rights against any other party to any Debt Document, the ability of Parent to consummate the Transactions or the likelihood of the consummation of the Transactions. Notwithstanding the foregoing, Parent may agree to or permit any amendment, supplement or other modification to be made to, or any waiver of any provision or remedy under, or any termination, rescission or withdrawal of, any Commitment Letter or Debt Document and may obtain equity or debt financing in substitution of all or a portion of the Financing so long as any such action does not violate this Section 7.13.

(v) Parent acknowledges and agrees that the obtaining of Parent’s Financing, or any Parent Alternative Financing, is not a condition to Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of Parent’s Financing or any Parent Alternative Financing, subject to fulfillment or waiver of the conditions set forth in Article VIII.

(vi) Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to seek the Equity Financing from any source other than the equity investor counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter, or pay any material fees in excess of those contemplated by the Equity Commitment Letter or the Debt Commitment Letter or agree to economic terms materially less favorable than those contained thereunder.

(vii) For the avoidance of doubt, the obligations contained in this Section 7.13(a) shall terminate upon the occurrence of the Closing.

(b) Carve-out Buyer’s Financing.

(i) Carve-out Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain Carve-out Buyer’s Financing on the terms and conditions described in the Carve-out Buyer Debt Commitment Letter, including maintaining in effect the Carve-out Buyer Debt Commitment Letter and using reasonable best efforts to, as promptly as possible, (x) satisfy, or cause to be satisfied (or, if deemed advisable by Carve-out Buyer, seek the waiver of), on a timely basis all conditions to Carve-out Buyer obtaining Carve-out Buyer’s Financing that are required to be satisfied by Carve-out Buyer and its Subsidiaries (including, after (i) satisfaction of the conditions set forth in Section 8.1 and Section 8.2 (other than any condition that by its nature cannot be satisfied until the Closing) and (ii) commencement of the Marketing Period, commencing the “marketing period” described in the Carve-out Buyer Debt Commitment Letter), (y) negotiate and enter into definitive agreements with respect to Carve-out Buyer’s Financing on the terms and conditions contemplated by the Carve-out Buyer Debt Commitment Letter (including any related flex provisions) or on other terms that are acceptable to Carve-out Buyer’s Financing Sources (such definitive agreements related to Carve-out Buyer’s Debt Financing, collectively, with the Carve-out Buyer Debt Commitment Letter, the “Carve-out Buyer Debt Documents”), and (z) assuming that all conditions contained in any Commitment Letter have been satisfied, consummate Carve-out Buyer’s Financing at or prior to the Closing.

(ii) Carve-out Buyer shall give the Company and Parent prompt notice (v) of any material breach or material default by any party to the Carve-out Buyer Debt Commitment Letter or other Carve-out Buyer Debt Document of which Carve-out Buyer becomes aware which would reasonably be expected to adversely affect the closing of the Carve-out Transaction or the timing of the closing of the Carve-out Transaction or reduce the amount of the financing contemplated by the Carve-out Buyer Debt Commitment Letter or other Carve-out Buyer Debt Document below the amount necessary for the Carve-out Transaction Financing Purposes, (w) if and when Carve-out Buyer becomes aware that any portion of the Financing contemplated by the Carve-out Buyer Debt Commitment Letter that is necessary to consummate the closing of the Carve-out Transaction will not be available for the Carve-out Transaction Financing Purposes, (x) of the receipt of any written notice or other written communication from any Person with respect to (A) any material breach or material default, in either case, which would reasonably be expected to adversely affect the closing of the Carve-out Transaction or the timing of the closing of the Carve-out Transaction or reduce the amount of the financing contemplated by the Carve-out Buyer Debt Commitment Letter or other Carve-out Buyer Debt Document below the amount necessary for the Carve-out Transaction Financing Purposes, or (B) any termination or repudiation by any party to the Carve-out Buyer Debt Commitment Letter or other Carve-out Buyer Debt Document, (y) if for any reason Carve-out Buyer or any of its Affiliates believes in good faith that it will not be able to obtain any portion of Carve-out Buyer’s Financing (i) subject to the conditions contemplated by the Carve-out Buyer Commitment Letter, (ii) in an amount that is sufficient for the Carve-out Transaction Financing Purposes, (iii) within the timing contemplated by the Carve-out Buyer Commitment Letter or (iv) from the sources contemplated by the Carve-out Buyer Commitment Letter and (z) of any expiration or termination of the Carve-out Buyer Debt Commitment Letter or other Carve-out Buyer Debt Document.

(iii) If any portion of Carve-out Buyer’s Financing necessary to consummate the closing of the Carve-out Transaction becomes, or would reasonably be expected to become, unavailable on the terms and conditions contemplated in the applicable Commitment Letter (after taking into account flex terms), Carve-out Buyer shall use its reasonable best efforts to arrange to obtain alternative equity or debt financing, including from alternative sources, in an amount sufficient to replace any unavailable portion of its Financing (“Carve-out Buyer Alternative Financing”) as promptly as practicable following the occurrence of such event, and the provisions of this Section 7.13(b), Section 10.6 and Section 10.10 shall be applicable to the Carve-out Buyer Alternative Financing, and, for the purposes of this Agreement, all references to Carve-out Buyer’s Financing and Carve-out Buyer’s Debt Financing shall be deemed to include such Carve-out Buyer Alternative Financing, all references to Carve-out Buyer Debt Documents shall include the applicable documents for the Carve-out Buyer Alternative Financing and all references to the Financing Sources shall include the Persons providing or arranging the Carve-out Buyer Alternative Financing.

(iv) Carve-out Buyer shall (x) comply in all material respects with each of the Carve-out Buyer’s Debt Documents, except as would not reasonably be expected to adversely affect the closing of the Carve-out Transaction or the timing of the closing of the Carve-out Transaction or reduce the amount of the financing contemplated by the Carve-out Buyer Debt Commitment Letter or other Carve-out Buyer Debt Document below the amount necessary for the Carve-out Transaction Financing Purposes, (y) enforce in all material respects its rights under each of the Carve-out Buyer’s Debt Documents, except as would not reasonably be expected to adversely affect the closing of the Carve-out Transaction or the timing of the closing of the Carve-out Transaction or reduce the amount of the financing contemplated by the Carve-out Buyer Debt Commitment Letter or other Carve-out Buyer Debt Document below the amount necessary for the Carve-out Transaction Financing Purposes and (z) not permit, without the prior written consent of the Company and Parent, (1) any material amendment or modification to be made to, or any material waiver of, any provision or remedy under, any Carve-out Buyer Debt Document or (2) any termination, rescission or withdrawal of, any Carve-out Buyer Debt Document if, in each case, such amendment, modification or waiver (individually or in the aggregate with any other amendments, modifications or waivers) or such termination, rescission or withdrawal, would reasonably be expected to (A) reduce the aggregate amount of Carve-out Buyer’s Financing under any Carve-out Buyer Debt Document to an amount that is insufficient for the Carve-out Buyer’s Financing Purposes, or (B) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of Carve-out Buyer’s Financing in a manner that would reasonably be expected to (I) materially delay or prevent the Closing, (II) make the funding of any portion of Carve-out Buyer’s Financing (or satisfaction of any condition to obtaining any portion of Carve-out Buyer’s Financing) materially less likely to occur or (III) materially and adversely impact the ability of Carve-out Buyer to enforce its rights against any other party to any Carve-out Buyer Debt Document, the ability of Carve-out Buyer to consummate the Transactions or the likelihood of the consummation of the Transactions. Notwithstanding the foregoing, Carve-out Buyer may agree to or permit any amendment, supplement or other modification to be made to, or any waiver of any provision or remedy under, or any termination, rescission or withdrawal of, the Carve-out Buyer Debt Commitment Letter or any Carve-out Buyer Debt Document and Carve-Out Buyer may obtain equity or debt financing in substitution of all or a portion of the Financing so long as any such action would not reasonably be expected to materially delay or prevent the timely closing of the Carve-out Transaction; provided that if Carve-out Buyer shall obtain any equity or debt financing in substitution of all or a portion of the Financing contemplated by the Carve-Out Buyer Debt Commitment Letter or any termination, rescission or withdrawal of, the Carve-out Buyer Debt Commitment Letter or any Carve-out Buyer Debt Document or if the Carve-out Buyer’s Financing is not funded on the Closing, then Guarantor P shall deliver to Carve-Out Buyer an equity commitment letter substantially in the form set forth in Section 7.13(b)(iv) of the Company Disclosure Letter to provide equity financing to Carve-Out Buyer in an amount equal to the amount by which the Financing contemplated by the Carve-Out Buyer Debt Commitment Letter was replaced by such substitute financing or the amount of such financing that was terminated, rescinded, withdrawn or not funded on the Closing.

(v) Carve-out Buyer acknowledges and agrees that the obtaining of Carve-out Buyer’s Financing, or any Carve-out Buyer Alternative Financing, is not a condition to the closing of the Carve-out Transaction and reaffirms its obligation to consummate the Carve-out Transaction irrespective and independently of the availability of Carve-out Buyer’s Financing or any Carve-out Buyer Alternative Financing, subject to fulfillment or waiver of the conditions set forth in Article VIII.

(vi) Notwithstanding anything to the contrary in this Agreement, Carve-out Buyer shall not be required to pay any material fees in excess of those contemplated by the Carve-out Buyer Debt Commitment Letter or agree to economic terms materially less favorable than those contained thereunder.

(vii) For the avoidance of doubt, the obligations contained in this Section 7.13(b) shall terminate upon the occurrence of the Closing.

Section 7.14 Financing Cooperation.

(a) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, at the sole expense of Parent and Carve-out Buyer, use reasonable best efforts to cooperate with each of Parent and Carve-out Buyer as necessary and customary for debt financing contemplated by the Debt Commitment Letter and Carve-out Buyer Debt Commitment Letter or as reasonably requested by Parent or Carve-out Buyer, as applicable, in connection with the arrangement of their respective Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including using reasonable best efforts to:

(i) participate at reasonable times in a reasonable number of meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions (including accounting due diligence sessions);

(ii) assist Parent, Carve-out Buyer and their respective Financing Sources in the preparation of (A) customary offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents reasonably necessary for any portion of the Debt Financing, including the execution and delivery of customary representation letters in connection with bank information memoranda and reviewing and commenting on Parent’s or Carve-out Buyer’s draft of a business description and “Management’s Discussion and Analysis” of the Company’s or its Subsidiaries’ financial statements to be included in offering documents contemplated by the Debt Financing and (B) customary materials for rating agency presentations;

(iii) cooperate with the marketing efforts of Parent, Carve-out Buyer and their respective Financing Sources for any portion of the Debt Financing;

(iv) cooperate with Parent’s and Carve-out Buyer’s legal counsel in connection with any legal opinions that such legal counsel may be reasonably requested to deliver in connection with the Debt Financing;

(v) assist Parent and Carve-out Buyer in obtaining surveys and title insurance as reasonably requested by Parent or Carve-out Buyer, as applicable;

(vi) furnish Parent and Carve-out Buyer with customary financial information for the preparation of an unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statements of income and cash flows by (x) the Parent and Merger Sub to give effect to the Transactions and the Financing, to the extent reasonably requested in writing by Parent and such information is available and customary for a bank syndication of the type and nature of the Debt Commitment Letter as in effect on the date hereof and (y) the Carve-out Buyer to give effect to the Transactions and the Financing to the extent reasonably requested in writing by the Carve-out Buyer and such information is available and customary for a bank syndication of the type and nature of the Carve-out Buyer Debt Commitment Letter as in effect on the date hereof;

(vii) cause the Company’s independent auditors to provide, consistent with customary practice, (A) reasonable assistance in the preparation of pro forma financial statements by Parent and Carve-out Buyer and (B) reasonable assistance and cooperation to Parent and Carve-out Buyer, including attending accounting due diligence sessions;

(viii) (A) furnish Parent and Carve-out Buyer with the Required Information and (B) inform Parent and Carve-out Buyer if the Company and its Subsidiaries shall have Knowledge of any facts that would likely require the restatement of any SEC filed financial statements for such financial statements to comply with GAAP;

(ix) assist Parent and Carve-out Buyer in connection with the preparation of pro forma financial information and financial statements to the extent required by SEC rules and regulations or necessary or reasonably required by Parent’s or Carve-out Buyer’s Financing Sources to be included in any offering documents; provided that neither the Company nor any of its Subsidiaries or Representatives shall be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information;

(x) assist with the preparation of any pledge and security documents, other definitive financing documents or other certificates or documents customary for the Financing and as may be reasonably requested by Parent or Carve-out Buyer (including assisting in the preparation but not the execution of certificates with respect to solvency matters) and otherwise facilitate the pledging of collateral (including cooperation in connection with the pay-off of existing Indebtedness to the extent contemplated by this Agreement and the release of related liens and termination of security interests) in each case, as may be reasonably requested by Parent or Carve-out Buyer, provided that no obligation of the Company and its Subsidiaries under any such document or agreement and no pledge shall be effective until the Closing;

(xi) assist Parent and Carve-out Buyer to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and Contracts relating to the Company and its Subsidiaries with respect to the Financing, in each case as may be reasonably requested by Parent or Carve-out Buyer;

(xii) subject to Section 7.14(a)(4) below, take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent or Carve-out Buyer that are necessary or customary to permit the consummation of the Debt Financing on the Closing Date; and

(xiii) provide at least five Business Days prior to the Closing Date all documentation and other information as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent requested at least eight Business Days prior to the Closing Date.

Notwithstanding the foregoing or anything else contained herein to the contrary, (1) none of the Company or any of its Subsidiaries shall be required to incur any liability or pay any commitment or other fee that is not simultaneously reimbursed by Parent or the Carve-out Buyer, as applicable, in connection with the applicable Debt Financing prior to the Closing, (2) the pre-Closing Company Board and the directors, managers and general partners of the Company’s Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Parent’s Financing or Carve-out Buyer’s Financing is obtained, (3) none of the Company or any of its Subsidiaries shall be required to execute prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates documents in connection with the Financing, (4) none of the Company or any of its Subsidiaries shall be required to take any corporate action prior to the Closing to permit the consummation of the Financing, (5) none of the Company or any of its Subsidiaries shall be required to provide, and Parent shall be solely responsible for, (A) the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (B) any description of all or any component of the Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (C) projections, risk factors or other forward-looking statements relating to any component of the Financing, (D) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or (E) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K, and (6) Parent and Carve-out Buyer shall, severally and not jointly, indemnify, defend and hold harmless the Company and its Affiliates, and their respective pre-Closing directors, officers, employees, agents, representatives and professional advisors, from and against any liability, obligation or loss suffered or incurred by them in connection with the arrangement of the Financing, any information provided in connection therewith (other than arising from information provided by the Company or its Subsidiaries but including any violation of the Confidentiality Agreement) and any misuse of the logos or marks of the Company or its Subsidiaries, except in the event such liabilities, obligations or losses arose out of or result from the bad faith, gross negligence, material breach or willful misconduct of the Company, any of its Subsidiaries or any of their respective Representatives, and the Limited Guaranty shall guaranty the obligations of Parent and Carve-out Buyer pursuant to this Section 7.14. Except for the representations and warranties of the Company set forth in Article III of this Agreement, the Company shall not have any liability to Parent in respect of any financial statements, other financial information or data or other information provided in this Section 7.14.

(b) Parent or Carve-out Buyer, as applicable, shall promptly reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation (including pursuant to the last sentence of Section 7.14(c)) on the earlier of the Closing Date and termination of this Agreement in accordance with Article IX. Subject to Parent’s and Carve-out Buyer’s indemnification obligations under this Section 7.14, the Company hereby consents to the use of all of its and its Subsidiaries’ corporate logos in connection with the initial syndication or marketing of the Debt Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(c) Upon receipt of written notice from Parent or Carve-out Buyer of the commencement of syndication of the applicable Debt Financing, along with the marketing materials to be used in connection with such syndication, the Company shall use reasonable best efforts to confirm, within three Business Days after its receipt of such notice, that such marketing materials are Compliant as of the date of such confirmation by the Company. In addition, if, in connection with a marketing effort contemplated by the Debt Financing, Parent or Carve-out Buyer reasonably request the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and its Subsidiaries of the type set forth on Schedule 7.14(c), which Parent or Carve-out Buyer, as applicable, reasonably determine to include in an offering document for the Debt Financing, then, upon the Company’s review of and reasonable satisfaction with such filing, the Company shall file such Current Report on Form 8-K.

(d) For the avoidance of doubt, Parent and Carve-out Buyer may, to most effectively access the financing markets, require the cooperation of the Company and its Subsidiaries under, and subject to, this Section 7.14 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing; provided that for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets.

Section 7.15 Pre-Closing Restructuring. Prior to the Closing, the Company shall use reasonable best efforts to restructure the Company as set forth on the steps plan attached hereto as Schedule 7.15, and to engage in such other transactions related to such steps plan as may be reasonably requested by Parent and Carve-out Buyer so long as such other reasonably requested transactions are not reasonably anticipated to result in any material impact to the Company or materially delay or otherwise materially impede the Closing. In the event the Closing does not occur, Parent shall reimburse the Company for all documented and reasonable costs and expenses incurred as a result of the taking of any transactions that are not set forth on the steps plan attached hereto as Schedule 7.15 but are otherwise reasonably requested by Parent and Carve-out Buyer in accordance with this Section 7.15.

Section 7.16 Carve-out Transaction Matters. The Company shall cooperate with the Carve-out Buyer and Parent and Merger Sub and use reasonable best efforts, and shall cause its Affiliates to so cooperate and use reasonable best efforts, to cause the closing of the Carve-out Transaction (or parts of it) to occur immediately after the Closing and, for the avoidance of doubt, shall refrain from taking actions to effect any internal reorganization to implement the Carve-out Transaction without the prior written consent of Parent and the Carve-out Buyer; provided, that this Section 7.16 shall not require the Company to take any corporate action, including any reorganization not permitted by Section 7.15, or to execute any document or other instrument or to incur any liability that is not conditioned upon the Closing.

Section 7.17 IP Title Defect Correction Actions. From and after the date hereof until the Closing, to the extent that any material Company Intellectual Property is not in the current legal name of the Company or its Subsidiaries, is subject to a chain of title defect, or is subject to any form of Encumbrance (other than a Permitted Encumbrance), Company shall, and shall cause each of its Subsidiaries to use its reasonable best efforts to cooperate with and assist the Parent in the preparation, execution, filing and recordation of all instruments and documents necessary to cure such title defects, provide for current ownership of the asset by the Company and remove the Encumbrance (other than a Permitted Encumbrance) in such Company Intellectual Property by the Closing Date as promptly as practicable (all such actions, the “IP Title Defect Correction Actions”). The Company and each of its subsidiaries shall be responsible for and pay its own expenses incurred as a result of such cooperation and assistance in connection with any IP Title Defect Correction Actions taken by the Company and/or Parent. The failure by the Company to take any IP Title Defect Correction Actions shall not prevent the Closing.

Section 7.18 Tax Returns; Tax Filings. Parent shall be entitled to request, and, subject to the Company’s consent (not to be unreasonably withheld, delayed or conditioned), the Company and each of its Subsidiaries shall cooperate with Parent in connection with and cause, at Parent’s sole expense (subject to the exception set forth in the final sentence of this Section 7.18), the filing of Tax Returns, Tax ruling requests, and such other filings, and to take such other administrative or ministerial actions, in each case, with respect to Taxes as Parent may reasonably determine are necessary or useful to effectuate the Transactions and/or to mitigate any Tax costs associated with the Transactions and related restructuring requirements. In the event this Agreement is terminated, Parent shall indemnify the Company for any and all Losses, Liabilities, costs and expenses related to any request made by Parent pursuant to this Section 7.18 (except, for the avoidance of doubt, with respect to any Losses, Liabilities, costs and expenses related to the restructuring of the Company as contemplated by Section 7.15).

Section 7.19 Preparation of Audited Financial Statements for the SC Business. Between the date of this Agreement and the Closing, (a) the Company and Carve-out Buyer shall use their reasonable best efforts to prepare (i) audited annual consolidated or consolidating (as the parties shall determine) financial statements of the SC Business (prepared in accordance with Regulation S-X under the Securities Act, except §210.3-05 and Article 11 thereof, and in a form appropriate to be included in a securities offering registered in accordance with the Securities Act), together with all related notes and schedules thereto, accompanied by the report thereon of the Accountants, and (ii) unaudited quarterly consolidated or consolidating (as the parties shall determine) financial statements of the SC Business (which have been reviewed by auditors in accordance with Statements on Auditing Standards 100 for any relevant interim quarterly periods and prepared in accordance with Regulation S-X under the Securities Act) and (b) the Carve-out Buyer shall use its reasonable best efforts to prepare, and the Company shall use its reasonable best efforts to cooperate with the preparation of, pro forma financial information for the SC Business, on a stand-alone basis, complying with S-X Article 11 for both annual and quarterly periods (collectively, “Carve-out Financial Statements”). The audited portions of the Carve-Out Financial Statements will cover the fiscal year ended December 31, 2014, the unaudited portion of the Carve-out Financial Statements will cover each interim quarterly period thereafter until Closing and the pro forma portions of the Carve-out Financial Statements will cover both periods. Between the date of this Agreement and the Closing, the Company shall permit Carve-Out Buyer to hire an internationally recognized accounting firm (the “Accountants”) to be mutually agreed to by the Company and the Carve-out Buyer (it being agreed that Ernst & Young LLP are acceptable to both the Company and Carve-out Buyer), to conduct an audit of the Carve-out Financial Statements. The cost and expense of conducting such audit and preparation of the Carve-out Financial Statements shall be paid by Carve-out Buyer, including reimbursement of reasonable out-of-pocket costs and expenses borne by Company to support and facilitate such audit. In connection with the preparation of the Carve-out Financial Statements, the Company shall cooperate, to the extent within its control, with Carve-out Buyer and the Accountants and, subject to Section 7.8, shall give, and shall cause the Company’s Affiliates to give, to the Accountants reasonable access to the books, records and other materials of the Company and the personnel of, and work papers prepared by or for, the Company, including such historical financial information relating to the SC Business as the Accountants may reasonably request, in each case, in order to permit the timely completion of the Carve-out Financial Statements in accordance with this Section 7.19. As amplification and not limitation of the foregoing, Company’s cooperation required by this Section 7.19 shall include the items specified on Section 7.19 of the Company Disclosure Letter.

ARTICLE VIII

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Transactions (to the extent applicable) shall be subject to the satisfaction (or waiver by Parent, Carve-out Buyer and the Company, to the extent allowed by applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained;

(b) Governmental Approvals. (i) The waiting period (including any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated and (ii) all other Specified Approvals shall have been obtained; and

(c) No Injunctions or Restraints. No (i) Order, whether temporary, preliminary or permanent, shall be entered preventing, prohibiting, or otherwise making illegal the consummation of the Transactions, and (ii) Law shall be entered, enacted, promulgated, enforced or issued by any Governmental Entity that would prevent, prohibit, or otherwise make illegal the consummation of the Transactions.

Section 8.2 Conditions to Obligations of Parent, Merger Sub and Carve-out Buyer. The obligation of Parent and Merger Sub to effect the Transactions and the obligation of Carve-out Buyer to effect the Transactions (to the extent applicable) is further subject to the satisfaction, or waiver by Parent, Merger Sub and Carve-out Buyer, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) Section 3.1(a), Section 3.1(b), Section 3.2, Section 3.3, Section 3.4(a), Section 3.4(d), Section 3.19, Section 3.20 and Section 3.27(b) shall be true and correct in all respects (except with respect to the representations and warranties in Section 3.4(a) and Section 3.27(b) any failure to be so true and correct that is de minimus in nature), both when made at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made only as of a specific date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 3.4(b), Section 3.4(c), Section 3.4(f),

Section 3.10(b) and Section 3.27(a), Section 3.27(c), Section 3.27(d) and Section 3.27(e) shall be true and correct in all material respects (without giving effect to any materiality or “Material Adverse Effect” qualifications contained therein), both when made at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made only as of a specific date, in which case such representation and warranty shall be so true and correct as of such specified date), and (iii) the other provisions of Article III herein shall be true and correct in all respects (without giving effect to any materiality or “Material Adverse Effect” qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made only as of a specific date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have in all material respects performed or complied with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date; provided that the Company shall have in all respects performed or complied with the covenants and agreements set forth in (i) Section 7.15 prior to or on the Closing (except with respect to Section 7.15 any failure to perform or comply that is de minimis in nature) and (ii) Section 6.2(c).

(c) Officer’s Certificate. The Company shall have furnished Parent and Carve-out Buyer with a certificate dated the Closing Date signed on its behalf by its chief executive officer or another senior executive officer to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(e) have been satisfied.

(d) Payoff Letters. Parent and Carve-out Buyer shall have received customary payoff letters relating to the indebtedness set forth in Section 8.1(d) of the Company Disclosure Letter, including documentation in customary form to effect the release of any liens and guarantees thereunder.

(e) Material Adverse Effect. Since the date of this Agreement, there shall not have been nor be any Material Adverse Effect.

Section 8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Transactions (to the extent applicable) is further subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent, Merger Sub and Carve-out Buyer set forth in (i) Section 4.1, Section 4.2, Section 4.3, Section 5.1, Section 5.2 and Section 5.3 shall be true and correct in all respects, both when made at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made only as of a specific date, in which case such representation and warranty shall be so true and correct as of such specified date), and (ii) the other provisions of Article IV, Article V and Article VI herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have or result in a Parent Material Adverse Effect or Carve-out Buyer Material Adverse Effect, as applicable.

(b) Performance of Obligations of Parent, Merger Sub and Carve-out Buyer. Each of Parent, Merger Sub and Carve-out Buyer shall have performed or complied in all material respects with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate. Each of Parent, Merger Sub and Carve-out Buyer shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by its chief executive officer or another senior executive officer to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

Section 8.4 Frustration of Closing Conditions. Neither Parent, Merger Sub, Carve-out Buyer nor the Company may rely, either as a basis for not consummating the Transactions (to the extent applicable) or terminating this Agreement and abandoning the Transactions (to the extent applicable), on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied to excuse it from its obligation to effect the Transactions (to the extent applicable) if such failure was caused primarily by such party’s breach of this Agreement or the Carve-out Purchase Agreement.

Section 8.5 Assertion of A Material Adverse Effect. The parties acknowledge and agree that the assertion as to whether there has occurred a Material Adverse Effect (A) pursuant to clause (1) of the definition thereof shall be made solely by Carve-Out Buyer (and not by Parent or Merger Sub) and (B) pursuant to clause (2) of the definition thereof shall be made solely by Parent (and not by Carve-out Buyer).

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the Transactions, including the Merger, may be abandoned at any time prior to the Effective Time (notwithstanding the Stockholder Approval having been obtained):

(a) by mutual written consent of Parent, Merger Sub, Carve-out Buyer and the Company;

(b) by either Parent and Carve-out Buyer (jointly), on the one hand, or the Company, on the other hand, if:

(i) the Merger has not been consummated on or before 5:00 p.m. (New York City time) on November 30, 2015 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party that is in breach of, or has breached in any material respect its obligations under this Agreement, where such breach has been the principal cause of or is the principal reason for the failure to consummate the Merger on or before the Outside Date; provided further, that, if, on the Outside Date, any of the conditions to the Closing set forth in Section 8.1(b) shall not have been satisfied or waived (but remains capable of being so satisfied or waived) but all other conditions to the Closing either have been satisfied or waived (other than conditions that by their nature are to be satisfied or waived at the Closing), then the Outside Date may be extended by any party to February 29, 2016, and such date shall become the Outside Date for purposes of this Agreement;

(ii) any Order which is final and nonappealable shall have been issued or taken by a Governmental Entity with jurisdiction enjoining, preventing, or otherwise prohibiting consummation of the Merger or the Carve-out Transaction; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used all reasonable best efforts to prevent the entry of such Order to the extent required by and subject to Section 7.3; or

(iii) if the Special Meeting (including any adjournments and postponements thereof) shall have concluded without the Stockholder Approval having been obtained;

(c) by the Company prior to the receipt of the Stockholder Approval, in order to concurrently enter into a Company Acquisition Agreement with respect to a Company Superior Proposal; provided that the Company shall have complied with Section 6.2(f) and shall have paid or shall concurrently pay the Termination Fee, in accordance with Section 9.2(b);

(d) by Parent and Carve-out Buyer (jointly), if prior to the Special Meeting (i) the Company Board shall have made a Company Adverse Recommendation Change or Change of Recommendation, or (ii) the Company, its Subsidiaries or any of their respective Representatives shall have breached Section 6.2 in any material respect;

(e) by the Company if there shall have been a material breach of or material failure to perform any of the covenants or other agreements in this Agreement or material failure to be true of any of the representations or warranties on the part of Parent or Carve-out Buyer, which breach, failure to perform or failure to be true, either individually or in the aggregate (i) would result in a failure of a condition set forth in Section 8.1 or Section 8.3 and (ii) is not cured within the earlier of (A) the Outside Date and (B) thirty Business Days following written notice to Parent and Carve-out Buyer; provided, that (x) the Company shall have given Parent and Carve-out Buyer written notice, delivered at least thirty Business Days prior to such termination (or promptly, if such notice is given within thirty Business Days of the Outside Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 9.1(e) and the basis for such termination and (y) the Company will not have the right to terminate this Agreement pursuant to this Section 9.1(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(f) by Parent and Carve-out Buyer, if there shall have been a material breach of or material failure to perform any of the covenants or other agreements in this Agreement or material failure to be true of any of the representations or warranties of the

Company in this Agreement, which breach, failure to perform or failure to be true, either individually or in the aggregate (i) would result in a failure of a condition set forth in Section 8.1 or Section 8.2 and (ii) is not cured within the earlier of (A) the Outside Date and (B) thirty Business Days following written notice to the Company; provided, that (x) Parent shall have given the Company written notice, delivered at least thirty Business Days prior to such termination (or promptly, if such notice is given within thirty Business Days of the Outside Date), stating Parent and Carve-out Buyer’s intention to terminate this Agreement pursuant to this Section 9.1(f) and the basis for such termination and (y) Parent and Carve-out Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(f) if Parent or Carve-out Buyer is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(g) by the Company, if (i) the Marketing Period has ended, (ii) the conditions set forth in Sections 8.1 and 8.2 are satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which would be satisfied if there were a Closing), (iii) the Company has confirmed by written notice to Parent and Carve-out Buyer after the end of the Marketing Period that all conditions set forth in Section 8.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) or that it will waive any unsatisfied conditions in Section 8.3, and that it intends to terminate this Agreement pursuant to this Section 9.1(g), (iv) Parent, Merger Sub and Carve-out Buyer fail to consummate the Closing within three Business Days after the delivery of such notice and (v) at all times during such three Business Day period, the Company stood ready, willing and able to consummate the Merger and the other transactions contemplated hereby.

A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination.

Section 9.2 Effect of Termination; Termination Fees.

(a) Effect of Termination. Notwithstanding anything in this Agreement to the contrary, if this Agreement is validly terminated pursuant to Section 9.1, this Agreement shall forthwith become null, void and of no effect with no liability or obligation on the part of any party (or any direct or indirect equity holder, stockholder, partner, controlling person, member, manager, director, officer, employee, Affiliate or Representative of such party or of such party’s Affiliates); provided, however, that subject in all respects to this Section 9.2, Section 10.10 and Section 10.11, the provisions of Section 7.9, the indemnification and reimbursement obligations of Section 7.14, Section 7.16, Section 7.18, this Section 9.2, Article X and Article XI hereof and the provisions of the Confidentiality Agreement shall survive such termination, in each case, in accordance with its terms and conditions; provided, further, that (w) no such termination shall relieve any party of its obligation to pay the Termination Fee, the Reverse Termination Fee, the Parent Expenses, the Company Expenses or the COB Expenses, in each case, if, as and when required pursuant to this Section 9.2, (x) subject to this Section 9.2, the Company shall not be relieved or released from any liability or obligation for damages available under applicable Law arising out of any (A) knowing material breach of any of its representations and warranties contained in this Agreement, (B) deliberate material breach of any of its covenants contained in this Agreement, or (C) fraud, (y) subject in all respects to this Section 9.2, Section 10.10 and Section 10.11, neither Parent nor Merger Sub shall be relieved or released from liability for damages available under applicable Law arising out of its fraud, and (z) subject in all respects to this Section 9.2, Section 10.10 and Section 10.11, Carve-out Buyer shall not be relieved or released from liability for damages available under applicable Law arising out of its fraud. Subject in all respects to this Section 9.2, Section 10.10 and Section 10.11, for the avoidance of doubt, in determining losses or damages recoverable upon valid termination of this Agreement by a party hereto for the other party’s breach of this Agreement, the parties acknowledge and agree that such losses and damages shall include the benefit of the bargain lost by any non-breaching party who has validly terminated this Agreement (taking into consideration all relevant matters, including opportunity costs and the time value of money). No party claiming that such breach occurred will have any duty or otherwise be obligated to mitigate any such damages. For purposes of this Section 9.2, (A) a “knowing” breach of a representation and warranty will be deemed to have occurred only if the Company, Parent, Merger Sub or Carve-out Buyer had actual Knowledge that making such representation or warranty would cause, or would be reasonably expected to cause, a breach of this Agreement and (B) a “deliberate” breach of any covenant or agreement will be deemed to have occurred only if the relevant party took or failed to take action with actual Knowledge that the action so taken or omitted to be taken would, or would reasonably be expected to, constitute a breach of such covenant or agreement. The Company, Parent, Merger Sub and Carve-out Buyer each agree and acknowledge that the individuals specified in the definition of “Knowledge”, as applicable, (1) have read this Agreement, including the representations, warranties, agreements and covenants contained herein, (2) have reviewed with counsel the representations, warranties and covenants contained herein and (3) for purposes of this Section 9.2(a), shall be deemed to understand the meanings of the representations, warranties and covenants contained herein.

(b) Termination Fee; Expenses.

(i) If (A) this Agreement is validly terminated by Parent and Carve-out Buyer pursuant to the provisions of Section 9.1(d), (B) this Agreement is validly terminated by the Company pursuant to the provisions of Section 9.1(c) or (C) (1) after the date of this Agreement, a Company Takeover Proposal (substituting “fifty percent (50%)” for the fifteen percent (15%) threshold set forth in the definition of “Company Takeover Proposal”) (a “Qualifying Transaction”) is publicly proposed or publicly disclosed prior to the Special Meeting, (2) this Agreement is validly terminated by Parent and Carve-out Buyer, on the one hand, or the Company, on the other hand, pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii), or by Parent and Carve-out Buyer pursuant to Section 9.1(f) and (3) at any time on or prior to the 12-month anniversary of such termination, the Company or any of its Subsidiaries has entered into a definitive agreement providing for a Qualifying Transaction or completed a Qualifying Transaction, in each case, the Company shall pay to each of Parent and Carve-out Buyer (or one or more of their respective designees) its Pro Rata Portion of the Termination Fee, such Termination Fee to be due (x) in the case of clause (A) of this Section 9.2(b), concurrently with such termination and payable in accordance with Section 9.2(b)(iii), (y) in the case of clause (B) of this Section 9.2(b), concurrently with such termination and payable in accordance with Section 9.2(b)(iii), and (z) in the case of clause (C) of this Section 9.2(b), concurrently with the earlier of entering into such definitive agreement with respect to such Qualifying Transaction and consummation of such Qualifying Transaction, and payable in accordance with Section 9.2(b)(iii). In no event shall the Company be required to pay the Termination Fee on more than one occasion.

(ii) If this Agreement is validly terminated by Parent and Carve-out Buyer pursuant to Section 9.1(f), and such termination was the result of the Company’s knowing or deliberate breach or failure to perform any of the covenants or agreements in this Agreement, the Company shall pay to Parent and Carve-out Buyer (or one or more of their respective designees) by wire transfer of immediately available funds (to accounts designated by Parent and Carve-out Buyer) an amount equal to the Parent Expenses and the COB Expenses, respectively, and such payment shall be made within two Business Days after such termination.

(iii) Notwithstanding anything to the contrary in this Agreement, payment of the Termination Fee shall constitute liquidated damages, and upon payment of the Termination Fee in full, if, as and when required pursuant to this Section 9.2, the Company shall have no further liability of any kind for any reason in connection with this Agreement or the valid termination contemplated hereby other than as provided under this Section 9.2(b); provided that prior to the payment of the Termination Fee, if, as and when due pursuant to this Section 9.2, the Company shall provide Parent and Carve-out Buyer with written notice of its intention to pay such Termination Fee and, within seven Business Days of receipt of such written notice, Parent and Carve-out Buyer will be required to provide irrevocable and unconditional confirmation to the Company in writing that they intend to either (but not both) (A) receive payment of the Termination Fee, in which case, such Termination Fee will be paid by the Company to each of Parent and Carve-out Buyer (or their respective designees) in accordance with their respective Pro Rata Portion by wire transfer (to the accounts designated by Parent and Carve-out Buyer in such notice) in immediately available funds within two Business Days of such written confirmation or (B) directly or indirectly, pursue an award of damages, subject to irrevocably and unconditionally agreeing not to (and causing their respective Affiliates not to) exercise, and agreeing to waive, any and all claims and rights they have (or their respective Affiliates) may have to the Termination Fee. Notwithstanding anything to the contrary herein, under no circumstances whatsoever will Parent and Carve-out Buyer be entitled to receive both an award of monetary damages and payment of all or any portion of the Termination Fee.

(c) Reverse Termination Fee; Expenses.

(i) If this Agreement is (w) validly terminated by the Company pursuant to Section 9.1(g) or (x) (i) validly terminated (A) by the Company pursuant to Section 9.1(e) or (B) by the Company, Parent or Carve-out Buyer pursuant to Section 9.1(b)(i) or Section 9.1(b)(ii) (in each case, at a time when this Agreement was terminable by the Company pursuant to Section 9.1(e)), and (ii) at the time of such valid termination, all of the conditions set forth in Section 8.1(a) and Section 8.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, each of which would be satisfied at the Closing if there were a Closing), then, in consideration of the Company irrevocably and unconditionally agreeing not to (and causing its Affiliates not to) exercise, and agreeing to waive, any and all claims and rights it (or its Affiliates) may have against the Non-Recourse Persons under, in connection with or related to the Transaction Documents, the Transactions and the Financing (or the failure to consummate the Transactions and the Financing), then each of Parent and Carve-out Buyer shall pay to the Company its Pro Rata Portion of the Reverse Termination Fee following the date on which this Agreement is so terminated in accordance with Section 9.2(c)(iii).

(ii) In no event shall either Parent or Carve-out Buyer be required to pay its Pro Rata Portion of the Reverse Termination Fee on more than one occasion and under no circumstances whatsoever will Parent or Carve-out Buyer be required to pay more than its Pro Rata Portion of the Reverse Termination Fee.

(iii) Prior to the payment of the Reverse Termination Fee, if, as and when due pursuant to this Section 9.2, Parent and Carve-out Buyer shall provide the Company with written notice of their intention to pay such Reverse Termination Fee and, within seven Business Days of receipt of such written notice, the Company shall be required to provide irrevocable and unconditional confirmation in writing to Parent and Carve-out Buyer that it intends to either (but not both), subject in all respects to this Section 9.2, Section 10.10 and Section 10.11, (A) receive payment of the Reverse Termination Fee, in which case, Parent and Carve-out Buyer shall each pay to the Company its Pro Rata Portion of the Reverse Termination Fee by wire transfer (to the account designated by the Company in such notice) in immediately available funds within two Business Days of such confirmation in writing or (B) directly or indirectly, pursue an award of damages for fraud as permitted by Section 9.2, subject to irrevocably and unconditionally agreeing not to (and causing its Affiliates not to) exercise, and agreeing to waive, any and all claims and rights it (or its Affiliates) may have against the Non-Recourse Persons to the Reverse Termination Fee, and Parent and Carve-out Buyer shall not be required to pay all or any portion of the Reverse Termination Fee. Notwithstanding anything to the contrary herein, under no circumstances whatsoever will the Company be entitled to receive both money damages and payment of all or any portion of the Reverse Termination Fee.

(iv) If this Agreement is (x) validly terminated pursuant to Section 9.1(b)(i) or Section 9.1(b)(ii) due to an Order which is final and nonappealable having been issued or taken by a Governmental Entity with jurisdiction enjoining, preventing, or otherwise prohibiting consummation of the Carve-out Transaction and (y) at the time of such termination all of the conditions set forth in Section 8.1 (other than (i) the receipt of the Carve-out Buyer Specified Approvals and (ii) if the Special Meeting has not yet occurred, the conditions set forth in Section 8.1(a)) and Section 8.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, each of which would be satisfied at the Closing if there were a Closing) and, in each case, the sole reason for such termination shall be that the Carve-out Buyer Specified Approvals have not been obtained prior to such termination, then, in consideration of the Company irrevocably and unconditionally agreeing not to (and causing its Affiliates not to) exercise, and agreeing to waive, any and all claims and rights it or its Affiliates may have against the Non-Recourse Persons under, in connection with or related to the Transaction Documents and the Transactions (or the failure to consummate the

Transactions), then Carve-out Buyer shall pay to the Company the Company Expenses by wire transfer (to an account designated by the Company) in immediately available funds within three Business Days after the date on which this Agreement is so terminated. Notwithstanding anything to the contrary herein, the Company’s sole remedy with respect to a termination of the Agreement under the circumstances described in this Section 9.2(c)(iv) shall be the payment to the Company of the Company Expenses and under no circumstances whatsoever will the Company be entitled to receive all or any portion of the Reverse Termination Fee as a result of termination of this Agreement under the circumstances described in this Section 9.2(c)(iv), nor shall the Company be entitled to seek any damages for fraud as permitted by Section 9.2 or specific performance as permitted by Section 10.10 so long as Carve-out Buyer shall pay the Company Expenses. Notwithstanding anything to the contrary herein, the Company and Carve-out Buyer agree and acknowledge that none of Parent, Merger Sub or the other Parent Non-Recourse Persons will have any liability or obligation whatsoever to pay all or any portion of the Company Expenses.

(d) Liquidated Damages; Limitations.

(i) The parties acknowledge that payment of the Reverse Termination Fee and the Termination Fee, as applicable, if, as and when required pursuant to this Section 9.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(ii) Anything in this Agreement to the contrary notwithstanding, but subject in all respects to this Section 9.2, if Parent, Merger Sub or Carve-out Buyer fails to effect the Closing for any or no reason or Parent, Merger Sub or Carve-out Buyer otherwise breaches this Agreement or the Transaction Documents or fails to perform hereunder or thereunder (in any case, whether willfully, intentionally, unintentionally or otherwise), then (i) the valid termination of this Agreement pursuant to Section 9.1 and (ii) the Company’s right to seek one or all of (but never receive both an award of monetary damages and payment of all or any portion of the Reverse Termination Fee), subject in each case and in all respects to this Section 9.2, Section 10.10 and Section 10.11, (x) monetary damages for fraud, (y) if, as and when required pursuant to Section 9.2(c), receipt and payment of the Reverse Termination Fee pursuant to Section 9.2(c), together with the payment of any amounts due pursuant to Section 9.2(e), Section 10.3 and Section 10.6 and (z) specific performance pursuant to the Confidentiality Agreement, shall be the sole and exclusive remedy (whether at Law, in equity, in Contract, in tort or otherwise) of the Company, its Affiliates, and all of the foregoing’s Representatives (and any other Person) against the Non-Recourse Persons for any breach, liability, cost, expense, obligation, loss or damage suffered as a result thereof or in connection therewith or related thereto.

(iii) Except as provided in Section 9.2(d)(ii), none of the Parent Non-Recourse Persons will have any liability or obligation to the Company, its Affiliates, or any of the foregoing’s respective Representatives (or any other Person), including consequential, indirect or punitive damages, relating to or arising out of the Transaction Documents, the Confidentiality Agreement, the Financing or the Transactions, or the failure of the Transactions to be consummated, or in respect of any other Contract, document or theory of Law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise. The Company acknowledges and agrees that none of Parent’s Financing Sources or Parent’s or Merger Sub’s other financing sources shall have any liability or obligation to the Company, its Affiliates, or any of the foregoing’s respective Representatives (or any other Person) if they breach or fail to perform (whether willfully, intentionally, unintentionally or otherwise) any of their obligations under the Parent Transaction Documents. Without limiting the foregoing, upon payment of Parent’s Pro Rata Portion of the Reverse Termination Fee in full, if, as and when required pursuant to Section 9.2(c), none of the Parent Non-Recourse Persons shall have any further liability or obligation to the Company, its Affiliates or any of the foregoing’s respective Representatives (or any other Person), including consequential, indirect or punitive damages, relating to or arising out of the Parent Transaction Documents, the Confidentiality Agreement, the Financing or the Transactions, or the failure of the Transactions or the Financing to be consummated, or in respect of any other Contract, document or theory of Law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise.

(iv) Except as expressly provided in Section 9.2(d)(ii), none of the Carve-out Buyer Non-Recourse Persons will have any liability or obligation to the Company, its Affiliates, or any of the foregoing’s respective Representatives (or any other Person), including consequential, indirect or punitive damages, relating to or arising out of the Transaction Documents, the Confidentiality Agreement, the Financing or the Transactions, or the failure of the Transactions to be consummated, or in respect of any other Contract, document or theory of Law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise. The Company acknowledges and agrees that none of Carve-out Buyer’s Financing Sources or Carve-out Buyer’s other financing sources shall have any liability or obligation to the Company, its Affiliates, or any of the foregoing’s respective Representatives (or any other Person) if they breach or fail to perform (whether willfully, intentionally, unintentionally or otherwise) any of their obligations under the Transaction Documents. Without limiting the foregoing, upon payment of Carve-out Buyer’s Pro Rata Portion of the Reverse Termination Fee in full, if, as and when required pursuant to Section 9.2(c), no Carve-out Buyer Non-Recourse Person shall have any further liability or obligation to the Company, its Affiliates, or any of the foregoing’s respective Representatives (or any other Person), including consequential, indirect or punitive damages, relating to or arising out of the Transaction Documents, the Confidentiality Agreement, the Financing or the Transactions, or the failure of the Transactions or the Financing to be consummated, or in respect of any other Contract, document or theory of Law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise.

(v) Any provision in this Agreement to the contrary notwithstanding, (A) the maximum aggregate liability of the Carve-out Buyer Non-Recourse Persons under the Transaction Documents collectively (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise), or in connection with the failure of the Transactions or the Financing to be consummated, or in respect of any representation made or alleged to have been made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise, together with any payment of its Pro Rata Portion of the Reverse Termination Fee, shall not under any circumstances exceed an amount equal to $17,556,000 (the “Carve-out Buyer Maximum Liability Amount”), and in no event shall the Company, its Affiliates. or any of the foregoing’s respective Representatives (or any other Person) seek, directly or indirectly, to recover against the Carve-out Buyer Non-Recourse Persons any damages whatsoever (including consequential, indirect or punitive damages), together with any payment of the Carve-out Buyer’s Pro Rata Portion of the Reverse Termination Fee, in excess of the Carve-out Buyer Maximum Liability Amount and (B) the maximum aggregate liability of the Parent Non-Recourse Persons under the Transaction Documents (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise), or in connection with the failure of the Transactions or the Financing to be consummated, or in respect of any representation made or alleged to have been made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise, together with any payment of its Pro Rata Portion of the Reverse Termination Fee shall not under any circumstances exceed an amount equal to $45,144,000 (the “Parent Maximum Liability Amount”), and in no event shall the Company, its Affiliates, or any of the foregoing’s respective Representatives (or any other Person) seek, directly or indirectly, to recover against the Parent Non-Recourse Persons any damages whatsoever (including consequential, indirect or punitive damages), together with any payment of Parent’s Pro Rata Portion of the Reverse Termination Fee, in excess of the Parent Maximum Liability Amount.

(e) Each of the parties acknowledges that the agreements contained in this Section 9.2 are integral parts of the Transactions, and that, without these agreements, Parent, Merger Sub and Carve-out Buyer, on the one hand, and the Company, on the other hand, would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 9.2(b), or Parent or Carve-out Buyer fails to pay in a timely manner any amount due pursuant to Section 9.2(c), and, in order to obtain such payment, Parent, Merger Sub or Carve-out Buyer, on the one hand, or the Company, on the other hand, commences a claim, action, suit or other proceeding that results in a final and non-appealable judgment against the Company, on the one hand, or Parent or Carve-out Buyer, on the other hand, the Company or Parent or Carve-out Buyer, as applicable, shall pay to Parent and Carve-out Buyer or the Company, as applicable, interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the maximum interest rate prescribed by Title 6, Section 2301(a) of the Delaware Code, together with reasonable legal fees and expenses incurred in connection with such claim, suit, proceeding or other action.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendment and Waivers. This Agreement may be amended, modified or supplemented by the parties hereto by action taken or authorized by or on behalf of their respective boards of directors, at any time prior to the Closing Date, whether before or after adoption of this Agreement by the stockholders of the Company and Merger Sub as set forth in this Section 10.1; provided, however, that after adoption of this Agreement by the stockholders of the Company at the Special Meeting, no amendment, modification or supplement may be made which by law or in accordance with the rules and regulations of NYSE requires the further approval of the stockholders of the Company without such further approval; and provided further that this Section 10.1 shall be subject to Section 10.6. The Transaction Documents (other than this Agreement) may not be amended in a manner that (a) materially and adversely affects the rights or obligations of the Company with respect to any period prior to the Closing or (b) would reasonably be expected to prevent, materially delay or affect the Closing, in each case, without the consent of the Company; provided that, any amendment to Section 4(b) of the Interim Agreement shall require the prior written consent of the Company. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Parent, Merger Sub, Carve-out Buyer and the Company. At any time prior to the Effective Time, (x) the Company may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties by any other party contained herein, and (iii) subject to the requirements of applicable Law, waive compliance by any other party hereto with any of the agreements or conditions contained herein, and (y) except as otherwise expressly provided in this Agreement (including in Section 2.4, Section 6.1 and Section 8.5) Parent and the Carve-out Buyer may (i) extend the time for the performance of any of the obligations or other acts of the Company, (ii) waive any inaccuracies in the representations and warranties by the Company contained herein, and (iii) subject to the requirements of applicable Law, waive compliance by the Company with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 10.2 Non-survival. None of the representations and warranties, covenants and agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive after the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which, in each case, shall survive in accordance with its terms and conditions.

Section 10.3 Expenses. Except as otherwise specifically provided herein, all fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Transactions are to be paid by the party incurring or required to incur such fees, costs and expenses; provided, further, that expenses incurred in respect of any HSR or other regulatory filing or in connection with the filing of the Proxy Statement with the SEC shall be borne one-half ( 1⁄2) by Parent, on the one hand, and one-half ( 1⁄2) by the Company, on the other hand.

Section 10.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and sent by facsimile, by electronic mail, by nationally recognized overnight courier service (with proof of service) or by certified or registered mail (return receipt requested and first-class postage prepaid) and shall be deemed given and effective on the earliest of (i) the date and time of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 10.4 or facsimile at the facsimile telephone number specified in this Section 10.4, in each case, and a copy is sent on the next Business Day by nationally recognized overnight courier service, (ii) when received, if sent by nationally recognized overnight courier service (other than in the cases of clause (i) above), or (iii) upon actual receipt by the party to whom such notice is required to be given if sent by certified or registered mail (return receipt requested and first-class postage prepaid). The address for such notices and communications shall be as follows:

(a) if to Parent or Merger Sub, to:

c/o Apollo Global Management

9 West 57th Street, 43rd Floor

New York, NY 10019

Telephone No.: (212) 515-3200

Facsimile No.: (646) 417-6429

Email: sfeinstein@apollolp.com

jsuydam@apollolp.com

Attention: Samuel Feinstein and General Counsel

(b) with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Telephone No.: (212) 373-3000

Facsimile No.: (212) 757-3990

Email: tzeitzer@paulweiss.com

Attention: Taurie M. Zeitzer, Esq.

(c) if to the Company, to:

OM Group, Inc.

950 Main Avenue,

Suite 1300,

Cleveland, Ohio

Telephone No.: (216) 781-0083

Facsimile No.: (216) 263-7757

Email: Valerie.Sachs@omgi.com

Attention: Valerie Gentile Sachs

Vice President, General Counsel & Secretary

with a copy to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Telephone No.: (216) 586-3939

Facsimile No.: (216) 579-0212

Email: jpdougherty@jonesday.com

Attention: James P. Dougherty, Esq.

(d) if to Carve-out Buyer, to:

MacDermid Americas Acquisitions Inc.

c/o Platform SpecialtyProducts Corportation

245 Freight Street

Waterbury, CT 06702

Telephone No.:

Facsimile: (203) 575-7970

Email: jcordani@macdermid.com

Attention John L. Cordani

with a copy to:

Greenberg Traurig LLP

401 East Las Olas Blvd

Fort. Lauderdale, FL 33301

Telephone No.: (954) 765-0500

Facsimile No.: (954) 765-1477

Email: beloffd@gtlaw.com

Attention: Donn A. Beloff, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Telephone No.: (212) 373-3000

Facsimile No.: (212) 757-3990

Email: tzeitzer@paulweiss.com

Attention: Taurie M. Zeitzer, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Each party consents to service of any process, summons, notice or document that may be served in any proceeding in the Delaware Court of Chancery or the United States District Court for the District of Delaware, which service shall be in accordance with this Section 10.4.

Section 10.5 Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile, PDF format or other means of electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, PDF format or other means of electronic transmission) to the other parties.

Section 10.6 Entire Agreement; No Third Party Beneficiaries. Each of the parties hereto agrees on behalf of itself and its respective Affiliates that this Agreement (including the Company Disclosure Letter and the exhibits and schedules hereto), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties and supersede and cancel all contemporaneous and prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and, except for (i) following the Effective Time, the provisions in Section 7.10 (with respect to which the Indemnified Parties are express third party beneficiaries), (ii) the provisions in Section 10.6, Section 10.8(b), Section 10.9, Section 10.11, Section 10.12, the last proviso of the first sentence of Section 10.1 and the definition of “Financing Sources” and the constituent definitions thereof (and any other provision or definition of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision or definition would modify the substance of such Sections and definitions) with respect to which the Financing Sources are express third party beneficiaries, it being understood that the provisions and definitions identified in this clause (ii) may not be amended in a manner adverse to the Financing Sources in any material respect without their prior written consent, (iii) the provisions of Section 9.2, Section 10.10 and Section 10.11 and the definitions of “Non-Recourse Persons”, “Parent Maximum Liability Amount”, “Pro Rata Portion” and “Reverse Termination Fee” (and any other provision or definition of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections and definitions) with respect to which the Non-Recourse Persons are express third party beneficiaries, it being understood that the provisions or definitions identified in this clause (iii) may not be amended, supplemented or otherwise modified in a manner that is adverse to the Non-Recourse Persons in any material respect, and (iv), following the Effective Time, the right of the Company Securityholders to receive the Merger Consideration and the payments under Section 2.3 (a claim with respect to which may not be made unless and until the Effective Time shall have occurred) in accordance with the terms and conditions set forth in Article II, is not intended to and shall not confer upon any Person other than the Parties and their permitted assigns any rights, benefits or remedies of any nature whatsoever. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with the terms of this Agreement without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the Parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.7 Severability. Any term or provision of this Agreement that is invalid, illegal, void or unenforceable in any situation in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity, illegality, voidness or unenforceability, without rendering invalid, illegal, void or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable (as determined in accordance with this Agreement), such provision shall be interpreted to be only so broad as is enforceable.

Section 10.8 Governing Law; Jurisdiction.

(a) All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any principles, provisions or rules of choice or conflict of law (whether of the State of Delaware or any other jurisdiction) that would require, permit or cause the application of the Laws of another jurisdiction other than the State of Delaware.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto, on behalf of itself and their respective Affiliates: (i) agrees that it shall not (and shall cause their respective Affiliates to not) bring or support any Person in any Action, cause of action, claim, cross-claim, third-party claim, suit or proceeding of any kind or description, whether in Law or in equity, whether in Contract or in tort or otherwise, against any of the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or Representatives (in each case, in such capacity) in any way relating to this Agreement or any of the other Transaction Documents or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof); (ii) agrees that, except as specifically set forth in the Debt Commitment Letter and the Carve-out Buyer Debt Commitment Letter, all claims, cross-claims, third party-claims or causes of action (whether at Law, in equity, in contract, in tort or otherwise) against any of the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or Representatives (in each case, in such capacity) in any way relating to this Agreement or any of the other Transaction Documents or any of the Transactions, including any dispute arising out of or relating in any way to the Financing or the performance thereof, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules of choice or conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; and (iii) hereby irrevocably and unconditionally waives and shall cause its Affiliates to waive) any right such party may have to a trial by jury in respect of any litigation (whether in Law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to this Agreement or any of the other Transaction Documents or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof. The Financing Sources are intended third party beneficiaries of this Section 10.8(b).

(c) Subject to Section 10.8(b), (i) each of the parties hereto irrevocably agrees that any action, suit or proceeding based upon, arising out of or related to this Agreement or the Transactions and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement or the Transactions and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery (or, in the event (but only in the event) the Delaware Court of Chancery does not have subject matter jurisdiction over such Action, suit or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such action, suit or proceeding, any Delaware state court sitting in New Castle County), (ii) each of the parties, for itself and in respect of its property, irrevocably submits, generally and unconditionally, to the exclusive personal jurisdiction of each such court in any such action, suit or proceeding, and agrees that it will not bring any action, suit or proceeding relating to this Agreement or any of the Transactions in any court other than the aforesaid courts, (iii) each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action, suit or proceeding with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (B) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by applicable Law, any claim that (x) the action, suit or proceeding in such court is brought in an inconvenient forum (unless such action, suit or proceeding is not brought in accordance with this Section 10.8), (y) the venue of such action, suit or proceeding is improper or inconvenient, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts, and (iv) each of the parties hereto hereby irrevocably agrees not to bring any action, suit or proceeding arising out of or relating to this Agreement or the Transactions in any other court.

(d) Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 10.8.

Section 10.9 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, (A) by Parent, Merger Sub or Carve-out Buyer without the prior written consent of the Company or (B) by the Company without the prior written consent of Parent, Merger Sub or Carve-out Buyer. Notwithstanding

the foregoing, (A) Parent may assign any or all of its rights and obligations hereunder to one or more controlled Affiliates of Apollo Management VIII, L.P., (B) Carve-out Buyer may assign any or all of its rights and obligations hereunder to one or more Subsidiaries of Guarantor P and (C) on or after the Closing, each of Parent, Merger Sub and Carve-out Buyer may assign, without the Company’s prior written consent, any of its respective rights, interests and obligations under this Agreement for collateral security purposes to any of its Affiliates or to any Financing Source, but, in each case, no such assignment shall relieve Parent or Carve-out Buyer, as applicable, of any liability or obligation hereunder. Any purposed assignment not permitted under this Section 10.9 shall be null and void.

Section 10.10 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed, subject in all respects to this Section 10.10, that each party hereto shall be entitled (in addition to any other remedy that may be available, whether in law or equity) to seek (i) a decree or order of specific performance to enforce the observance and performance of any provision of this Agreement and (ii) an injunction restraining any breach or threatened breach of any provision of this Agreement.

(b) Notwithstanding Section 10.10(a) or anything herein to the contrary, the parties hereto further agree that in no event shall the Company or any Affiliate thereof (or any of their respective Representatives) be entitled to enforce or seek to enforce specifically Parent’s or Merger Sub’s obligation to cause all or any portion of the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) or otherwise cause Parent, Merger Sub or Carve-out Buyer to consummate the Merger, the Carve-out Transaction, the Financing or the other Transactions (including the obligation to pay the aggregate Merger Consideration) unless and only if:

(i) all the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are capable of being satisfied at the Closing if there were a Closing);

(ii) Parent (either directly or through its Subsidiaries) has received Parent’s Debt Financing in full, or such full amount would be funded to Parent (either directly or through its Subsidiaries) at the Closing if Parent’s Equity Financing is funded (provided that Parent and Merger Sub shall not be required to draw down the Parent Equity Financing or consummate the Closing or the Carve-out Transaction if the Parent Debt Financing is not in fact funded at the Closing);

(iii) Carve-out Buyer (either directly or through its Subsidiaries) has received Carve-out Buyer’s Debt Financing in full, or such full amount will be funded to Carve-out Buyer (either directly or through its Subsidiaries) at the Closing, subject only to the consummation of the Closing;

(iv) the Company has unconditionally confirmed in writing to Parent and Carve-out Buyer that (x) all of the conditions set forth in Section 8.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing; provided that such conditions are capable of being satisfied at the Closing if there were a Closing) and (y) if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing would occur (and the Company has not revoked such confirmation); and

(v) Parent, Carve-out Buyer and Merger Sub fail to complete the Closing within two Business Days after the Company’s delivery of such written confirmation.

(c) Notwithstanding anything else to the contrary, for the avoidance of doubt, while the Company may concurrently (i) seek specific performance or other equitable relief, subject in all respects to this Section 10.10, and (ii) payment of the Reverse Termination Fee, if, as and when required pursuant to Section 9.2(c), under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive (A) both a grant of specific performance to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) or other equitable relief, on the one hand, and payment of any monetary damages whatsoever or the payment of all or any portion of the Reverse Termination Fee, on the other hand, or (B) both payment of any monetary damages, on the one hand, and payment of all or any portion of the Reverse Termination Fee, on the other hand.

(d) Each party hereby agrees not to raise any objections to the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Section 10.10 on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 10.11 Non-Recourse. Each of the parties hereto agrees, on behalf of itself and their respective Affiliates, that all Actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity, or granted by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (i) this Agreement or any other Transaction Document or the Confidentiality Agreement or the Financing or the Transactions, (ii) the negotiation, execution or performance of this Agreement, the Confidentiality Agreement or any other Transaction Document (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement, the Confidentiality Agreement or any other Transaction Document), (iii) any breach or violation of this Agreement, the Confidentiality Agreement or any other Transaction Document and (iv) any failure of the Transactions or the Financing to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement to the contrary, each party hereto covenants, agrees and acknowledges, on behalf of itself and their respective Affiliates, that no recourse under this Agreement, the Confidentiality Agreement any other Transaction Document or in connection with any transactions contemplated thereby or the Financing shall be had against any other Person, including any Non-Recourse Person, and no other Person, including any Non-Recourse Person, shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity, or granted by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (i) through (iv), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (i) through (iv), in each case, except for claims that the Company may assert against (x) Guarantor P, if, as and when required pursuant to the terms and conditions of the Limited Guaranty and (y) Guarantor A, if, as and when required pursuant to the terms and conditions of the Limited Guaranty. No Non-Recourse Person shall be responsible or liable for any indirect, special, punitive or consequential damages which may be alleged as a result of this Agreement, the Transaction Documents, the Confidentiality Agreement, the Financing or the Transactions (or the termination or abandonment thereof).

Section 10.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING THE FINANCING SOURCES UNDER THE FINANCING (AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES)). EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 10.12 (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING THE FINANCING SOURCES UNDER THE FINANCING (AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES)).

ARTICLE XI

DEFINITIONS; INTERPRETATION

Section 11.1 Cross References. Each of the following terms is defined in the Section set forth opposite such term.

Term	Section
Accountants	7.19
Agreement	Preamble
Bonus Amounts	7.12(e)
Book-Entry Shares	2.1(a)
By-Laws	1.5(b)

Term	Section
Capitalization Date	3.4(a)
Carve-out Buyer	Preamble
Carve-out Buyer Alternative Financing	7.13(b)(iii)
Carve-out Buyer Debt Commitment Letter	5.6(a)
Carve-out Buyer Debt Documents	7.13(b)(i)
Carve-out Buyer Maximum Liability Amount	9.2(d)(v)
Carve-out Financial Statements	7.19
Carve-out Transaction	Recitals
Carve-out Transaction Financing Purposes	5.6(c)
Certificate of Merger	1.3
Certificates	2.1(a)
Change of Recommendation	6.2(g)
Claim	7.10(c)
Closing	1.2
Closing Date	1.2
Collective Bargaining Agreement	3.14(a)
Commitment Letters	4.6(a)
Company	Preamble
Company Adverse Recommendation Change	6.2(e)
Company Affiliate Transaction	3.25
Company Board	3.2(a)
Company Common Stock	3.4(a)
Company Disclosure Letter	III
Company Equity Awards	3.4(a)
Company Financial Statements	3.5(b)
Company Intellectual Property	3.16(a)
Company Permits	3.8
Company Preferred Stock	3.4(a)
Company Recommendation	3.2(c)
Company SEC Documents	3.5(a)
Conflict Minerals	3.17(e)
Customers	3.22
Debt Commitment Letter	4.6(a)
Debt Documents	7.13(a)(i)
Deferred Compensation Plan	2.3(d)
Deferred Payment	2.3(d)
DGCL	1.1
Dissenting Shares	2.4
Dissenting Stockholder	2.4
Effective Time	1.3
Equity Commitment Letter	4.6(a)
Equity Financing	4.6(a)
Exchange Act	3.3(b)
Financial Advisor	3.19
Financing Purposes	4.6(c)

Term	Section
Foreign Antitrust Laws	3.3(b)
GAAP	3.5(b)
Governmental Entity	3.3(b)
Guarantor P	Recitals
HSR Act	3.3(b)
Intervening Event	6.2(g)
IP Title Defect Correction Actions	7.17
JV Entity	3.4(b)
JV Interest	3.4(b)
Limited Guaranty	Recitals
Marketing Period	1.2
Material Contract	3.9(a)(xv)
Merger	1.1
Merger Consideration	2.1(a)
Merger Sub	Preamble
No-Shop Period Start Date	6.2(b)
Notice Period	6.2(f)(iv)
NYSE	3.3(b)
OMB New Plans	7.12(d)
OMB Non-Union Employees	7.12(b)
OMB Old Plans	7.12(d)
OMB Union Employees	7.12(b)
Option	2.3(a)
Option Cash Payment	2.3(a)
Outside Date	9.1(b)(i)
Parent	Preamble
Parent Alternative Financing	7.13(a)(iii)
Parent Maximum Liability Amount	9.2(d)(v)
Paying Agent	2.2(a)
Payment Fund	2.2(a)
Proxy Statement	3.11
Qualifying Transaction	9.2(b)(i)
Restated Certificate of Incorporation	1.5
Restricted Stock	2.3(b)
Repositioning Event	11.2
Rights	3.4(a)
SC New Plans	7.12(c)
SC Old Plans	7.12(c)
SC Non-Union Employees	7.12(a)
SC Union Employees	7.12(a)
Securities Act	3.5(a)
Share Unit	2.3(c)
Share Unit Payment	2.3(c)
Shares	Recitals
SOX	3.5(a)

Term	Section
Special Meeting	7.2
Stockholder Approval	3.2(b)
Suppliers	3.21
Surviving Corporation	1.1
Takeover Laws	3.2(a)
Transaction Claim	6.1(b)(xviii)
WARN Act	3.14(b)

Section 11.2 Certain Terms Defined. The following terms shall have the meanings set forth below for purposes of this Agreement:

“Acceptable Confidentiality Agreement” means any confidentiality agreement between the Company and the Person making the Company Takeover Proposal having provisions substantially similar to and on the terms no less favorable to the Company than the provisions of the Confidentiality Agreement (including, for the avoidance of doubt, standstill provisions no less favorable to the Company than those contained in the Confidentiality Agreement).

“Action” means any and all claims (including any cross-claim or counterclaim), causes of action, suits, charges, complaints, litigation, demands, arbitration, proceedings (including any civil, criminal, administrative, investigative or appellate proceeding), hearings, inquiries, investigations, audits and disputes, whenever or however arising.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise; provided, that (other than in the case of the definition of “Parent Non-Recourse Persons”, ARTICLE IX and Section 10.11) that in no event shall Parent, Merger Sub or any of its Subsidiaries be considered an Affiliate of any portfolio company or investment fund (excluding investment funds focused on private equity) affiliated with Apollo Global Management, LLC, nor shall any portfolio company or investment fund (excluding investment funds focused on private equity) affiliated with Apollo Global Management, LLC, be considered to be an Affiliate of Parent, Merger Sub or any of its Subsidiaries. For the avoidance of doubt, following the Closing, Affiliates of Carve-out Buyer shall include those entities comprising the SC Business acquired by Carve-out Buyer pursuant to the Carve-out Transaction.

“Anti-Corruption Laws” means all applicable Laws related to anti-corruption, anti-bribery and anti-money laundering.

“AO Business” means the specialty functional additives and chemicals business operated and conducted by the Company and its Subsidiaries and the assets held by the Company and its Subsidiaries used or held for use in connection therewith.

“Business” means the business of the Company and its Subsidiaries, taken as a whole, as of the date hereof.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law or Order to close.

“Canadian Subsidiaries” means EaglePicher Energy Products ULC and OMG Belleville Limited.

“Carve-out Buyer Material Adverse Effect” means an event or effect that prevents or materially delays or materially impairs the ability of Carve-out Buyer to consummate the Transactions (other than the Merger) and the Carve-out Transaction.

“Carve-out Buyer Non-Recourse Persons” means Carve-out Buyer, Guarantor P, Carve-out Buyer’s Financing Sources or any other financing source of Carve-out Buyer or Guarantor P, or, in each case, any of their respective affiliates, and any of their respective former, current or future, direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys, advisors or other Representatives, or any of their respective successors or assigns.

“Carve-out Buyer Specified Approvals” means those approvals that relate to Transaction set forth as items 5 (United States), 8 (Germany) and 1 (China) on Section 11.2 of the Company Disclosure Letter.

“Carve-out Buyer Transaction Documents” means, collectively, this Agreement, the Carve-out Buyer Debt Commitment Letter, the Limited Guaranty, the Carve-out Purchase Agreement, the Interim Agreement and any other documents, instruments and agreements contemplated hereby or thereby.

“Carve-out Purchase Agreement” means the Purchase and Separation Agreement, dated the date hereof, between Carve-out Buyer and Parent.

“COB Expenses” means reasonable and documented out of pocket fees and expenses incurred by Carve-Out Buyer and its respective Affiliates in connection with this Agreement and the Transactions (including all fees and expenses of Financing Sources, counsel, accountants, investment banks, advisors and consultants to Carve-Out Buyer), up to $7,500,000.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to, or which is intended to or is reasonably likely to lead to, any Company Takeover Proposal; provided, that for purposes of this definition, an Acceptable Confidentiality Agreement shall not be deemed to be a Company Acquisition Agreement.

“Company Expenses” means the reasonable and documented out of pocket fees and expenses incurred by the Company and its Affiliates in connection with this Agreement and the Transactions (including all fees and expenses of counsel, accountants, investment banks, advisors and consultants to the Company), up to $7,500,000; provided that if such expense reimbursement is solely as a result of the failure to receive the Carve-out Buyer Specified Approval with respect to China, such amount will be capped at $3,750,000.

“Company Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other incentive, compensation, severance, employment, change-in-control, retention, fringe benefit, bonus, savings, retirement, deferred compensation, pension, health, medical, welfare, disability, insurance, profit participation, tax gross up, vacation, equity purchase, equity option, equity appreciation, phantom equity, commission or other compensation or benefit plan, agreement, arrangement, program, policy or Contract, whether or not subject to ERISA (including any related funding mechanism), written or unwritten, in each case other than a “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), under which (i) any current or former employee, officer or director, contractor or consultant of the Company or any of its Subsidiaries has any present or future right to benefits and which are entered into, contributed to, sponsored by or maintained by the Company or any of its Subsidiaries, or (ii) the Company or any of its Subsidiaries has any present or future liability, whether actual or contingent or direct or indirect.

“Company Securityholders” means the holders of Shares, the holders of Options as of immediately prior to the Effective Time, the holders of Restricted Stock as of immediately prior to the Effective Time and the holders of Share Units as of immediately prior to the Effective Time.

“Company Stock Plans” means the Company’s 1998 Omnibus Long-Term Incentive Compensation Plan, 2002 Stock Incentive Plan, 2007 Incentive Compensation Plan and 2014 Equity and Incentive Compensation Plan, and that certain Stock Option Agreement, dated as of June 13, 2005, by and between the Company and Joseph M. Scaminace, in each case as amended.

“Company Superior Proposal” means a bona fide, written Company Takeover Proposal, not solicited, received, initiated or facilitated in violation of Section 6.2, (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, (1) more than 50% of the Company Common Stock or (2) assets or businesses of the Company and its Subsidiaries representing more than 90% of the consolidated assets, revenues or net income of the Company and its Subsidiaries, in each case, for consideration consisting of cash and/or securities that is reasonably capable of being completed as proposed on a timely basis, after taking into account (A) all financial, legal, regulatory and other aspects of such Company Takeover Proposal, including all conditions contained therein and any termination fees, expense reimbursement provisions and whether such Company Takeover Proposal is fully financed, and (B) the identity of the Person making such Company Takeover Proposal, and (ii) that the Company Board determines in good faith, after consultation with legal counsel and its financial advisor (taking into account all relevant factors (including all the terms and conditions of such Company Takeover Proposal, the Financing and this Agreement, including any changes to this Agreement proposed by Parent in response to a Company Takeover Proposal), is more favorable to the stockholders of the Company than the Merger.

“Company Takeover Proposal” means (i) any bona fide inquiry, proposal or offer for or with respect to a merger, consolidation, business combination, recapitalization, reorganization, exchange or tender offer, share exchange, joint venture, dissolution, liquidation or other similar transaction involving the Company or any of its Subsidiaries, (ii) any bona fide inquiry, proposal or offer to acquire in any manner, in a single transaction or a series of related transactions, directly or indirectly, more than 15% of the outstanding Company Common Stock, (iii) any inquiry, proposal or offer to acquire in any manner (including the acquisition of stock in any Subsidiary of the Company, or any sale, lease, exchange, mortgage or other disposition), in a single transaction or a series of related transactions, directly or indirectly, assets or businesses of the Company and its Subsidiaries representing more than 15% of the consolidated assets, revenues or net income of the Company and its Subsidiaries or (iv) any combination of the foregoing, in each case, other than the Merger.

“Compliant” means, with respect to the Required Information, that such Required Information when taken as a whole (x) does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries, (y) does not omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make the statements in such Required Information not materially misleading in light of the circumstances under which they were made or (z) would not be deemed stale or otherwise be unusable under customary practices in the syndication of senior secured credit facilities.

“Confidentiality Agreement” means, collectively, (i) the Confidentiality Agreement, dated November 20, 2014, between the Company and Carve-out Buyer, and (ii) the Confidentiality Agreement, dated November 20, 2014, between the Company and an Affiliate of Parent.

“Contract” means any loan, guarantee of indebtedness or credit agreement, debenture, note, bond, mortgage, indenture, guarantee, license, deed of trust, lease, purchase or sale order or other contract, commitment, agreement, instrument, legally binding obligation, arrangement, understanding, undertaking, concession or franchise, whether written or oral (each, including all amendments, modifications, supplements or restatements thereto).

“Debt Financing” means the arrangement and borrowing of any credit facilities and the offering of debt securities pursuant to the Debt Commitment Letter (including any Parent Alternative Financing contemplated by Section 7.13(a)(iii)) or Carve-out Buyer Debt Commitment Letter (including any Carve-out Buyer Alternative Financing contemplated by Section 7.13(b)(iii)).

“EC Business” means the electronic and industrial applications business operated and conducted by the Company and its Subsidiaries and the assets held by the Company and its Subsidiaries used or held for use in connection therewith.

“Economic Sanctions Laws” means all applicable Laws relating to anti-terrorism, export controls, and sanctions targets, including prohibited or restricted international trade and financial transactions and lists maintained by Governmental Entities targeting certain countries, territories, entities or persons, and all Authorizations issued pursuant to such Laws.

“Encumbrance” means any security interest, pledge, mortgage, lien, claim, equity, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, encroachment or other survey defect, covenant, restriction, charge or other encumbrance of any kind, whether voluntarily occurred or arising by operation of Law.

“Environmental Laws” means all Laws relating to the protection of the environment or natural resources, including the ambient air, soil, surface water or groundwater, or relating to the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, or protection of human health from exposure to, Materials of Environmental Concern.

“Environmental Permits” means all material grants, licenses, authorizations, permits, easements, variances, exceptions, consents, certificates, approvals and orders required under applicable Environmental Laws, necessary for the Company and each of its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted.

“EPT Business” means the battery technologies and energy storage solutions business operated and conducted by the Company and its Subsidiaries and the assets held by the Company and its Subsidiaries used or held for use in connection therewith.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person would be deemed a “single employer” within the meaning of Section 414 of the Code or Sections 3(5) or 4001(b)(1) of ERISA, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.

“ERISA Affiliate Liability” means any Liability of the Company or any of its Subsidiaries under or in respect of any employee benefit plan pursuant to any statute or regulation that imposes Liability on a “controlled group” or similar basis, as a result of the Company or any of its Subsidiaries being treated as a “single employer” within the meaning of Section 414 of the Code or Sections 3(5) or 4001(b)(1) of ERISA, or the regulations promulgated thereunder with respect to any other Person.

“Excluded Party” means any Person, or group of Persons from whom the Company or any of its Representatives has received, prior to the No-Shop Period Start Date, a Company Takeover Proposal that the Company Board or duly constituted or authorized committee thereof determines, in good faith, prior to or as of the No-Shop Period Start Date and after consultation with its financial advisors and legal counsel, constitutes or could reasonably be expected to lead to a Company Superior Proposal.

“Facility” means the Hanau German Facility.

“Financing” means, collectively or individually, as the context may require, (i) the Parent Equity Financing and the Parent’s Debt Financing contemplated by the Debt Commitment Letter (including any Parent Alternative Financing contemplated by Section 7.13(a)(iii)) and (ii) the Carve-out Buyer’s Debt Financing contemplated by the Carve-out Buyer Debt Commitment Letter (including any Carve-out Buyer Alternative Financing contemplated by Section 7.13(b)(iii)).

“Financing Sources” means the Persons that have entered or will enter into agreements with Parent or Carve-out Buyer in connection with the Debt Financing, and any joinder agreements, indentures or credit agreements entered into pursuant thereto, including the agents, arrangers, lenders and other entities that have committed to provide or arrange all or part of the Debt Financing, together with their respective general or limited partners, direct or indirect shareholders, managers, members, Affiliates, officers, directors, employees, agents, representatives, successors and assigns; provided, however, in no event shall Guarantor A, Guarantor P, any party to the Equity Commitment Letter, Parent, Carve-out Buyer or their respective Affiliates or Subsidiaries constitute a Financing Source.

“General Enforceability Exceptions” means (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (ii) any legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes).

“Government Bid” means any offer to sell made by the Company or any Subsidiary of the Company prior to the Closing Date which, if accepted, would result in a Government Contract.

“Government Contract” means any Contract between the Company or any Subsidiary of the Company, on the one hand, and (i) any Governmental Entity, (ii) any prime contractor of a Governmental Entity in its capacity as a prime contractor to any Governmental Entity, or (iii) any subcontractor at any tier with respect to any Contract of a type described in clauses (i) or (ii) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Guarantor A” means, collectively, Apollo Investment Fund VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P. and Apollo Overseas Partners VIII, L.P.

“Indebtedness” of any Person means (a) all indebtedness for borrowed money and (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument.

“Indemnified Party” means each current and former director or officer of the Company or any Subsidiary or any person who, while a director or officer of the Company or its Subsidiaries, serves or served at the request of the Company or any Subsidiary as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, together with such person’s heirs, executors or administrators.

“Intellectual Property Rights” means United States or foreign intellectual property, whether registrable or otherwise, including (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, provisionals, extensions and reexaminations thereof, (ii) trademarks, service marks, logos, trade names, corporate names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrights, mask works and designs, and copyrightable works and all applications and registrations in connection with any of the foregoing, (iv) inventions and discoveries (whether patentable or not), industrial designs, trade secrets, confidential information and know-how, (v) computer software (including all databases, source code, object code, specifications, designs and related documentation), (vi) uniform resource locators, web site addresses, social media accounts and Internet domain names, and registrations therefor, (vii) moral and economic rights of authors and inventors and (viii) all other proprietary rights including the right to claim for damages in connection with any infringement of any of the foregoing intellectual property, whether now known or hereafter recognized in any jurisdiction, and in each case for the full duration of such rights, including any renewals or extensions thereof.

“Interim Agreement” means the Interim Agreement, dated the date hereof, between Carve-out Buyer, Parent and Merger Sub.

“IRS” means the Internal Revenue Service.

“ITA” means the Income Tax Act (Canada) and the regulations thereunder, as amended.

“IT Systems” means all software, computers, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third party software or systems) owned, licensed or leased by the Company and its Subsidiaries.

“Knowledge” means (i) with respect to Parent, the actual knowledge (without independent inquiry or investigation) of the executive officers of Parent, (ii) with respect to Carve-out Buyer, the actual knowledge (without independent inquiry or investigation) the executive officers of Carve-out Buyer and (iii) with respect to the Company and its Subsidiaries, the actual knowledge (after inquiry that that such person deems due and reasonably) of Joseph Scaminace, David Knowles, Christopher Hix, Valerie Gentile Sachs, Greg Griffith, Michael Johnson, and the President of each of the AO Business, the EPT Business, the EC Business, the VAC Business and the Photomasks Business.

“Law” means any law (including common law), judgment, decree, agency, requirement statute, code, ordinance, regulation, rule or Order of any Governmental Entity.

“Leased Real Property” means all material real property leased or subleased or otherwise used or occupied (whether as a tenant or subtenant) by the Company or any Subsidiary of the Company.

“Leases” means all leases, subleases, licenses, concessions and other Contracts (written or oral) and including all amendments and modifications thereto and all guaranties thereof pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Liability” means any debt, liability, commitment, duty or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, incurred or consequential, known or unknown and whether due or to become due, including those arising under any Law or Action and those arising under any Contract or otherwise, including any Tax liability or tort liability.

“Losses” means all losses, claims, costs, charges, expenses, fees (including reasonable fees of attorneys, consultants and advisors), Liabilities, settlement payments, awards, judgments, Taxes, fines, interests, awards, penalties, damages, demands, assessments or deficiencies of any kind.

“Marketing Period” means the first period of 20 consecutive calendar days after the date hereof (1) throughout and at the end of which Parent and Carve-out Buyer shall have the Required Information and such Required Information is Compliant (it being understood that if the Company shall in good faith reasonably believe that it has provided the Required Information and the Required Information is Compliant, it may deliver to Parent and Carve-out Buyer a written notice to that effect (stating when it believes the Required Information was delivered), in which case the Company shall be deemed to have delivered the Required Information unless Parent or Carve-out Buyer in good faith reasonably believe that the Company has not completed delivery of the Required Information or the Required Information is not Compliant and, within three Business Days after its receipt of such notice from the Company, Parent or Carve-out Buyer deliver a written notice to the Company to that effect (stating with itemized specificity which Required Information the Company has not delivered or is not Compliant) and, if the Company shall thereafter in good faith reasonably believe that it has provided such Required Information or that the Required Information is Compliant, it may deliver to Parent and Carve-out Buyer a written notice to that effect, in which case the Company shall be deemed to have delivered the Required Information unless Parent or Carve-out Buyer in good faith reasonably believe that the Company has not completed delivery of the such Required Information or the Required Information is not at that time Compliant and, within two Business Days after its receipt of such notice from the Company, Parent or Carve-out Buyer deliver a written notice to that effect (stating with itemized specificity which Required Information the Company has not delivered or is not Compliant)) and (2) that the conditions set forth in Section 8.1 and Section 8.2 (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing) shall be satisfied; provided, that (x) July 3, 2015, July 4, 2015, July 5, 2015, November 25, 2015, November 26, 2015, and November 27, 2015 shall not be calendar days for purposes of calculating the 20 consecutive day period, (y) such 20 consecutive day period shall have either ended on or prior to August 22, 2015, or, if such 20 consecutive day period has not ended on or prior to August 22, 2015, then such 20 consecutive day period shall commence no earlier than September 8, 2015, and (z) such 20 consecutive day period shall have either ended on or prior to December 18, 2015 or, if such period has not ended on or prior to December 18, 2015, then such period shall commence no earlier than January 4, 2016.

Notwithstanding anything in this definition to the contrary, (x) the Marketing Period shall end on any earlier date prior to the expiration of the 20 consecutive calendar day period described above if both Parent’s and Carve-out Buyer’s Debt Financing is consummated on such earlier date, (y) unless an event of the type described in clause (z) below occurs, the

“marketing period” described in the Debt Commitment Letter, with respect to Parent, and described in the Carve-out Buyer Debt Commitment Letter, with respect to Carve-out Buyer, shall have ended, so long as the conditions set forth in Section 8.1 and Section 8.2 (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing) have been satisfied, and (ii) the Marketing Period (without giving effect to this clause (x)) has been in full force and effect without interruption, and (z) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such 20 consecutive calendar day period: (i) the Company’s independent accountant shall have withdrawn its audit opinion with respect to any financial statements contained in the Company’s most recently filed Annual Report on Form 10-K, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by the independent accountant or another independent public accounting firm reasonably acceptable to Parent and Carve-out Buyer; (ii) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant SEC filing or filings have been amended; (iii) the Required Information provided at the commencement of the Marketing Period ceases to be Compliant during such 20 consecutive calendar day period; or (iv) the Company shall have been delinquent in filing any financial statement required to be filed with the SEC by the date required under the Exchange Act or the Securities Act, as applicable, in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, such delinquencies have been cured.

“Material Adverse Effect” means any fact, circumstance, development, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, developments, events, changes, effects, or occurrences, (i) that has or would reasonably be expected to have a material adverse effect on the operations, assets, Liabilities or financial or other condition of either (1) the SC Business, taken as a whole, or (2) the OMB Business, taken as a whole, but will not include facts, circumstances, developments, events, changes, effects or occurrences to the extent directly resulting from (A) any changes generally affecting economic or political conditions or in securities, credit, financial currency or other capital markets, (B) any changes in conditions generally affecting the principal industries in which the Company and its Subsidiaries operate, (C) any decline in the market price of the Company Common Stock (it being understood that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such decline in the market price of the Company Common Stock may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (D) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or revenues or earnings predictions or other financial or operating metrics for any period (it being understood that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (E) the execution and delivery of this Agreement or the public announcement pendency or consummation of the Merger or any of the other Transactions or Financing, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers, or partners, and any litigation arising from allegations of any breach of fiduciary duty relating to the approval by the Board of the Merger, (provided that the exception in this clause (E) shall not apply to any representation or warranty set forth in Article III that addresses the consequences of the execution or announcement of this Agreement or the consummation of the Transactions), (F) the outbreak or escalation of hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement or any other geopolitical condition, (G) the compliance by the Company of the terms of this Agreement or the taking of any action expressly required by the terms of this Agreement (H) any change in GAAP (or authoritative interpretations thereof), (I) any hurricane, tornado, flood, earthquake or other natural disaster, or (J) any item disclosed on the Company Disclosure Letter or in the Company SEC Documents filed not less than five Business Days prior to the date of this Agreement (excluding any disclosures set forth in the Company SEC Documents (x) under the captions “Risk Factors” or “Forward-Looking Statements” and (y) in any other section relating to forward-looking statements and any other similar disclosures included therein to the extent they are cautionary, protective, predictive or forward-looking in nature), except to the extent that any fact, circumstance, development, event, change, effect or occurrence related to or arising out of such items (including any Losses) was unknown or not reasonably foreseeable as of the date of this Agreement, which may be taken into account (to the extent otherwise permitted) in determining whether there has been a Material Adverse Effect; provided, however, that with respect to the immediately preceding clauses (A), (B), (F), (H) or (I) such facts, circumstances, developments, events, changes, effects, or occurrences shall be taken into account to the extent that they have a disproportionate effect on either (1) the SC Business, taken as a whole, or (2) the OMB Business, taken as a whole, in each case, compared to other companies operating in the principal industries in which the SC Business or the OMB Business, as the case may be, conduct their businesses. Notwithstanding the foregoing, “Material Adverse Effect” will not include any fact, circumstance, development, event, change, effect, or occurrence to the extent reasonably foreseeable and directly resulting from any labor dispute (including any strike, picketing, lockout, union organizing, labor effort, petitions, demands, corporate campaign, work slowdown or work stoppage) of the VAC Business at the Facility, in each case, that is a direct result of the Repositioning (a “Repositioning Event”).

“Materials of Environmental Concern” means any petroleum or petroleum product or byproduct, hazardous, acutely hazardous or toxic chemical, substance or waste, or pollutant or contaminant, in each case, as defined or regulated as such, and any other substance or material giving rise to liability, under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

“Non-Recourse Persons” means, collectively, the Parent Non-Recourse Persons and the Carve-out Buyer Non-Recourse Persons.

“OMB Business” means (i) the AO Business, (ii) the EPT Business and (iii) the VAC Business, taken as a whole.

“Order” means any order, judgment, ruling, injunction, assessment, award or decree of, or agreement with, any Governmental Entity.

“Owned Real Property” means all real property owned by the Company or any Subsidiary of the Company.

“Parent Expenses” means the reasonable and documented out of pocket fees and expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with this Agreement and the Transactions (including all fees and expenses of Financing Sources, counsel, accountants, investment banks, advisors and consultants to Parent and Merger Sub), up to $7,500,000.

“Parent Material Adverse Effect” means an event or effect that prevents or materially delays or materially impairs the ability of Parent or Merger Sub to consummate the Merger, the other Transactions and the Financing.

“Parent Non-Recourse Persons” means Parent, Merger Sub, Guarantor A, Parent’s Financing Sources or any other financing source of Parent, Merger Sub, Guarantor A or any of their respective affiliates, and any of their respective former, current or future, direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners, attorneys, advisors or other Representatives, or any of their respective successors or assigns.

“Parent Transaction Documents” means, collectively, this Agreement, the Equity Commitment Letter, the Debt Commitment Letter, the Limited Guaranty, the Carve-out Purchase Agreement, the Interim Agreement and any other documents, instruments and agreements contemplated hereby or thereby.

“Permitted Encumbrances” means: (i) Encumbrances for Taxes, assessments and governmental charges or levies imposed upon the Company that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves have been established on the most recent financial statements included in the Company SEC Documents, (ii) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business, (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company arising or incurred in the ordinary course of business consistent with past practice and securing obligations that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, (v) Encumbrances that relate to zoning, entitlement and other land use and environmental Laws, (vi) other imperfections or irregularities in title, charges, easements, survey exceptions, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property, (vii) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities in the ordinary course of developing or operating any Site, (viii) any Laws affecting any Site, (ix) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites, (x) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway; provided, however, that in the case of clauses (iv) through (ix), none of the foregoing secure payment of a sum of money or, individually or in the aggregate, materially adversely affect the continued use of the property to which they relate in the conduct of the business currently conducted thereon, and (xi) as to any Leased Real Property, any Encumbrance affecting the interest of the lessor thereof.

“Person” means a natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.

“Personal Data” means data, whether true or not, about an individual who can be identified from that data, or from that data and other information to which the Company or any of its Subsidiaries has or is likely to have access, including without limitation an individual’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers.

“Photomasks Business” means the photomasks business operated and conducted by the Company and its Subsidiaries and the assets held by the Company and its Subsidiaries used or held for use in connection therewith.

“Pro Rata Portion” means, as of the date that this Agreement is validly terminated in accordance with its terms, with respect to the allocation of the payment of the Termination Fee to Parent and Carve-out Buyer or the payment of the Reverse Termination Fee by Parent and Carve-out Buyer: (i) 72% of such amount to or from Parent and (ii) 28% of such amount to or from Carve-out Buyer.

“Related Party” means any current director, officer, senior employee or five percent stockholder of the Company or any of its Subsidiaries, and each such Person’s Affiliates or immediate family members.

“Representatives” means, with respect to any Person, such Person’s or its Subsidiaries’ officers, directors, executive level employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants and other representatives.

“Reverse Termination Fee” means a cash amount equal to $62,700,000.

“Repositioning” means the repositioning currently in process by the Company and its Subsidiaries of the VAC Business at the Facility.

“Required Information” means all financial statements, financial data, and other information of the Company and its Subsidiaries (including the SC Business and the OMB Business) of the type and form customarily included in marketing documents used to syndicate credit facilities of the type contemplated in the Debt Commitment Letter and the Carve-out Buyer Commitment letter and that is required by the Financing Sources, Parent or Carve-out Buyer to be delivered pursuant to paragraphs 4 and 5 of the Debt Commitment Letter or paragraph 6 and paragraph 7 of Exhibit C to the Carve-out Buyer Debt Commitment Letter (provided that the monthly unaudited financial information relating to the SC Business currently being provided by the Company to Carve-out Buyer shall be deemed to satisfy this definition with respect to the requirement by such paragraph 7 to deliver unaudited financial information relating to the SC Business, so long as such monthly unaudited financial information continues to be provided by the Company), in each case assuming that such syndication(s) of credit facilities were consummated at the same time during the Company’s fiscal year as such syndication(s) will be made.

“SC Business” means (i) the EC Business and (ii) the Photomasks Business, taken as a whole.

“SEC” means the United States Securities and Exchange Commission.

“Severance Plans” means the OM Group, Inc. Executive Severance Plan, the OM Group, Inc. Salaried Severance Plan, the EaglePicher Executive Severance Pay Plan and the EaglePicher Salary Employees Severance Pay Plan, each as amended from time to time.

“Site” means each location where the Company or any Subsidiary of the Company conducts business, including each Owned Real Property and Leased Real Property.

“Sole Discretion Provisions” means: Section 6.1(b)(i); Section 6.1(b)(ii); Section 6.1(b)(ii); Section 6.1(b)(iii); Section 6.1(b)(v)(G); Section 6.1(b)(x); Section 6.1(b)(xiii), Section 6.1(b)(xii); Section 6.1(b)(xvi); Section 6.1(b)(xx); Section 6.1(b)(xxiii); Section 6.1(b)(xxv) and Section 6.1(c).

“Specified Approvals” means those approvals set forth on Section 11.2 of the Company Disclosure Letter.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting rights and/or power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

“Tax” or “Taxes” means (i) all federal, state, local, provincial, municipal, foreign or other tax, similar levies, similar fees, imposts, duties, and similar governmental charges including all income, gross receipts, goods and services, branch, compensation, utility, production, escheat, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, fines or addition thereto, whether disputed or not, (ii) any and all liability for the payment of any items described in clause (i)

above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group and (iii) any and all liability for the payment of any amounts described in clause (i) or (ii) in respect of another Person pursuant to Contract or as transferee or successor.

“Tax Return” or “Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms, information returns, claims for refund, elections, information statements or other documents, filed or required to be filed with any Governmental Entity with respect to Taxes, including any amendments, supplements or schedules of any of the foregoing.

“Termination Fee” shall mean a cash amount equal to $36,575,000, except in the event that this Agreement is terminated by the Company pursuant to Section 9.1(c) prior to the No-Shop Period Start Date or after the No-Shop Period Start Date in order to enter into a definitive agreement with respect to a Company Takeover Proposal with an Excluded Party, “Termination Fee” shall mean an amount in cash equal to $18,300,000.

“Transactions” means the Merger, the Carve-out Transaction and the other transactions contemplated by this Agreement and the Transaction Documents other than the Financing.

“Transaction Documents” means, collectively, the Parent Transaction Documents, the Carve-out Buyer Transaction Documents and any other agreement or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder.

“VAC Business” means the high-end magnetic materials and applied products business operated and conducted by the Company and its Subsidiaries and the assets held by the Company and its Subsidiaries used or held for use in connection therewith.

“VAC Netherlands” means VAC Netherlands B.V.

Section 11.3 Other Definitional and Interpretative Provisions. The following provisions shall be applied wherever appropriate herein: (i) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used; (ii) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (iii) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (iv) all accounting terms not specifically defined herein shall be construed in accordance with GAAP; (v) this Agreement shall be deemed to have been drafted by the parties and this Agreement shall not be construed against any party as the principal draftsperson hereof; (vi) any references herein to a particular Section, Article, or Exhibit means a Section or Article of, or an Exhibit to, this Agreement unless another agreement is specified; (vii) all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall, when the context requires, be considered citations to such statutes, regulations, or provisions directly or indirectly superseding such statutes, regulations, or provisions and, in each case, all rules and regulations promulgated thereunder;

(viii) the Company Disclosure Letter is incorporated herein by reference and shall be considered part of this Agreement; (ix) the headings in this Agreement are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof; (x) unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion; (xi) “including” means “including, without limitation”; (xii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (xiii) reference to “dollars” or “$” shall be deemed reference to the lawful money of the United States of America; (xiv) the words “shall” and “will” may be used interchangeably herein and shall have the same meaning; and (xv) except as expressly provided in this Agreement to the contrary, in each instance in this Agreement, where the consent or approval of Parent or Merger Sub is required or contemplated, such consent or approval shall be deemed to require the consent or approval of Carve-out Buyer. Any capitalized terms used in any Exhibit or in the Company Disclosure Letter but not otherwise defined therein, shall have the meaning as defined in this Agreement. When determining whether the Company has breached Sections 6.1(a), 7.8, 7.13 or 7.14, any breach due directly to a Repositioning Event shall not be deemed a breach, unless (i) damages resulting directly from such breach individually, or together with all other such breaches in the aggregate, result in a Material Adverse Effect (without giving any effect to the last sentence thereof), or (ii) damages resulting indirectly from such breach individually, or together with all other such breaches in the aggregate, result in a failure of the condition in Section 8.2(b) to be satisfied. Notwithstanding anything to the contrary, under no circumstances shall Parent, Merger Sub or Carve-out Buyer be deemed to have breached or failed to perform any representation, warranty, covenant or agreement under this Agreement, including for all purposes under Article VIII and Article IX (and the exercise of any valid termination rights thereunder) nor shall Parent, Merger Sub or Carve-out Buyer (or any Non-Recourse Person) have, or be deemed to have, any Liability or obligation under this Agreement (whether for payment of all or any portion of the Reverse Termination Fee, monetary damages or otherwise), in each case, if such breach or failure to perform was due to one or more breaches or failures to perform by the Company or its Affiliates related to or arising from a Repositioning Event. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, the entirety of this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signatures on Following Page.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

DUKE ACQUISITION HOLDINGS, LLC

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	President

DUKE ACQUISITION, INC.

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	President

OM GROUP, INC.

By:	/s/ Joseph Scaminace
	Name:	Joseph Scaminace
	Title:	Chairman and CEO

MACDERMID AMERICAS ACQUISITIONS INC.

By:	/s/ Frank J. Monteiro
	Name:	Frank J. Monteiro
	Title:	President